Exhibit 99.3
PRO FORMA VALUATION REPORT
ALLIANCE BANCORP, INC
Broomall, Pennsylvania
PROPOSED HOLDING COMPANY FOR:
ALLIANCE BANK
Broomall, Pennsylvania
Dated As Of:
August 20, 2010
____________________
Prepared By:
RP® Financial, LC.
1100 North Glebe Road
Suite 1100
Arlington, Virginia 22201
____________________

RP® FINANCIAL, LC. Serving the Financial Services Industry Since 1988
August 20, 2010
Boards of Directors
Alliance MHC
Alliance Bancorp, Inc.
Alliance Bank
541 Lawrence Road
Broomall, Pennsylvania 19008
Members of the Boards of Directors:
     At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.
     This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), and applicable regulatory interpretations thereof.
Description of Plan of Conversion and Reorganization
     On August 11, 2010, the respective Boards of Directors of Alliance, MHC (the “MHC”), Alliance Bancorp, Inc. (“Alliance” or the “Company”) and Greater Delaware Valley Savings Bank d/b/a Alliance Bank, Broomall, Pennsylvania (the “Bank”) adopted a Plan of Conversion (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, Alliance, which currently owns a majority of the issued and outstanding common stock of the Company will be succeed by a Pennsylvania corporation with the name of Alliance Bancorp-New, Inc. Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Alliance or the Company. As of June 30, 2010, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 59.5% of the common stock (the “MHC Shares”) of Alliance Bancorp. The remaining 40.5% of Alliance Bancorp common stock is owned by public stockholders.
     It is our understanding that Alliance Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering and/or a syndicated community offering to the public at large.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
August 20, 2010

     Upon completing the mutual-to-stock conversion and stock offering (the “Second-Step Conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of Alliance will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.
RP® Financial, LC.
     RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.
Valuation Methodology
     In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2005 through December 31, 2009 and unaudited financial information through June 30, 2010, and due diligence related discussions with the Company’s management; Parente Beard LLC., the Company’s independent auditor; Elias, Matz, Tiernan & Herrick L.L.P., the Company’s conversion counsel; and Stifel Nicolaus Weisel, Incorporated, the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.
     We have investigated the competitive environment within which Alliance operates and have assessed Alliance’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Alliance and the industry as a whole. We have analyzed the potential effects of the stock conversion on Alliance’s operating characteristics and financial performance as they relate to the pro forma market value of Alliance. We have analyzed the assets held by the MHC, which will be consolidated with Alliance’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Alliance’s financial performance and condition with selected thrift holding companies in accordance with the Valuation Guideline. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step

Boards of Directors
August 20, 2010

conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.
     The Appraisal is based on Alliance’s representation that the information contained in the regulatory applications and additional information furnished to us by Alliance and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Alliance, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Alliance. The valuation considers Alliance only as a going concern and should not be considered as an indication of Alliance’s liquidation value.
     Our appraised value is predicated on a continuation of the current operating environment for Alliance and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Alliance’s’ stock alone. It is our understanding that there are no current plans for selling control of Alliance following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.
     The estimated pro forma market value is defined as the price at which Alliance’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.
Valuation Conclusion
     It is our opinion that, as of August 20, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering — including (1) the shares to be issued publicly representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of Alliance — was $52,084,490 at the midpoint, equal to 5,208,449 shares at $10.00 per share.
Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, Alliance and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.7801 shares of the Company for every one public share held

Boards of Directors
August 20, 2010

by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.6631 at the minimum, 0.8971 at the maximum and 1.0317 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio. The resulting range of value pursuant to regulatory guidelines, the corresponding number of shares based on the Board approved $10.00 per share offering price, and the resulting exchange ratios are shown below.

			Exchange Shares
		Offering	Issued to the	Exchange
	Total Shares	Shares	Public Shareholders	Ratio
				(x)
Shares
Super Maximum	6,888,173	4,099,750	2,788,423	1.0317
Maximum	5,989,716	3,565,000	2,424,716	0.8971
Midpoint	5,208,449	3,100,000	2,108,449	0.7801
Minimum	4,427,182	2,635,000	1,792,182	0.6631

Distribution of Shares
Super Maximum	100.00%	59.52%	40.48%
Maximum	100.00%	59.52%	40.48%
Midpoint	100.00%	59.52%	40.48%
Minimum	100.00%	59.52%	40.48%

Aggregate Market Value(1)
Super Maximum	$68,881,730	$40,997,500	$27,884,230
Maximum	$59,897,160	$35,650,000	$24,247,160
Midpoint	$52,084,490	$31,000,000	$21,084,490
Minimum	$44,271,820	$26,350,000	$17,921,820

(1)	Based on offering price of $10.00 per share.
Limiting Factors and Considerations
     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Alliance Financial immediately upon issuance of the stock and does not take into

Boards of Directors
August 20, 2010

account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.
     RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Alliance as of June 30, 2010 the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of Alliance and the exchange of the public shares for newly issued shares of Alliance Financial common stock as a full public company was determined independently by the Boards of Directors of the MHC, Alliance and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.
     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.
     This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Alliance, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Alliance’s stock offering.
Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

James P. Hennessey
Director

RP® Financial, LC.	TABLE OF CONTENTS
i
TABLE OF CONTENTS
ALLIANCE BANCORP, INC.
ALLIANCE BANK
Broomall, Pennsylvania

PAGE
DESCRIPTION		NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion and Reorganization		I.2
Purpose of the Reorganization		I.3
Alliance Mutual Holding Company		I.4
Strategic Overview		I.4
Balance Sheet Trends		I.8
Income and Expense Trends		I.13
Interest Rate Risk Management		I.17
Lending Activities and Strategy		I.18
Loan Purchases and Sales		I.20
Asset Quality		I.21
Funding Composition and Strategy		I.22
Subsidiary		I.22
Legal Proceedings		I.23

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
Market Area Demographics		II.4
Summary of Local Economy		II.6
Unemployment Trends		II.9
Market Area Deposit Characteristics		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.11
Credit Risk		III.13
Interest Rate Risk		III.13
Summary		III.16

PAGE
DESCRIPTION		NUMBER
CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.5
4. Primary Market Area		IV.5
5. Dividends		IV.5
6. Liquidity of the Shares		IV.6
7. Marketing of the Issue		IV.7
A. The Public Market		IV.7
B. The New Issue Market		IV.13
C. The Acquisition Market		IV.17
D. Trading in Alliance’s Stock		IV.17
8. Management		IV.18
9. Effect of Government Regulation and Regulatory Reform		IV.18
Summary of Adjustments		IV.18
Valuation Approaches		IV.19
1. Price-to-Earnings (“P/E”)		IV.21
2. Price-to-Book (“P/B”)		IV.24
3. Price-to-Assets (“P/A”)		IV.24
Comparison to Recent Offerings		IV.24
Valuation Conclusion		IV.25
Establishment of the Exchange Ratio		IV.25

RP® Financial, LC.	LIST OF TABLES
iii
LIST OF TABLES
ALLIANCE BANCORP, INC
ALLIANCE BANK
Broomall, Pennsylvania

TABLE
NUMBER	DESCRIPTION	PAGE
1.1	Mutual Holding Company Financial Statements	I.5
1.2	Historical Balance Sheet	I.9
1.3	Historical Income Statements	I.14

2.1	Map of Branch Locations	II.3
2.2	Summary Demographic Data	II.5
2.3	Market Area Largest Employers	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Credit Risk Measures and Related Information	III.14
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.15

4.1	Pricing Characteristics: Recent Conversions Completed	IV.15
4.2	Market Pricing Comparatives	IV.16
4.3	Public Market Pricing	IV.23

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1
I. OVERVIEW AND FINANCIAL ANALYSIS
Introduction
     Alliance Bank (“Alliance Bank” or “the Bank”) was originally chartered under federal law in 1938 as First Federal Savings and Loan Association of Upper Darby and changed its name to Greater Delaware Valley Federal Savings and Loan Association in 1956. Headquartered in the city of Broomall, the Bank converted to a Pennsylvania-chartered savings association in 1958 and changed its name to Greater Delaware Valley Savings and Loan Association. The Bank converted to its present savings bank charter in 1991. Effective March 3, 1995, the Bank converted to a stock savings bank in connection with a mutual holding company reorganization whereby Greater Delaware Valley Holdings, a mutual company, became the Bank’s mutual holding company (“the MHC”). Since April 1997, Greater Delaware Valley Savings Bank has been doing business as Alliance in the city of Broomall, Pennsylvania.
     As referenced above, the Bank converted to a stock savings bank in 1995 in connection with a mutual holding MHC reorganization whereby the Bank became a wholly-owned subsidiary of the MHC. In conjunction with the reorganization into a mutual holding company structure, the Bank transferred $100,000 of retained earnings to the MHC. At the same time, the Bank converted to a state-chartered stock savings bank with the MHC owning a majority ownership interest in the Bank (80.0%) and public shareholders owning the balance of the shares outstanding (20.0%).
     On January 30, 2007, the Bank completed its reorganization to a mid-tier holding company structure and the sale by the mid-tier company, Alliance Bancorp, Inc. of Pennsylvania (“Alliance Bancorp” or the “Company”), of shares of its common stock. In the reorganization and offering, the Company sold 1,807,339 shares of common stock at a purchase price of $10.00 per share and issued 5,417,661 shares of common stock in exchange for former outstanding shares of the Bank. Each share of the Bank’s common stock was converted into 2.09945 shares of the Company’s common stock. The offering resulted in approximately $16.5 million in net proceeds to the Company. The most significant asset of the Company is the stock of the Bank. At August 20, 2010, due to purchases of treasury stock, the Holding Company owns 59.5% of the outstanding common stock of Alliance Bancorp and the minority public shareholders own the remaining 40.5%.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2
     The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). Alliance Bank is subject to extensive regulation, supervision and examination by the Pennsylvania Department of Banking (the “Department”) and by the FDIC. The MHC and the Company (currently and prospectively) are subject to regulation and supervision of the Office of Thrift Supervision
     Alliance operates nine banking offices located in Delaware and Chester Counties, outside of Philadelphia. The Bank’s primary business consists of attracting deposits from the general public and using those funds, together with funds we borrow, to originate loans to our customers and invest in securities such as U.S. Government and agency securities, mortgage-backed securities (“MBS”) and municipal obligations. At June 30, 2010, the Company had $448.4 million of total assets, $381.2 million of total deposits, $283.0 million in loans, and stockholders’ equity of $48.6 million, or 10.8% of total assets. For the twelve months ended June 30, 2010, the Company reported net income equal to $999,000, for a return on average assets equal to 0.22%. The Company’s audited financial statements are included by reference as Exhibit I-1.
Plan of Conversion and Reorganization
     On August 11, 2010, Alliance announced that the Boards of Directors of the MHC, Alliance and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which Alliance will convert from the three-tier MHC structure to the full stock holding company structure and concurrently conduct a second-step conversion offering (“Second Step Conversion” or “Offering”) that will include the sale of the MHC’s ownership interest in Alliance. Pursuant to the Plan of Conversion, Alliance Bancorp, Inc. will be succeeded by a new Pennsylvania chartered stock corporation of the same name. The new company will sell shares of its common stock to the Bank’s eligible account holders and employee stock ownership plan and to members of the general public in a subscription and community offering, subject to the priorities in the plan. The Company will also issue exchange shares of its common stock to the public shareholders pursuant to an exchange ratio that will result in the same aggregate ownership percentage as immediately before the Offering.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3
Purpose of the Reorganization
     The Second Step Conversion will increase the capital level to support further expansion, improve the overall competitive position of the Company in the local market area, enhance profitability and reduce interest rate risk. Importantly, the additional equity will provide a larger capital base for continued growth and diversification, as well as increase the lending capability of the Company, including the funds available for lending and the ability to service larger commercial relationships. Future growth opportunities are expected through the current branch network as well as through de novo branching in the regional markets served. Additionally, the Company anticipates that growth opportunities will result from regional bank consolidation in the local market, particularly in the current economic and operating environment, and the resulting fallout of customers who are attracted to the Company’s customer service and various products. The Second Step Conversion should facilitate the Company’s ability to pursue such acquisitions through increased capital as well as the ability to use common stock as merger consideration. Further, the Second Step Conversion will increase the public ownership, which is expected to improve the liquidity of the common stock.
     The projected use of stock proceeds is highlighted below.
•	The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be invested initially into high quality investment securities with short- to intermediate-term maturities, generally consistent with the current investment mix. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.
•	The Bank. The balance of the net Offering proceeds, currently targeted to equal 50% of the total net proceeds, will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer-term deployment, i.e., funding lending activities, general corporate purposes and/or expansion and diversification.
     The Company expects to continue to pursue a controlled growth strategy, leveraging its strong pro forma capital, growing primarily through the current delivery channels. If appropriate,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4
Alliance may also consider various capital management strategies to assist in the long run objective of increasing return on equity (“ROE”).
Alliance Mutual Holding Company
     The MHC balance sheet and annualized income statement for the three months ended June 30, 2010, is shown on the following page. Pursuant to the structure of the Second Step Conversion, the assets and liabilities of the MHC will be merged with the Company resulting in a net increase to capital of $6.9 million. Additionally, there are intercompany income and expenses between the Company and the MHC which will be eliminated upon consolidation of the Company and MHC at the completion of the Second Step Conversion, including rental income paid by the Company to the MHC as well as directors’ retirement plan expense, office building depreciation and management fees currently incurred by the MHC. These income and expense items will require adjustment to the valuation earnings base on a tax effected basis in the valuation section to follow.
Strategic Overview
     Throughout much of its corporate history, the Company’s strategic focus has been that of a community oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in Delaware and Chester Counties, as well as other nearby areas in Philadelphia and the surrounding suburban areas. In this regard, the Company has historically pursued a portfolio residential lending strategy typical of a thrift institution, with a moderate level of diversification into commercial real estate lending. Since 1997, the Company sought to gradually restructure the loan portfolio to include a greater proportion of commercial mortgage loans and, to a lesser extent, multi-family mortgage and non-mortgage loans. In this regard, the Company has emphasized high quality and flexible service, capitalizing on its local orientation and expanded array of products and services. Accordingly, the Company’s lending operations consists of two principal segments, as follows: (1) residential mortgage lending; and (2) commercial mortgage lending in conjunction with the intensified efforts to become a full-service community bank.
     In recognition of the risks involved in commercial lending, the Company has bolstered the loan department staffing, both in terms of loan officers and the credit administration area in order to expand the commercial mortgage portfolio. Additionally, management has developed

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5
Table 1.1
Alliance Mutual Holding Company
Parent Company Only Balance Sheet and Income Statement
As of June 30, 2010
Balance Sheet

Amount
($000)
Assets:
Cash on Deposit at Alliance Bank	$3,908
Investments (AFS)	378
Property and Equipment (net)	2,055
Other Assets	668
Investment in Alliance Bancorp	28,820

Total Assets	$35,829

Liabilities and Stockholders’ Equity
Liabilities	$80
Stockholders’ Equity	35,749

Total Liabilities and Stockholders’ Equity	$35,829

Net Assets of MHC (1)	$6,929

(1)	Assets less liabilities excluding investment in Alliance Bancorp.
Income Statement

Annualized
Amount (2)
($000)
Income:
Interest Income	$16
Rental Income (3)	42
Equity Income in Alliance Bancorp	186

Total Income	$244

Expenses:
Directors Retirement Plan (3)	$14
Office Building Depreciation (3)	13
Management Fee Expense (3)	336
Loss on Sale of Investments	481

Total Expense	$845
Pre-Tax Income	$(601)
Income Tax Benefit	$(264)

Net Income	(337)

(2)	For the three months ended June 30, 2010.
(3)	Intercompany account which will be eliminated upon completion of the second step conversion.
Source: Alliance Mutual Holding Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6
extensive policies and procedures pertaining to credit standards and the administration of commercial accounts. As a result, the portfolio balance of commercial real estate (“CRE”) mortgage loans as well as construction & land loans has increased. Specifically, these loans totaled $161.0 million, or 56.0% of total loans at June 30, 2010. Moreover, in recent years, the commercial real estate loan portfolio has accounted for the majority of the growth in the loan portfolio. Growth in commercial real estate lending is expected to continue as such loans will continue to be emphasized by the Company.
     Despite the commercial lending emphasis, residential mortgage loans continue to comprise a significant segment of the loan portfolio, and equaled $110.4 million, or 38.4% of total loans as of June 30, 2010. The Company’s residential mortgage loans are originated internally by the Bank loan officers as well as brokers and correspondent lenders on a limited basis as long as they meet the Company’s underwriting criteria. Due to interest rate risk considerations, the Company generally limits investment in longer term fixed rate residential mortgage loan originations (i.e., greater than 15 year maturities) to important customer relationships with the focus of fixed rate lending on loans with maturities of 15 years or less. In addition, while the Company offers hybrid loans which adjust annually after an initial period of fixed rates (i.e., fixed for anywhere from three to ten years), the Company has only originated a small amount of such loans in recent periods.
     The Company’s loan portfolio balance has realized comparatively modest growth overall reflecting in part, the impact of the recessionary environment over the last several years which has limited demand for high quality commercial mortgage loans. Additionally, the low interest rate environment has changed the market for residential mortgage loans to a predominately long term fixed rate market (i.e., 20 and 30 year fixed rate loans) which the Company restricts owing to interest rate considerations since it is a portfolio lender with respect to residential mortgage loans.
     The Company’s cash, liquidity and securities portfolios consist of interest-earning deposits and short- to intermediate-term investment securities and MBS, the majority of which are currently classified as available for sale (“AFS”). The Company’s general balance sheet objective is to deploy funds primarily into loans and maintain moderate balances of cash and investments, given the higher yields typically available on loans.
     Retail deposits have consistently served as the primary interest-bearing funding source for the Company. In recent years, deposit growth has been moderate based on the Company’s

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7
limited need for funds as a result of the modest available asset investment opportunities. As of June 30, 2010, certificate of deposits (“CDs”) represented the largest portion of the Company’s deposit accounts at more than two-thirds of total deposits. Savings accounts and interest checking have been increasing in proportion to total deposits while growth of non-interest checking and money market accounts has been limited. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances and collateralized commercial sweep accounts constitute the Company’s principal source of borrowings. The majority of the Company’s FHLB advances have fixed rates. Given the recent environment which has limited the ability to grow, the Company has been retiring maturing borrowed funds such that the balance of FHLB will be repaid in the third calendar quarter of fiscal 2010.
     The post-offering business plan of the Company is expected to continue to focus on products and services which have been the Company’s emphasis in recent years. The increased capital from the offering is expected to facilitate additional balance sheet growth, leveraging of operating expenses and infrastructure investments. The new capital will increase the Company’s competitive posture and financial strength. In terms of specific strategies, the Company plans to undertake the following as key elements to its business plan:
•	Expanding the Company’s market presence through intensive marketing (i.e., television, print media and outdoor sign marketing campaigns) and by developing strong customer relationships through the Customer First® approach which has been trademarked by the Company. In this regard, the Company is seeking to more fully develop its customer relationships through sales and service in order to maximize the number of Alliance products and services utilized by each household;
•	Continuing to emphasize the marketing and development of commercial account relationships, both with respect to lending and deposits. In this regard, the Company’s approach will be to continue to build commercial relationships through sales and marketing efforts, particularly by the Company’s senior management and loan officers. An additional benefit of the additional capital raised in the Second Step Conversion will be that Alliance will be able to accommodate larger account relationships (this benefit is not a primary driver for the effort to complete the Offering);
•	Enhance the branch office delivery system, both by continuing to upgrade existing branches (one office may likely be relocated) and through branch expansion. At present, the Company is targeting to establish one additional branch per year over the two years following the Second Step Conversion though the locations have yet to be identified. Likewise, acquisitions of branches or whole institutions which provide consolidation of the existing branch coverage or

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8
which represent logical extensions of the branch banking market will be considered though none are planned at this time; and

•	The Company will also evaluate the introduction of new products and services consistent with its efforts to increase the penetration of the customer base in terms of the number of products and services provided to each customer. Such products and services will likely be in both the loan and deposit areas and could also include non-traditional products such as wealth management and insurance services and products.
Balance Sheet Trends
     The Company’s recent operating strategy is evidenced in Table 1.2. Since December 31, 2005, total assets increased at a 3.21% compounded annual rate, expanding from $389.0 million to $448.4 million as of June 30, 2010. During 2010, assets have declined by approximately $16 million owing to the Company’s repayment of maturing borrowed funds and a concurrent reduction of cash and investments. Loans have realized a faster growth rate than total assets and thus, increased in proportion to total assets, from 57.7% at December 31, 2005, to 63.1% at June 30, 2010. Specifically, loans have increased at a 5.3% annual rate over the period from the end of fiscal 2005 through June 30, 2010, while investment securities decreased at a 7.7% annual rate, decreasing from 18.5% of total assets at the end of fiscal 2005 to 11.2% of assets as of June 30, 2010.
     The Company’s assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have historically comprised the majority of funding liabilities, and increased at an annual rate of 5.7% since the end of fiscal 2005. The mix of the Company’s deposit base have changed considerably over this period, as borrowed funds have steadily decreased since 2005 (by 26.5% annually), as the Company sought to build customer relationships and limit the utilization of more expensive borrowings. As borrowings were retired in recent years, they were been replaced by funds generated through CD’s.
     Annual equity growth equaled 8.2% since the end of fiscal 2005. The majority of the equity growth was attributable to the completion of the additional stock issuance in fiscal 2007, which increased equity by the $16.5 million of net proceeds raised. Subsequently, capital has diminished as capital management strategies (i.e., dividends and share repurchases by the Company) more than offset the capital growth provided by interim period earnings. Accordingly, the Company’s capital ratio has diminished from 12.1% at the end of fiscal 2007, to 10.8% as of June 30, 2010. Going forward, the post-Offering equity growth rate is expected to be impacted

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I.9
Table 1.2
Alliance Bancorp, Inc.
Historical Balance Sheet Data

													12/31/05-
													6/30/10
	At Fiscal Year Ended December 31,										As of		Annual
	2005		2006		2007		2008		2009		June 30, 2010		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$389,035	100.00%	$410,350	100.00%	$424,467	100.00%	$424,110	100.00%	$464,216	100.00%	$448,446	100.00%	3.21%
Loans receivable, net	224,294	57.65%	235,886	57.48%	256,932	60.53%	278,437	65.65%	285,008	61.40%	283,021	63.11%	5.30%
Investment securities	72,079	18.53%	59,305	14.45%	67,861	15.99%	62,070	14.64%	52,336	11.27%	50,291	11.21%	-7.69%
Mortgage-backed securities	48,362	12.43%	43,636	10.63%	35,632	8.39%	31,921	7.53%	23,355	5.03%	19,551	4.36%	-18.23%
Cash and cash equivalents	20,956	5.39%	48,283	11.77%	42,079	9.91%	28,308	6.67%	74,936	16.14%	66,456	14.82%	29.24%
FHLB stock	2,738	0.70%	2,549	0.62%	2,310	0.54%	2,439	0.58%	2,439	0.53%	2,439	0.54%	-2.54%
OREO	1,795	0.46%	0	0.00%	0	0.00%	0	0.00%	2,968	0.64%	3,026	0.67%	12.31%
Bank-owned life insurance	9,739	2.50%	10,103	2.46%	10,463	2.46%	10,830	2.55%	11,185	2.41%	11,360	2.53%	3.48%
Deposits	$297,710	76.53%	$333,802	81.35%	$330,788	77.93%	$331,701	78.21%	$378,323	81.50%	$381,210	85.01%	5.65%
Borrowings	52,501	13.50%	37,172	9.06%	37,042	8.73%	37,198	8.77%	32,021	6.90%	13,112	2.92%	-26.53%

Stockholders’ equity	$34,127	8.77%	$33,500	8.16%	$51,458	12.12%	$48,899	11.53%	$48,445	10.44%	$48,567	10.83%	8.16%

Loans/Deposits		75.34%		70.67%		77.67%		83.94%		75.33%		74.24%

Common Shares Outstanding	7,225,184		7,225,184		7,225,000		6,957,676		6,729,676		6,696,476

Banking offices	9		9		9		9		9		9

(1)	Ratios are as a percent of ending assets.
Sources: Prospectus

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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by a number of factors including the higher level of capitalization, the reinvestment and leveraging of the Offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.
     Loans Receivable
          Loans receivable totaled $283.0 million, or 63.1% of total assets, as of June 30, 2010, and reflects 5.3% annual growth since the end of fiscal 2005. Over this period, the proportion of loans to total assets has slightly increased as the rate of loan growth exceeded the asset growth rate, while the composition of the loan portfolio has shifted modestly to include a higher proportion of commercial loans (inclusive of construction and development loans). The residential mortgage loan portfolio consists of approximately equal amounts of adjustable rate and fixed rate loans. The majority of the Company’s 1-4 family residential mortgage loans generally conform to standards set by Freddie Mac or Fannie Mae although Alliance is a portfolio lender and has not sold residential mortgage loans in recent years. Most non-conforming residential loans are non-conforming as to the loan amount (i.e., jumbo loans), while otherwise meeting the agency credit criteria.
          The Company has historically concentrated its lending activities on the origination of loans secured primarily by first mortgage liens on existing single-family residences and intends to continue to originate permanent loans secured by first mortgage liens on single-family residential properties in the future. The balance of the 1-4 family mortgage loan portfolio has fluctuated slightly over the period reflecting strong market demand for fixed rate loans in the low interest rate environment. As a result, permanent 1-4 family residential mortgage loans have decreased modestly in proportion to total loans (from 45.8% of total loans in fiscal 2005, to 38.4% of total loans as of June 30, 2010). Additionally, commercial mortgage loans have increased in recent years to equal 47.6% of total loans as of June 30, 2010. Such loans are generally secured by office buildings, small retail establishments, restaurants and other commercial structures. The Company’s mortgage lending emphasis is evidenced by 94.8% of the loan portfolio is secured by mortgage loans (including construction loans); in contrast, consumer and other non-mortgage loans only comprised 5.2% of the loan portfolio.
     Cash, Investments and Mortgage-Backed Securities
          The intent of the Company’s investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The ratio of cash and investments (including MBS and FHLB

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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stock) has declined, from 37.1% of assets at the end of fiscal 2005 to 30.9% as of June 30, 2010. The decline in the cash and investment portfolio is primarily attributable to the redeployment of funds into whole loans and the repayment of borrowed funds in the face of modest deposit growth. The recent increase in the cash and equivalents balances (from $28.3 million at the end of fiscal 2008 to $74.9 million at the end of fiscal 2009) is reflective of management’s desire to limit its interest rate risk exposure in the current low rate environment, the impact of recent deposit growth coupled with limited loan demand which would otherwise reduce the Company’s cash balances.
          Investment securities including FHLB stock and MBS equaled $72.3 million, or 16.1% of total assets as of June 30, 2010, while cash and equivalents totaled $66.5 million, or 14.8% of assets. As of June 30, 2010, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, MBS issued by Ginnie Mae, Fannie Mae and Freddie Mac, U.S. government agency obligations (including callable securities), and high quality municipal securities (see Exhibit I-3 for the investment portfolio composition). Additionally, the Company has an investment in FHLB stock of $2.4 million. The Company’s investment securities are classified as available for sale (“AFS”) and held-to-maturity (“HTM”) with the balances totaling $28.2 million and $22.1 million, respectively.
          No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term, except that the level of cash and investments is anticipated to increase initially following the Second Step Conversion. Over the longer term, it is the Company’s intent to leverage the proceeds with loans to a greater extent than investment securities. However, management has indicated that leveraging of the expanded capital base by utilizing investment securities, including MBS, will remain an aspect of the Company’s operations.
     Bank-Owned Life Insurance
          As of June 30, 2010, bank-owned life insurance (“BOLI”) totaled $11.4 million, which reflects slight growth since the end of fiscal 2005 owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Company’s management and has been purchased with the intent to offset various benefit program expenses on a tax-advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.

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     Funding Structure
          Since fiscal year-end 2005, deposits have grown at a 5.7% compounded annual rate, and the composition of has changed modestly as CDs, and interest checking accounts have increased. Conversely, NOW MMA accounts and non-interest bearing accounts have slightly decreased over the corresponding time frame. The proportion of CDs and checking accounts (interest and non-interest bearing accounts) to total deposits equaled 66.9% and 19.9%, respectively, as of June 30, 2010 and comprise the two largest segments of the deposit base.
     As of June 30, 2010, borrowed funds totaled $13.1 million, representing 2.9% of total assets. The Company’s diminishing balance of borrowed funds consists of FHLB advances and other borrowings of $5.0 million and $8.1 million, respectively. Other borrowings are comprised of commercial sweep accounts (collateralized commercial deposit accounts classified as borrowings).
          The Company’s current posture on funding with borrowings is to use such funds: (1) when they are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. Over the last three fiscal years, the outstanding balance of FHLB advances has declined as the Company has focused on repaying maturing borrowed funds through replacement with retail deposits.
     Equity
          With the completion of the additional stock issuance under the MHC structure in January 2007, Alliance’s equity increased to $51.5 million, or 12.1% of assets as of December 31, 2007. Since fiscal year end 2007, the Company’s equity has diminished primarily as a result of capital management strategies (dividends and share repurchases) which more than offset profitable operations. As of June 30, 2010, Alliance’s stockholders’ equity totaled $48.6 million, equal to 10.8% of assets. The Company maintained surpluses relative to its regulatory capital requirements at June 30, 2010, and was qualified as a “well capitalized” institution. The Offering proceeds will serve to further strengthen the Company’s regulatory capital position and support the ability to undertake high risk-weight lending in the current environment, albeit at diminished growth rates relative to the prior five fiscal year period. As discussed previously, the post-Offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the Offering proceeds, the expense of the

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I.13
stock benefit plans and the potential impact of dividends and stock repurchases. Additionally, the ability to increase capital will be dependent upon the ability of Alliance to execute a business plan focused on incremental branching, potential acquisitions, and the ongoing development of comprehensive retail and commercial customer account relationships.
Income and Expense Trends
     Table 1.3 shows the Company’s historical income statements for the past five fiscal years as well as for the last 12 months through June 30, 2010. The Company has reported moderate earnings for every period, with the recent potential earnings improvement resulting from an expanding level of net interest income offset by growth in loan loss provisions. Overall, the Company’s earnings have fluctuated in a relatively narrow range, from a low of $605,000 in fiscal 2008, equal to 0.14% of average assets, to a high of $1.4 million in fiscal 2006, or 0.35% of average assets. For the twelve months ended June 30, 2010, the Company reported net income of approximately $1.0 million, equal to 0.22% of average assets. Going forward, the Company is targeting earnings improvement if the level of provisions for loan losses decline and credit quality improves as expected. However, the improvement in credit quality may likely be dependent upon the resolution of two large non-performing assets and maintenance of strong credit quality within the remaining segments of the loan portfolio.
     The Company’s earnings are expected to have a marginal net benefit as a result of the reinvestment of the offering proceeds and the expense of additional stock benefit plans.
     Net Interest Income
          Over the past five and one-half years, the Company’s net interest income to average assets ratio ranged from a low of 2.45% during 2007 to a high of 2.81% during 2005. For the twelve months ended June 30, 2010, the Company’s net interest income to average assets ratio equaled 2.73%. The decrease in the Company’s net interest income ratio from year end 2005 through year end 2007 was the result of a more significant increase in the interest expense ratio compared to the interest income ratio. Comparatively, the increase in the net interest income ratio since 2008 has been facilitated by market interest rate trends, as the decline short-term interest rates and resulting steeper yield curve has provided for a more significant decline in the Company’s funding costs relative to less rate sensitive interest-earning asset yields. In this

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Table 1.3
Alliance Bancorp, Inc.
Historical Income Statements

	As of the Fiscal Year Ended December 31,										12 Months Ended
	2005		2006		2007		2008		2009		June 30, 2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$19,883	5.08%	$21,753	5.55%	$24,340	5.77%	$22,543	5.22%	$21,091	4.66%	$20,619	4.58%
Interest Expense	(8,907)	-2.28%	(11,331)	-2.89%	(13,999)	-3.32%	(11,701)	-2.71%	(9,509)	-2.10%	(8,313)	-1.85%

Net Interest Income	$10,976	2.81%	$10,421	2.66%	$10,341	2.45%	$10,841	2.51%	$11,582	2.56%	$12,306	2.73%
Provision for Loan Losses	(120)	-0.03%	(60)	-0.02%	(120)	-0.03%	(585)	-0.14%	(528)	-0.12%	(1,548)	-0.34%

Net Interest Income after Provisions	$10,856	2.77%	$10,361	2.65%	$10,221	2.42%	$10,256	2.37%	$11,053	2.44%	$10,757	2.39%

Other Operating Income	1,271	0.32%	1,314	0.34%	1,293	0.31%	1,274	0.29%	1,179	0.26%	$1,148	0.25%
Operating Expense	(10,972)	-2.80%	(10,510)	-2.68%	(9,808)	-2.32%	(10,303)	-2.39%	(10,900)	-2.41%	(11,059)	-2.46%

Net Operating Income	$1,154	0.30%	$1,165	0.30%	$1,706	0.40%	$1,227	0.28%	$1,333	0.29%	$847	0.19%

Net Gain/(Loss) on Sale of Loans	$53	0.01%	$15	0.00%	$30	0.01%	$7	0.00%	$—	0.00%	$0	0.00%
Net Gain/(Loss) on Sale of OREO	25	0.01%	122	0.03%	—	0.00%	—	0.00%	(15)	0.00%	(35)	-0.01%
Net Gain/(Loss) on Sale of Investments	(216)	-0.06%	2	0.00%	21	0.00%	(157)	-0.04%	—	0.00%	0	0.00%
Impairment Charges on Securities	—	0.00%	—	0.00%	(860)	-0.20%	(882)	-0.20%	—	0.00%	0	0.00%
Provision for Loss on Sale of OREO	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	0	0.00%

Total Non-Operating Income/(Expense)	$(137)	-0.04%	$138	0.04%	$(809)	-0.19%	$(1,033)	-0.24%	$(15)	0.00%	$(35)	-0.01%

Net Income Before Tax	$1,017	0.26%	$1,304	0.33%	$898	0.21%	$194	0.04%	$1,318	0.29%	$812	0.18%
Income Taxes	157	0.04%	67	0.02%	157	0.04%	411	0.10%	41	0.01%	187	0.04%

Net Income (Loss) Before Extraord. Items	$1,174	0.30%	$1,371	0.35%	$1,055	0.25%	$605	0.14%	$1,359	0.30%	$999	0.22%

Estimated Core Net Income
Net Income	$1,174	0.30%	$1,371	0.35%	$1,055	0.25%	$605	0.14%	$1,359	0.30%	$999	0.22%
Addback/(Deduct): Non-Recurring (Inc)/Exp	137	0.04%	(138)	-0.04%	809	0.19%	1,033	0.24%	15	0.00%	35	0.01%
Tax Effect (2)	(47)	-0.01%	47	0.01%	(275)	-0.07%	(351)	-0.08%	(5)	0.00%	(12)	0.00%

Estimated Core Net Income	$1,265	0.32%	$1,279	0.33%	$1,589	0.38%	$1,286	0.30%	$1,369	0.30%	$1,022	0.23%

Memo:
Expense Coverage Ratio	100.03%		99.16%		105.44%		105.22%		106.26%		111.28%
Efficiency Ratio	89.59%		89.56%		84.30%		85.04%		85.42%		82.20%
Effective Tax Rate	15.44%		5.14%		17.52%		211.61%		3.11%		23.04%

(1)	Ratios are as a percent of average assets.

(2)	Assumes a marginal tax rate of 34%.

(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).
Source: Prospectus

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I.15
regard, the Company’s cost of funds has recently benefited from the maturing of high cost term borrowings and CDs bearing the relatively high interest rates which prevailed several years ago. Following the Second Step Offering, the offering proceeds should increase net interest income but have a limited impact on the Company’s overall spreads (see Exhibit I-4 for detailed information with respect to the Company’s historical yields, costs, and spreads).
     Loan Loss Provisions
          The Company’s profitability has been adversely impacted over the most recent twelve months by increased provision for loan losses due to increasing NPAs. For the 12 months ended June 30, 2010, loan loss provisions totaled $1.5 million, or 0.25% of average assets, which was above the level for each of the prior five fiscal years. The recent increase in provisions is related, in part, to a $6.1 million land and development loan for a CRE project located in Bradenton, Florida a $3.7 million construction loan in the Philadelphia area, both of which have been placed on non-accrual status. Exhibit I-5 provides information with respect to the Company’s loan loss provisions, loan charge offs, and reserve balance on a historical basis.
          Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis, and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies.
     Non-Interest Income
          The Company has historically had relatively modest levels of fee generating activities, and thus non-interest operating income has been a somewhat modest contributor to the overall earnings. Included in non-interest income are management fees collected from the MHC which reimburses the Company for certain administrative services including accounting and corporate functions performed by the Company personnel and/or at the Company’s expense. However, these fees will be eliminated following the Second Step Conversion. Non-interest income has gradually declined since the 2006 peak of $1.3 million, or 0.32% of average assets, to $1.1 million for the last twelve months, or 0.25% of average assets.
          Management will seek to increase the level of non-interest fee income primarily by continuing to expand fee generating commercial loan and deposit relationships.

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I.16
     Operating Expenses
          Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 2.41% of average assets during 2009 to a high of 2.80% of average assets during 2005, and equaled 2.46% for the twelve months ended June 30, 2010. The operating expense ratios maintained by the Company reflect the operating expenses associated with the higher staffing needs, an increase in employee salary/benefits and expanded business volumes, which have resulted in growth of both the retail deposit base and loan portfolio. In this regard, as evidenced by the relatively stable nature of the Company’s operating expense ratio over the last five fiscal years the Company’s asset growth has approximated the increase in overhead costs.
          Operating expenses are expected to increase on a post-Offering basis as a result of the expense of the additional stock-related benefit plans. At the same time, Alliance will seek to offset anticipated growth in expenses from a profitability standpoint through moderate balance sheet growth and by reinvestment of the Offering proceeds into investment securities over the near term (following the Second Step Conversion) and into loans over the longer term.
     Non-Operating Income/Expense
          Non-operating income and expenses have typically had a limited impact on earnings over the last several years and have primarily consisted of gains on the sale of loans and investments. However, in 2008, non-operating income and expenses impacted the Company’s operations to a greater degree than the recent historical average as an impairment loss on investment securities ($882,000) was recorded. For the twelve months ended June 30, 2010, net non-operating expenses totaled $35,000 and consisted of losses on the sale of OREO.
     Taxes
          The Company’s average tax expense has fluctuated over the last five fiscal periods, but has been in the range of 0.01% to 0.04% of average assets over the period, reflective of a relatively low marginal tax rate (23.04% for the twelve months ended June 30, 2010). The tax expense is comparatively modest in comparison to many financial institutions operating in Pennsylvania, reflecting the impact of tax exempt income from municipal bonds in the Company’s securities portfolio and from BOLI investment.

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I.17
     Efficiency Ratio
          The Company’s efficiency ratio reflects improvement over the last three years largely owing to expansion of the net interest margin, which is attributable to both balance sheet growth and improving spreads, while the ratio of the Company’s operating expenses and non-interest income to average assets has remained relatively unchanged. Specifically, the efficiency ratio diminished from 89.6% in fiscal 2005 to 82.2% reported for the twelve months ended June 30, 2010. On a post-Offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering. However, a portion of the benefit is expected to be offset by the increased expense of the stock benefit plans and the loss of management fee income following consolidation of the MHC.
Interest Rate Risk Management
     The primary aspects of the Company’s interest rate risk management include:
➢	Diversifying portfolio loans into other types of shorter-term or adjustable rate lending, primarily focused on commercial lending;

➢	Maintaining an investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

➢	Promoting transaction accounts and, when appropriate, longer term CDs;

➢	Utilizing longer-term borrowing when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

➢	Maintaining a strong capital level;

➢	Increasing non-interest income; and

➢	Limiting investment in fixed assets and other non-earning assets.
     The internal rate shock analysis as of June 30, 2010 reflects that the net portfolio value (“NPV”) declines by $0.18 million (0.4%) pursuant to a positive 200 basis point instantaneous and permanent rate shock, and diminishes by $8.1 million pursuant to a 200 basis point instantaneous and permanent reduction in interest rates. In addition to modeling the NPV ratio, the Company also projects the potential changes to its net interest income (“NII”) for a 12 and 24 month period under rising and falling interest rate scenarios (see Exhibit I-6). Pursuant to a positive 200 basis point instantaneous and permanent rate shock, the Company’s net interest income is projected to increase by 0.6% over a one year time frame relative to the base case levels.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18
     Overall, the projected impact to the Company’s NPV suggests that the Company’s exposure to rising interest rates up to a 200 basis point rate shock is limited, while we believe a reduction in rates is highly unlikely given that short term rates are near zero in the current environment. Likewise, the Company’s net interest income would be positively impacted over the short term (i.e., over the next 12 month period) pursuant to increasing interest rates, reflective of Alliance’s limited overall interest rate risk exposure.
     The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.
Lending Activities and Strategy
     The Company’s lending activities have been focused as follows: (1) permanent residential mortgage lending, including home equity lending; (2) commercial mortgage lending (with nominal multifamily mortgage lending); and construction and development lending. The Company has conducted only a small amount of commercial and industrial (“C&I”) lending and consumer lending. Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-7 and I-8. As of June 30, 2010, the three major components of the loan portfolio were as follows:
•	Permanent first mortgage loans secured by residential properties totaled $110.4 million, or 38.4% of total loans;

•	Commercial mortgages totaled $136.9 million, or 47.6% of total loans; and

•	Construction/land loans totaled $24.1 million, or 8.4% of total loans.
     Residential Lending
          As of June 30, 2010, approximately one-half of the residential mortgage loans were fixed rate mortgages, with original maturities ranging from 15 to 30 years, while the balance primarily consisted of hybrid ARMs. The Company originates both fixed rate and adjustable rate 1-4 family loans and seeks to emphasize shorter term or adjustable rate mortgage (“ARMs”) loans for portfolio. The majority of the ARM loans in portfolio are hybrid with an initial period of fixed rates for as long as 10 years and subject to annual repricing thereafter.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.19
          The Company originates 1-4 family loans up to a loan-to-value (“LTV”) ratio of 95%, with private mortgage insurance (“PMI”) being required for loans in excess of an 80% LTV ratio. The substantial portion of 1-4 family mortgage loans have been originated by the Company and are secured by residences in the local market.
          The Company also offers home equity loans including fixed rate amortizing term loans (“HELs”) as well as variable rate lines of credit (“HELOCs”). Such loans typically have shorter maturities than traditional 1-4 family lending. Home equity loans and lines totaled approximately $20.0 million as of June 30, 2010.
     Commercial Real Estate and Multifamily Mortgage Lending
          Commercial real estate lending has been a strategic focus for the Company in recent years. Multifamily lending, on the other hand, has been very limited. The Company’s CRE loans are typically secured by properties in southeastern Pennsylvania and are generally originated by the Company but include participation interests purchased from other local lenders. Similarly, the Company sells participation interests in loans to other local lenders, particularly when extending such credits would cause the Company to exceed its internal lending limit. As of June 30, 2010, CRE and multifamily mortgage loans together equaled $138.1 million (48.1% of loans). The typical CRE loan makes has a principal balance in the range of $500,000 to $3 million, but may be larger, particularly if the loan is well-collateralized or extended to a very credit-worthy borrower.
          The Company’s multi-family portfolio consists primarily of residential loans are secured by five to fifteen unit apartment buildings, while the Company’s commercial real estate loans are primarily secured by office buildings, small retail establishments, restaurants and other facilities. Most income producing property loans originated by the Company are for the purpose of financing existing structures rather than new construction. Such loans are typically collateralized by local properties. At June 30, 2010, the five largest commercial real estate loan relationships or loan balances outstanding to one borrower were in the range of $4.8 million to $6.8 million, and all were performing in accordance with their terms.
          Both CRE and multifamily mortgage loans are typically offered with fixed rates of interest for the first 5 years of the loan, which are then subject to call provision or rate adjustment. Such loans typically possess terms ranging from 5 to 15 years, with amortization

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.20
periods of 5 to 30 years, and LTV ratios of up to 80%, and target a minimum debt-coverage ratio of 1.15 times.
     Construction Loans
          Construction lending remains a critical component to business as it is the third largest component of the loan portfolio. The Company generally originates in-market residential and commercial construction loans to shorten the average duration of assets, and support asset yields. The Company generally limits such loans to known builders and developers with established relationships with the Company. Substantially all of the Company’s construction lending is secured by properties in southeastern Pennsylvania. Construction loans generally have variable rates of interest, terms of up to 3 years (but most typically 12 months) and LTV ratios up to 80%. Construction lending has retrenched owing to limited construction in the current economic environment. However, the Company will continue to make loans on a select basis to customers with strong credit, long banking relationships, etc.
     Non-Mortgage Lending
          The Company’s C&I lending has been limited. As of June 30, 2010, C&I loans totaled $7.5 million, 2.6% of total loans. The Company offers C&I loans to sole proprietorships, professional partnerships and various other small businesses. The types of C&I loans offered include lines of credit and business term loans.
          Consumer loans, excluding HELs and HELOCs, are generally offered to provide a broad line of loan products to customers and typically include student loans, loans on deposits, auto loans, and unsecured personal loans. As of June 30, 2010, consumer loans totaled $7.4 million, equal to 2.6% of total loans.
Loan Purchases and Sales
          Exhibit I-9 shows the Company’s loan originations/purchases, repayments and sales over the past three fiscal years and for the six months ended June 30, 2010. The largest segment of the Company’s loan origination volume consists of CRE loans which totaled $37.9 million in fiscal 2009, and $10.0 million for the six months ended June 30, 2010. The majority of the balance of the Company’s loan originations has been in the area of residential mortgage loans, with total originations of $12.2 million in fiscal 2009, and $6.0 million for the six months

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.21
ended June 30, 2010. The remaining balance of loans originated by the Company has been comprised of multi-family, construction and commercial and consumer non-mortgage loans.
          In addition to internal originations, the Company occasionally purchases participations in commercial mortgage or construction and land development loans from other local lenders. Overall, loan purchases totaled $6.5 million and $4.1 million over the last two fiscal years. Loan sales have been relatively limited for the Company as Alliance is primarily a portfolio lender. However, the Company occasionally sells participation interests in larger commercial real estate and construction/development loans.
Asset Quality
     The Company has recently realized a sharp increase in the level of NPAs, primarily related to the credit deterioration of two large construction loans with a gross principal balance of $10.8 million as of June 30, 2010, which have been more fully described below. In this regard, the current economic environment has been a key contributor to the expanding level of classified assets, both as a result of job losses and declining collateral values. As reflected in Exhibit I-10, the total NPA balance (i.e., loans 90 days or more past due and OREO) as of June 30, 2010, was $16.1 million, equal to 3.60% of assets, consisting of non-accruing loans ($11.3 million), accruing loans 90 days or more past due ($1.8 million) and OREO ($3.0 million). The ratio of allowance to total loans equaled 1.46% while reserve coverage in relation to NPAs equaled 31.89% (see Exhibit I-10).
     The Company’s largest delinquent loan is a $6.1 million participation interest in a land and development loan of an approximately 150 acre parcel of ground located in Bradenton, Florida. The loan is for the purpose of a developing and constructing an apartment complex, senior housing, hotel and commercial lots. The development has been delayed primarily as a result of the inability to obtain HUD credit supports owing to the weak Florida real estate markets. The other large delinquent loan consists of a $4.7 million acquisition, renovation and construction loan originated in August of 2006, for a mixed-use building consisting of 18 residential units and one commercial unit located in Center City, Philadelphia. The delinquency is the result of construction delays, slow sales and cost overruns. Given that the bulk of the NPAs are concentrated in these two assets, Alliance’s ability to reduce NPAs will be dependent upon the timing of their resolution which is difficult to project at this point in time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.22
     The Company’s management reviews and classifies loans on a quarterly basis and establishes loan loss provisions based on the overall quality, size, and composition of the loan portfolio, as well as other factors such as historical loss experience, industry trends and local real estate market and economic conditions.
Funding Composition and Strategy
     As of June 30, 2010, deposits totaled $381.2 million. Lower costing savings and transaction accounts totaling $104.2 million comprised approximately 27.3% of the Company’s deposits at June 30, 2010 (see Exhibit I-11), while money market accounts comprised an additional 5.8% of deposits. The proportion of savings accounts reflects an increase since fiscal 2005, partially as a result of implementation of the competitive pricing strategy. The balance of the deposit base is comprised of CDs, 77.8% of which have remaining maturities of one year or less (see Exhibit I-12). The advances are expected to be retired upon maturity in the third quarter of 2010. As of June 30, 2010, the Company’s balance of CDs equaled $255.1 million or 66.9% of the Company’s deposits (see Exhibit I-11).
     Borrowings have been utilized primarily as a supplemental funding source to fund lending activity and liquidity. As of June 30, 2010, the Company’s borrowings totaled $13.1 million, equal to 2.9% of total assets, consisting of mainly collateralized borrowings (sweep accounts) and FHLB advances. The advances are expected to be retired upon maturity in the third quarter of 2010. Borrowed funds have been employed both as a liquidity management tool to bolster funds when deposits fall short of the Company’s requirements and also as an interest rate risk management tool. Exhibit I-13 provides detail of the Company’s use of borrowed funds as of June, 30, 2010, and of the three prior fiscal year ends.
Subsidiary
     Presently, Alliance Bank has three wholly-owned subsidiaries: (1) Alliance Delaware Corp., which holds and manages certain investment securities; (2) Alliance Financial and Investment Services LLC, which participates in commission fees from non-depository alternative investment products; and (3) 908 Hyatt Street LLC which owns and manages commercial real estate properties. Alliance Delaware Corp. was formed in 1999 to accommodate the transfer of certain assets that are legal investments for the Bank and to provide for a greater degree of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.23
protection to claims of creditors. 908 Hyatt Street was formed in June 2010 to hold certain properties acquired through foreclosure.
Legal Proceedings
     On May 14, 2010, the Company filed a complaint against New Century Bank claiming trademark infringement, false designation of origin and unfair competition due to New Century Bank’s unauthorized adoption and use of Alliance Bank’s registered trademark of “Customer First” in connection with providing banking and financial services, including doing business under the name “Customer 1st Bank.” The litigation has been resolved in September 2010 in the Company’s favor but the settlement will not involve a monetary damage award for the Company.
     The Company is not involved in litigation which is expected to have a material impact on the Company’s financial condition or operations.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.1
II. MARKET AREA ANALYSIS
Introduction
     Alliance was established in 1938 and currently serves the areas south and west of Center City Philadelphia. Over the years, the Company has grown to a nine-branch operation, with locations in Chester County and Delaware County. The Company’s main office is located about 15 miles west of Center City Philadelphia. Both counties where the Company operates branches are included in the Philadelphia Primary Metropolitan Statistical Area (“PMSA”); the PMSA also encompasses three additional nearby counties in Pennsylvania and four counties in New Jersey.
     The Philadelphia PMSA is the nation’s fifth largest metropolitan area in terms of total population. Based on 2010 census data, the PMSA population was estimated at 6.0 million. The two counties served by the Company’s branches had a total population of approximately 1.1 million. The Philadelphia area economy is typical of the cities in the northeast corridor where the traditional manufacturing-based economy has diminished while sectors such as service sector growth. The service employment growth has enhanced the PMSA’s economic diversity, and regional employment today is derived from several employment sectors.
     In recent years, the economy of the Company’s market has become increasingly diverse as the Philadelphia metropolitan area has grown based on several factors including: (1) the location in the heart of the Boston-to-Richmond megalopolis, coupled with its proximity to and presence within the Philadelphia core city area; (2) the presence of a highly educated workforce which is supported by a high quality public education system and presence of a variety of colleges and universities locally; and (3) diversity of the local economy as traditional employers in the manufacturing and financial services industry have been bolstered by growth in the life sciences and healthcare industries as well as the information technology and communication sectors.
     The Philadelphia PMSA today is a major center for financial services, and Alliance competes with a number of very large financial institutions that are either headquartered or maintain office networks in southeastern Pennsylvania. Some of the larger commercial banks operating in the Company’s market include Wells Fargo, PNC Financial, Commerce, and Bank of America. Alliance also competes with a number of large savings institutions that maintain branches in or are headquartered in southeastern Pennsylvania, including Citizens, Sovereign

RP® Financial, LC.	MARKET AREA ANALYSIS
II.2
Bank and Beneficial Mutual. Overall, the magnitude of the competition that Alliance faces is apparent with more than 350 financial institution branches in Chester and Delaware Counties (excluding credit unions). These numbers do not include competition from mortgage banking companies, investment houses, mutual funds and other sources.
     The largest competitors in the markets served by the Company are comprised of some of the largest financial institutions in Pennsylvania and the nation as a whole. In this regard, Wells Fargo holds the largest market share in both Chester and Delaware Counties, with an approximate 16% market share in both counties. Other large competitors include PNC Bank, TD Bank and Royal Bank of Scotland. In addition to large commercial banks, local credit unions present strong competition to the Company, specifically Citadel Federal Credit Union and Franklin Mint Federal Credit Union. Based on the most recent branch deposit data, the Company held less than 2% of the Chester County deposit market and less than 4% of the Delaware County deposit market.
     The significant level of competition is demonstrated numerically in the schedule below which reflects competitor branches within a 10 mile radius of the Company’s branches, limited to the 20 largest deposit balances. The competition consists of both large regional and superregional banks, community banks and several credit union competitors.

Industry	Name	Branches	2009 Deposits
Bank	Wells Fargo & Co.	39	3,109,779
Bank	Royal Bank of Scotland Group Plc	41	2,457,435
Bank	Toronto-Dominion Bank	25	2,139,175
Bank	PNC Financial Services Group Inc.	23	1,716,237
Credit Union	Citadel Federal Credit Union	12	1,174,285
Bank	Banco Santander SA	20	1,111,251
Bank	Citigroup Inc.	4	1,072,851
Bank	National Penn Bancshares Inc.	19	932,144
Bank	Tower Bancorp Inc.	21	889,017
Bank	Bryn Mawr Bank Corp.	19	703,838
Thrift	Malvern Federal Bancorp Inc. (MHC)	8	530,420
Bank	First Niagara Financial Group Inc.	15	516,165
Credit Union	Franklin Mint Federal Credit Union	24	501,557
Bank	DNB Financial Corp.	13	452,495
Thrift	Beneficial Mutual Bancorp Inc. (MHC)	8	423,329
Thrift	Alliance Bancorp Inc. of PA (MHC)	9	347,097

Source: SNL Financial

RP® Financial, LC.	MARKET AREA ANALYSIS
II.3
Table 2.1
Alliance Bancorp, Inc
Map of Branch Locations
     The Company intends to continue expanding its regional branch office network by approximately one branch per year over the next two years but no specific locations have been identified. Moreover, the Company will continue to consider growth through the acquisition of branches or whole institutions if such opportunities should arise. A map showing the Company’s office coverage is set forth above and details regarding the Company’s offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.4
Market Area Demographics
     Key demographic and economic indicators in the Company’s market include population, number of households and household/per capita income levels. Trends in these key measures are summarized by the data presented in Table 2.2 from 2000 to 2010, and projected through 2015. Data for the nation and the State of Pennsylvania is included for comparative purposes. Overall, the market area provides the Company with huge potential. Chester County’s population is 500,000 and Delaware County’s population is 558,000. Additionally, the population of Chester County has increased at a relatively strong 1.5% annual rate since 2000, while the population of Delaware County has increased at a comparatively modest pace of 0.1% over the corresponding time frame. Population growth trends are also relatively favorable for the business environment generally as population growth has been strong, with Chester County registering some of the strongest growth trends in the State of Pennsylvania. Delaware County reflects more limited growth trends which are comparable to the state average of 0.2%. The population of Chester County is projected to increase at a 1.1% annual pace through 2015, which is above the expected increase for the Pennsylvania as a whole.
     Growth trends with regard to households have paralleled the population growth trends, with the Company’s markets in Chester County generally experiencing faster household growth rates to the prevailing average for Pennsylvania and the U.S, while Delaware County is growing at a moderate pace, below state and national averages. Specifically, the number of households in Chester County increased at a 1.6% annual pace in the last 10 years as compared to only 0.1% for Delaware County.
     Median household levels in the market area are favorable ($87,078 for Chester County and $65,948 for Delaware County as of 2010) in comparison to both the state and national averages ($52,723 and $54,442 respectively). Likewise, per capita income levels as of 2009 equaled $41,261 and $31,334 for Chester and Delaware Counties, respectively, which are also well above the state and national aggregates. Household income distribution patterns provide empirical support for earlier statements regarding the affluent nature of the market area as 43% (in Chester County) and 27% (in Delaware County) of all households had income levels in excess of $100,000 annually in 2009.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.5
Table 2.2
Alliance Bancorp, Inc.
Summary Demographic Data

	Year			Growth Rate
	2000	2010	2015	2000-2010	2010-2015
Population (000)
United States	281,422	311,213	323,209	1.0%	0.8%
Pennsylvania	12,281	12,574	12,637	0.2%	0.1%
Chester County	434	505	534	1.5%	1.1%
Delaware County	551	558	557	0.1%	0.0%

Households (000)
United States	105,480	116,761	121,360	1.0%	0.8%
Pennsylvania	4,777	4,950	4,992	0.4%	0.2%
Chester County	158	185	197	1.6%	1.2%
Delaware County	206	209	209	0.1%	0.0%

Median Household Income ($)
United States	42,164	54,442	61,189	2.6%	2.4%
Pennsylvania	40,108	52,723	59,736	2.8%	2.5%
Chester County	64,836	87,078	101,960	3.0%	3.2%
Delaware County	50,104	65,948	75,912	2.8%	2.9%

Per Capita Income ($)
United States	21,587	26,739	30,241	2.2%	2.5%
Pennsylvania	20,880	26,585	30,057	2.4%	2.5%
Chester County	31,627	41,261	45,952	2.7%	2.2%
Delaware County	25,040	31,334	35,455	2.3%	2.5%

	Less Than	$25,000 to	$50,000 to
2009 HH Income Dist. (%)	$25,000	50,000	100,000	$100,000 +
United States	20.8%	24.7%	35.7%	18.8%
Pennsylvania	22.1%	25.2%	36.5%	16.2%
Chester County	10.2%	15.2%	31.8%	42.8%
Delaware County	15.7%	21.4%	36.3%	26.5%

Source: ESRI.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.6
Summary of Local Economy
     Real Estate Market
          According to the National Association of Realtors, U.S. pending home sales increased 5.2% in July but remain well below last year’s levels, with a spokesman stating that potential buyers are not purchasing because they are uncertain about employment and the economy. As of June 30, 2010, the Associate Press reported that he number of Pennsylvania homes entering the foreclosure process over the past 12 months rose by more than 20 percent, despite a national rate that stayed flat over the same period.
          Since 2008, the Company’s market area has struggled with declines in real estate values, both residential and commercial properties. The decline in real estate values experienced during the recession has negatively affected the value of certain collateral securing loans. Based on data provided from RealtyTrac, 1 in every 915 housing units went into foreclosure in Delaware County during July 2010. Similarly, 1 in every 1,281 housing units went into foreclosure in Chester County during the same period.
     As the nationwide residential mortgage sector experienced signs of improvement during the second quarter of 2010, the commercial real estate sector remains soft as weak job growth continues to trouble many urban markets across the country. In the third quarter of 2009, the office vacancy rate in the Pennsylvania suburbs was 18.4 percent; in downtown Philadelphia, the office vacancy rate was 12.6 percent, according to data from CB Richard Ellis (formerly Grubb & Ellis Co.), a national commercial real estate services company. More recently, the CB Richard Ellis survey indicated modestly higher commercial vacancy rates for suburban Philadelphia and downtown Philadelphia, equal to 21.3% and 14.1%, respectively, during the second quarter of 2010. CB Richard Ellis noted that the Greater Philadelphia market is expected to level out during the rest of 2010 stating
     Regional Employment
          Chester and Delaware Counties are bedroom communities for commuters to nearby Philadelphia, although local employment has continued to grow as many businesses have found suburban locations to be attractive given the proximity to highly educated and affluent residents. The economy of the Company’s markets is relatively diverse and has several large components. Employment data indicates that the education, health and social services are the most prominent sector, comprising approximately 20% to 25% of total employment. The next largest

RP® Financial, LC.	MARKET AREA ANALYSIS
II.7
component of the economy of the market area is manufacturing, which approximate 10% to 15% of total employment, followed by professional, scientific and related enterprises (approximating 13% of employment) and finance insurance, real estate and leasing (“FIRE”) (approximating 10% of total employment).
          Growth sectors of the local economy included the life science and healthcare industries, whose expansion has been fostered by the presence of major research universities locally and a highly educated technically proficient workforce. The market area’s core industries with emphasis on those which are perceived to be supporting future growth have been described below.
     Financial Services. The financial services sector has always been an important element of the economy of the Philadelphia metropolitan area and continues to be important to this day. As reflected in Table 2.3, the Vanguard Company is one of the largest employers in Chester County with over 9,000 employees. Moreover, there are numerous other major financial services employers outside of the Company’s immediate market area which also provide substantial employment and income to the local economy.
     Bio-technology and Pharmaceutical Industries. The Philadelphia metropolitan area is one of the leading regions of the world for biotech and pharmaceutical research and development. Among these are some of the world’s largest pharmaceutical companies including market leaders such as GlaxoSmithKline, Merck, Pfizer, Aventis, and AstraZeneca. Such companies have established operations in the Philadelphia area owing to the presence of critical infrastructure including the presence or world class universities and research centers, an extensive pool of highly educated talent, the availability of venture capital, and a supportive business environment.
     Health Care. Many of the same factors leading to the growth of the bio-tech and pharmaceuticals industries have also made the market area a center for health care. In this regard, there are a variety of primary and secondary health care facilities in the market area with Crozer Keystone Health System and Mercy Health Corp. being among the largest. (See Table 2.3 for details).

RP® Financial, LC.	MARKET AREA ANALYSIS
II.8
Table 2.3
Alliance Bank
Market Area Largest Employers

Delaware County
Company	Industry	Employees
Crozer Keystone Health Systems	Healthcare	5,000	+
Jefferson Health Systems	Healthcare	5,000	+
Boeing Co	Military Rotorcraft	4,800
Riddle Memorial Hospital	Nonprofit Hospital & Substance Abuse Center	1,938
SAP America Inc	Prepackaged Software	1,800
Elwyn	Job Training and Related Services	1,500
Delaware County Memorial Hospital	General Medical & Surgical Hospitals	1,300
Crozer-Keystone Health System	General Medical & Surgical Hospitals	1,200
Fair Acres Geriatric Center	Skilled Nursing Facility	1,150
Atlantic Petroleum LLC	Convenience Stores/ Gasoline Stations	1,100
Mercy Health System	General Medical & Surgical Hospitals	1,000
Taylor Hospital	Acute-Care Hospital & Rehabilitation	1,000

Chester County
Company	Industry	Employees
The Vanguard Group	Investment management firm	9,000
SunGard Data Systems	Computer and software services	4,000
Tyco Electronics	Software & Hardware	4,000
QVC	Electronic retail merchandising	2,800
Siemens Medical Solutions	Medical technologies; healthcare information systems	2,000
Devereux	Mental Health Services	1,500
Unisys	Technical solutions and software services	1,500
Telespectrum	Telemarketing Services	1,300
Paoli Hospital	General medical & surgical hospital	1,100
Brandywine Hospital	General medical & surgical hospital	975
Chester County Hospital	General medical & surgical hospital	975

Source: Greater Philadelphia Chamber of Commerce

RP® Financial, LC.	MARKET AREA ANALYSIS
II.9
     Science and Technology. The chemicals industry in greater Philadelphia is the fourth largest in employment among the major metro areas. The greater Philadelphia chamber of commerce notes that more than 36,000 greater Philadelphia residents employed in the industry. Additionally, the region ranks in the top 10 U.S. metro areas in the number of engineering degrees earned. Furthermore, the area’s high concentration of major science, technology and large businesses that utilize technology (e.g., Lockheed Martin, Boeing, SAP, SCT, GlaxoSmith Kline, Merck, the U.S. Navy and others) has created numerous spin-off business opportunities, supports cluster development and act as magnets for other companies to locate to the market area.
Unemployment Trends
     Unemployment trends in the market area and Pennsylvania are displayed in Table 2.4. The Chester and Delaware County unemployment rates are typically lower than state and national averages, which is consistent with historical trends and is reflective of the relative strength and vitality of the targeted market area. The unemployment rate equaled 7.3% in Chester County and 9.1% in Delaware County as of June 2010, in comparison to the state and national aggregates, which equaled 9.2% and 9.5%, respectively.
Table 2.4
Alliance Bancorp, Inc.
Market Area Unemployment Trends

	June 2009	June 2010
United States	9.5%	9.5%
Pennsylvania	8.4%	9.2%
Chester County	6.6%	7.3%
Delaware County	7.8%	9.1%

Source:	U.S. Bureau of Labor Statistics.
Market Area Deposit Characteristics
     Competition among financial institutions in the Company’s market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Company’s products and services is expected to become increasingly competitive. Community-sized institutions such as Alliance Bancorp typically compete with larger institutions

RP® Financial, LC.	MARKET AREA ANALYSIS
II.10
on pricing or operate in a “niche” that will allow for operating margins to be maintained at profitable levels. The Company’s business plan reflects elements of both strategies.
     Table 2.5 displays deposit market trends over recent years for Chester and Delaware Counties. Annual deposit growth in Chester and Delaware Counties over the last four years has equaled 7.4% and 6.4%, respectively. The market is dominated by commercial bank’s which hold an approximate 74% market share in Chester County and a 62% market share in Delaware County. Competition for deposits in Pennsylvania in general is intense, as the overall size and stability of the Pennsylvania market makes it very attractive to financial institutions. Several large superregional institutions operate in the Company’s markets as well as a relatively large number of community banks. The Company’s annual deposit growth in Delaware County, where eight branches are located, approximated a increase of 4.7% during the period covered in Table 2.5, which is below the averages for Chester and Delaware Counties overall.
Table 2.5
Alliance Bancorp, Inc.
Deposit Summary

	As of June 30,						Deposit
	2005			2009			Growth
		Market	Number of		Market	Number of	Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2005-2009
			(Dollars In Thousands)				(%)
Deposit Summary
State of Pennsylvania	$225,238,000	100.0%	4,724	$294,782,000	100.0%	4,789	7.0%
Commercial Banks	161,521,000	71.7%	3,432	227,075,000	77.0%	3,545	8.9%
Savings Institutions	63,717,000	28.3%	1,292	67,707,000	23.0%	1,244	1.5%

Chester County	$7,817,708	100.0%	192	$10,398,273	100.0%	208	7.4%
Commercial Banks	5,576,235	71.3%	143	7,686,589	73.9%	155	8.4%
Savings Institutions	2,241,473	28.7%	49	2,711,684	26.1%	53	4.9%
Alliance Bank	13,687	0.2%	1	9,038	0.1%	1	-9.9%

Delaware County	$8,288,527	100.0%	171	$10,639,039	100.0%	178	6.4%
Commercial Banks	4,735,250	57.1%	94	6,540,105	61.5%	100	8.4%
Savings Institutions	3,553,277	42.9%	77	4,098,934	38.5%	78	3.6%
Alliance Bank	281,429	3.4%	8	338,059	3.2%	8	4.7%

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1
III. PEER GROUP ANALYSIS
     This chapter presents an analysis of Alliance’s operations and financial characteristics versus a group of comparable publicly-traded thrift institutions (the “Peer Group”) selected from the universe of all publicly-traded thrift institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance. The basis of the pro forma market valuation is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences of Alliance in relation to the Peer Group. Since no Peer Group can be exactly comparable to Alliance, key areas are examined for differences to determine if valuation adjustments are appropriate in the following areas: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.
Peer Group Selection
     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance. The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than “non-listed thrifts” i.e., those listed on the Over-the-Counter Bulletin Board or Pink Sheets, as well as those that are non-publicly traded and closely-held. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. We excluded those that were converted less than one year as their financial results do not reflect a full year of reinvestment benefit and since the stock trading activity is not seasoned. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.
     Ideally, the Peer Group should be comprised of locally or regionally-based institutions with relatively comparable resources, strategies and financial characteristics. There are approximately 142 publicly-traded thrift institutions nationally, which includes approximately 32 publicly-traded MHCs. Given the limited number of public full stock thrifts, it is typically the case

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2
that the Peer Group will be comprised of institutions which are not directly comparable, but the overall group will still be the “best fit” group. To the extent that key differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for such key differences. Since Alliance will be fully public upon completion of the second step conversion offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group and excluding those in MHC form.
          Based on the foregoing, from the 110 fully converted publicly-traded thrifts, we selected ten with characteristics relatively similar to Alliance, The selection process applied is first described below, and then each member is briefly described.
•	Screen #1: Mid-Atlantic thrift institutions with assets between $250 million and $1.0 billion. Of the 23 institutions that met the regional and size criteria, 10 were in MHC form, 4 were recent conversions, and one had unique customer characteristics that impacted that thrift’s financial and operating performance (Carver Bancorp). Out of eight remaining prospective members, three had exhibited losses for the twelve months ended June 30, 2010. Despite operating losses, BCSB Bancorp was chosen to due to their lower losses which can mainly be attributed to provisions and due to similarities in the market area for the Company. Based on the search criteria, we selected six thrifts. Accordingly, it was necessary to expand the search criteria.

•	Screen #2: Geographic scope expanded to include New England thrift institutions with assets between $250 million and $1.0 billion with positive earnings. Of the 13 institutions that met the regional and size criteria, 3 were in MHC form, 1 had recently converted, 3 had negative earnings, and 1 was a target of acquisition. Additionally, Hingham Institution For Savings was excluded as their higher ROE far exceeded the other peers, making it less comparable to the Company.
          Table 3.1 shows the general characteristics of each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Alliance, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Alliance’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3
Table 3.1
Peer Group of Publicly-Traded Thrifts
August 20, 2010

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)		Offices	Year	Date	Price	Value
					($Mil)					($)	($Mil)
NHTB	NH Thrift Bancshares of NH	NASDAQ	Newport, NH	Thrift	$939	M	27	12-31	05/86	$10.20	$59
HARL	Harleysville Savings Financial Corp. of PA	NASDAQ	Harleysville, PA	Thrift	$844	M	7	09-30	08/87	$15.42	$57
THRD	TF Financial Corp. of Newtown PA	NASDAQ	Newtown, PA	Thrift	$721		14	12-31	07/94	$22.49	$60
BCSB	BCSB Bancorp, Inc. of MD	NASDAQ	Baltimore, MD	Thrift	$601	M	18	09-30	04/08	$9.75	$30
CEBK	Central Bancorp of Somerville MA	NASDAQ	Somerville, MA	Thrift	$542	M	9	03-31	10/86	$10.87	$18
ESBK	Elmira Savings Bank, FSB of NY	NASDAQ	Elmira, NY	Thrift	$499	M	10	12-31	03/85	$15.35	$30
NFSB	Newport Bancorp, Inc. of RI	NASDAQ	Newport, RI	Thrift	$450		6	12-31	07/06	$11.88	$43
WVFC	WVS Financial Corp. of PA	NASDAQ	Pittsburgh, PA	Thrift	$376	M	6	06-30	11/93	$11.50	$24
ROME	Rome Bancorp, Inc. of Rome NY	NASDAQ	Rome, NY	Thrift	$330		5	12-31	03/05	$9.32	$63
MFLR	Mayflower Bancorp, Inc. of MA	NASDAQ	Middleboro, MA	Thrift	$256	M	7	04-30	12/87	$8.15	$17

NOTES:	(1) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

(2) Most recent quarter end available (E=Estimated and P=Pro Forma, M=March).
Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4
•	New Hampshire Thrift Bancshares of New Hampshire (“NHTB”). NHTB reported total assets of $939 million and operates through 27 branch offices in central New Hampshire. NHTB’s balance sheet included a similar loans-to-assets ratio to the Company and Peer Group. New Hampshire Thrift Bancshares’ tangible equity/assets ratio reflects greater leverage (6.4% ratio) than Alliance on a pro forma basis. Earnings were modestly above the Peer Group average.

•	Harleysville Savings Financial Corporation of PA (“HARL”) HARL operates 7 offices in the Philadelphia MSA and has $844 million in assets. HARL’s balance sheet structure partially reflects a wholesale leveraging strategy based on its relatively high proportion of investment securities and borrowings to assets in comparison to loans and deposits, respectively. HARL’s ROA is slightly higher than the Peer Group while NPAs were much lower. At June 30, 2010, HARL had a tangible equity-to-assets ratio of 6.1%, more leverage than the Peer Group average.

•	TF Financial Corporation of PA (“THRD”) THRD operates 14 branches in the Philadelphia metropolitan area and maintained $721 million in assets. THRD maintained a ratio of NPAs which were well above the average for the Peer Group. At June 30, 2010 THRD had a tangible equity-to-assets ratio of 9.5% and a 12 month ROA of 0.55%, both of which resemble the Peer Group average.

•	BCSB Bancorp, Inc. of Maryland (“BCSB”) BCSB operates through 18 branch offices in the greater Baltimore region and maintained assets of $601 million. BCSB’s maintained a similar loans-to-assets ratio to Alliance and the Peer Group. BCSB’s tangible equity/assets ratio was similar to the Peer Group average. Earnings were modestly below the Peer Group, reflecting its greater emphasis on residential mortgage lending

•	Central Bancorp of Massachusetts (“CEBK”) CEBK operates through nine offices in eastern Massachusetts and maintained $542 million in total assets. CEBK maintained an inflated ratio of NPAs relative to the peer group average. At June 30, 2010, CEBK had a tangible equity-to-assets ratio of 8.2% and ROA of 0.44%, both of which were lower than the Peer Group average.

•	Elmira Savings Bank, FSB of NY (“ESBK”) ESBK operates through 10 branches in the southern New York and one in northern Pennsylvania. ESBK maintained a ratio of NPAs which were moderately below the Peer Group average. At June 30, 2010, ESBK reported a tangible equity-to-assets ratio of 8.7% and ROA of 0.93%, which were lower and higher than the Peer Group, respectively.

•	Newport Bancorp, Inc. of RI (“NFSB”) NFSB operates six full service banking offices in southern Rhode Island and southeastern Connecticut and maintains total assets of $450 million. Asset quality is very strong and NPAs are at minimal levels, while the tangible equity/assets ratio is above the Peer Group average reflecting the standard conversion offering in July 2006. At June 30, 2010, NFSB reported a higher tangible equity-to-assets ratio of 11.2% relative to the Peer Group average.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5
•	WVS Financial Corp. of PA (“WVFC”) WVFC operates through a total of 6 branches in suburban Pittsburgh area and maintained total assets of $376 million. WVFC maintained an NPAs ratio moderately below the Peer Group average. At March 31, 2010, WVS reported a tangible equity-to-assets ratio of 7.7% and reported a ROA of 0.23%, both below the Peer Group averages.

•	Rome Bancorp of NY (“ROME”) ROME operates through five retail banking offices in upstate New York and maintains total assets of $330 million. Asset quality is relatively strong and NPAs are well below the Peer Group average. At June 30, 2010, Rome Bancorp had a tangible equity-to-assets ratio of 18.6% and an ROA of 1.08%, both of which exceeded the Peer Group averages.

•	Mayflower Bancorp, Inc, of Massachusetts (“MFLR”) MFLR has the smallest asset total of the Peer Group at $256 million and operates through 7 offices in eastern Massachusetts. MFLR’s NPAs were well above the Peer Group average. At June 30, 2010, MFLR maintained a tangible equity-to-assets ratio of 8.0% and an ROA of 0.46%, both of which fell below the Peer Group averages.
     The companies selected for the Peer Group were relatively comparable to Alliance on average, and are considered to be the “best fit” Peer Group. While there are many similarities between Alliance and the Peer Group on average, there are some notable differences that lead to valuation adjustments. The following comparative analysis highlights key similarities and differences of Alliance relative to the Peer Group.
     In aggregate, the Peer Group companies maintain a slightly lower tangible equity level in comparison to the industry average (9.5% of assets versus 10.3% for all public thrifts) and generate a higher ROA (0.36% for the Peer Group versus a loss of 0.22% for all public thrifts). Accordingly, the Peer Group companies have a positive ROE whereas all public companies have a negative ROE (positive ROE of 3.69% for the Peer Group versus negative 1.07% for all public companies). Overall, the Peer Group’s pricing ratios were at a modest premium to all publicly traded thrift institutions on a Price/Tangible Book basis as well as on a Price/Core Earnings basis (many public companies did not have meaningful core earnings multiples owing to their trailing twelve month loss position).

RP® Financial, LC.	PEER GROUP ANALYSIS III.6

	All
	Public Thrifts		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,929		$556
Market Capitalization ($Mil)	$320.1		$40.2
Tangible Equity/Assets (%)	10.28%		9.45%
Core Return on Average Assets (%)	(0.22%)		0.36%
Core Return on Average Equity (%)	(1.07%)		3.69%

Pricing Ratios (Averages) (2)
Price/Core Earnings (x)	17.98	x	18.93	x
Price/Tangible Book (%)	78.82%		90.93%
Price/Assets (%)	8.20%		7.75%

(1)	Excludes MHC and those subject to acquisition

(2)	Based on market prices as of August 20, 2010.

Sources:	Tables 3.2 and 4.3.
Financial Condition
     Table 3.2 shows comparative balance sheet measures for Alliance and the Peer Group, reflecting balances as of June 30, 2010, or the latest date available. On a reported basis, Alliance’s equity-to-assets ratio of 10.8% marginally exceeded to the Peer Group’s average equity/assets ratio of 10.1%. This difference is greater when focusing on the tangible equity-to-assets ratios for Alliance and the Peer Group, which equaled 10.8% and 9.4%, respectively. On a pro forma basis, Alliance’s equity ratios at the midpoint of the offering range will far exceed the Peer Group average and median ratios.
     The increase in Alliance’s pro forma equity position will be favorable from an interest rate risk perspective and in terms of posturing for future earnings growth. The Company’s moderate growth strategy is focused on increasing earnings through ongoing business lines and the current branch network, and potentially financing an acquisition. Many of the Peer Group companies have adopted similar strategies and they have already leveraged their capital positions. Thus, the business plan implementation by the Company to increase earnings and ROE to Peer Group levels is subject to both execution risk in the current environment, which must be considered in the valuation adjustments.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7
Table 3.2
Balance Sheet Composition and Growth Rates
Alliance Bancorp, Inc. and the Comparable Group
As of June 30, 2010

	Balance Sheet as a Percent of Assets										Balance Sheet Annual Grow th Rates
	Cash &	MBS &				Borrowed	Subd.		Goodwill	Tangible		MBS, Cash &			Borrow s.		Tangible	Regulatory Capital
	Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans	Deposits	& Subdebt	Equity	Equity	Tangible	Core	Reg.Cap.
Alliance Bank of PA.
June 30, 2010	14.8%	16.1%	2.5%	63.1%	85.0%	2.9%	0.0%	10.8%	0.0%	10.8%	2.76%	5.00%	0.74%	10.69%	-64.60%	0.14%	0.14%	10.05%	10.05%	17.32%

All Public Companies
Averages	5.9%	20.5%	1.4%	67.2%	72.3%	14.2%	0.5%	11.7%	0.9%	10.9%	4.44%	14.82%	1.12%	8.49%	-14.36%	2.36%	2.14%	10.94%	10.88%	18.23%
Medians	4.6%	18.4%	1.4%	68.6%	73.4%	12.6%	0.0%	10.3%	0.0%	9.4%	2.32%	7.69%	-0.76%	5.64%	-12.33%	1.97%	1.49%	9.54%	9.54%	15.71%

State of PA
Averages	6.5%	31.8%	1.6%	56.2%	68.2%	19.0%	0.4%	11.2%	0.7%	10.5%	2.33%	10.79%	-0.54%	9.15%	-20.15%	-0.80%	-0.46%	11.31%	11.31%	17.79%
Medians	5.6%	29.3%	1.5%	57.3%	70.0%	12.1%	0.0%	10.3%	0.0%	10.2%	2.06%	6.19%	0.19%	7.07%	-15.35%	-0.89%	-0.89%	11.89%	11.89%	17.93%

Comparable Group
Averages	6.3%	25.1%	1.6%	63.1%	68.6%	19.6%	0.7%	10.1%	0.7%	9.4%	-0.42%	3.86%	-1.41%	3.83%	-14.34%	3.60%	4.86%	12.82%	12.82%	17.05%
Medians	4.0%	20.0%	1.8%	64.7%	69.3%	15.7%	0.0%	9.6%	0.0%	8.5%	-0.11%	2.07%	-1.68%	4.79%	-10.24%	5.58%	6.14%	12.82%	12.82%	16.18%

Comparable Group
BCSB BCSB Bancorp, Inc of MD	17.8%	12.7%	2.5%	63.7%	86.4%	0.0%	2.7%	9.8%	0.0%	9.8%	6.00%	27.37%	-0.57%	6.84%	NA	2.29%	6.45%	NA	NA	NA
CEBK Central Bncrp of Somerville MA	3.6%	7.5%	1.3%	84.6%	63.4%	25.1%	2.2%	8.6%	0.4%	8.2%	-5.96%	-22.45%	-2.78%	-7.18%	-7.19%	8.79%	9.29%	NA	NA	15.71%
ESBK Elmira Savings Bank, FSB of NY	13.1%	20.2%	1.9%	59.8%	70.0%	17.3%	0.0%	11.3%	2.6%	8.7%	-3.21%	-3.68%	-4.43%	-2.86%	-1.75%	7.09%	9.93%	8.67%	8.67%	16.65%
HARL Harleysville Savings Fin. Corp. of PA	1.7%	35.0%	1.6%	59.5%	60.3%	32.7%	0.0%	6.1%	0.0%	6.1%	5.09%	1.84%	6.77%	15.91%	-10.24%	6.29%	6.29%	NA	NA	11.73%
MFLR May flower Bancorp, Inc. of MA (1)	8.0%	37.8%	0.0%	47.2%	88.2%	2.9%	0.0%	8.0%	0.0%	8.0%	2.40%	13.83%	-8.06%	5.31%	-46.00%	5.91%	5.99%	NA	NA	NA
NHTB NH Thrift Bancshares of NH	2.6%	24.3%	1.0%	65.6%	73.4%	14.0%	2.1%	9.3%	2.9%	6.4%	8.87%	29.17%	2.58%	6.64%	22.22%	7.21%	11.86%	NA	NA	NA
NFSB New port Bancorp, Inc. of RI	4.3%	11.6%	2.3%	77.3%	58.0%	29.9%	0.0%	11.2%	0.0%	11.2%	0.30%	-0.32%	-0.28%	1.50%	-0.62%	-3.48%	-3.48%	NA	NA	NA
ROME Rome Bancorp, Inc. of Rome NY	2.8%	5.2%	2.9%	85.1%	68.5%	11.4%	0.0%	18.6%	0.0%	18.6%	-2.09%	2.30%	-2.98%	4.26%	-31.61%	2.89%	2.89%	16.96%	16.96%	24.10%
THRD TF Financial Corp. of New town PA	2.8%	19.7%	2.4%	72.2%	77.6%	11.1%	0.0%	10.2%	0.6%	9.5%	-0.51%	8.31%	-4.14%	5.33%	-28.08%	5.24%	5.60%	NA	NA	NA
WVFC WVS Financial Corp. of PA (1)	5.9%	77.1%	0.0%	15.6%	39.9%	51.7%	0.0%	7.7%	0.0%	7.7%	-15.04%	-17.80%	-0.24%	2.59%	-25.77%	-6.23%	-6.23%	NA	NA	NA

(1)	Financial information is for the quarter ending March 31, 2010

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8
     The interest-earning asset (“IEA”) composition for the Company and the Peer Group reflects similarities in terms of proportion of cash, investment, and MBS at 30.9% and 31.4%, respectively, although the Company maintains a higher proportion of cash and investments while the Peer Group maintains a higher proportion of MBS. The Company maintained a loan-to-assets ratio of 63.1% that matches the Peer Group average. The Company’s investment of BOLI at 2.5% exceeds the Peer Group average and median. Overall, the Company’s IEA amounted to 94.0% of assets, which is slightly lower than the Peer Group’s average ratio of 94.5%. On a pro forma basis following the Second Step Conversion, the proceeds from the Offering will immediately be invested in short-term investments pending the longer-term deployment into other IEA such as investment securities with laddered maturities and/or loans, so the Company’s current IEA disadvantage will be diminished.
     The Company’s funding liabilities reflects a funding strategy based more on deposits than the Peer Group. The Company’s deposits equaled 85.0% of assets, which exceeded the Peer Group’s average ratio of 68.6%. On the other hand, the Peer Group maintained a higher level of borrowings than the Company, as indicated by borrowings-to-assets ratios (including subordinated debt) of 20.3% and 2.9% for the Peer Group and the Company, respectively. Total interest-bearing liabilities (“IBL”) maintained by the Company and the Peer Group, as a percent of assets, equaled 87.9% and 88.9%, respectively.
     A key measure of balance sheet strength for a financial institution is IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix. Presently, the Company’s IEA/IBL ratio of 106.9% is in line with the Peer Group’s average ratio of 106.2%. The additional capital realized from stock offering proceeds will increase the IEA/IBL ratio, as the net proceeds realized from Alliance’s stock offering are expected to be reinvested into IEA and the increase in the Company’s equity position will result in a lower level of IBL funding assets.
     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. The Company and the Peer Group’s growth rates are based on annual growth for the twelve months reported. The Company recorded asset growth of 2.8%. In contrast, the Peer Group on average demonstrated shrinkage of 0.4%, as five of the Peer Group companies reduced their size primarily as levels of cash and investments (including MBS) were utilized to repay borrowed funds which shrank. The Company’s asset growth was funded by a 10.7% increase in deposits (which also funded a 64.6% reduction in borrowings) while the Peer

RP® Financial, LC.	PEER GROUP ANALYSIS III.9
Group’s deposits grew at a more moderate rate equal to 3.8% over the last 12 months. The Company’s equity increased only slightly during the twelve month period, falling below Peer Group’s modest growth. The Company’s post-conversion equity growth rate will initially be constrained by maintenance of a comparatively higher pro forma equity position.
Income and Expense Components
     Table 3.3 shows comparative income statement measures for Alliance and the Peer Group, reflecting earnings for the last twelve months. The Company reported a lower net income to average assets ratio of 0.22% versus the Peer Group’s ratio of 0.52% reflecting a less favorable net interest income ratio, higher provisions, lower non-interest income, and non-operating income. These differences are described more fully below. The Company’s slightly lower interest income to average assets ratio (4.58% versus 4.67% on average for the Peer Group) was the result of both lower asset yields and a lower level of IEA. The Company had higher funding costs despite a lower level of borrowed funds, resulting in a marginally higher interest expense ratio. As a result, the Company was at a disadvantage to the Peer Group with net interest income to average assets ratios of 2.73% and 2.94%, respectively.
     On a pro forma basis, the reinvestment of the offering proceeds should diminish the Company’s net interest income ratio disadvantage, even with the current low reinvestment rates available.
     Non-interest operating income is a significantly lower contributor to the Company’s earnings relative to the Peer Group, at 0.25% and 0.44% of assets, respectively. Additionally, the Company’s fee income includes management fees paid by the MHC. This income disappears on a pro forma basis, which will adversely impact pro forma profitability.
     The Company maintained a comparable level of operating expenses to the Peer Group at 2.46% and 2.47% of average assets, respectively. The Company’s operating expenses can be expected to increase with the addition of stock benefit plans on a pro forma basis. Intangible assets amortization was nominal for the Peer Group, while the Company had no intangible assets.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10
Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Alliance Bancorp, Inc. and the Comparable Group
For the Twelve Months Ended June 30, 2010

		Net Interest Income
					Loss	NII	Other Income			Total	G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads			MEMO:	MEMO:
	Net				Provis.	After	Loan	R.E.	Other	Other	G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
	Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income	Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate
Alliance Bank of PA.
June 30, 2010	0.22%	4.58%	1.85%	2.73%	0.34%	2.39%	0.00%	0.00%	0.25%	0.25%	2.46%	0.00%	-0.01%	0.00%	4.76%	2.13%	2.63%	$5,096	23.04%

All Public Companies
Averages	-0.07%	4.74%	1.75%	3.00%	0.95%	2.05%	0.03%	-0.07%	-0.50%	-0.54%	2.78%	0.05%	1.30%	0.01%	5.07%	2.00%	3.06%	$5,919	32.57%
Medians	0.27%	4.81%	1.74%	3.04%	0.53%	2.38%	0.00%	-0.01%	0.56%	0.51%	2.68%	0.00%	0.05%	0.00%	5.06%	2.00%	3.13%	$4,868	32.49%

State of PA
Averages	0.18%	4.47%	1.99%	2.48%	0.45%	2.03%	0.02%	-0.04%	0.24%	0.22%	2.02%	0.02%	-0.03%	0.00%	4.72%	2.26%	2.46%	$6,585	31.24%
Medians	0.35%	4.57%	2.05%	2.65%	0.38%	2.06%	0.00%	-0.01%	0.28%	0.27%	2.17%	0.00%	0.00%	0.00%	4.85%	2.30%	2.49%	$6,715	26.01%

Comparable Group
Averages	0.52%	4.67%	1.72%	2.94%	0.22%	2.73%	0.01%	0.01%	0.43%	0.44%	2.47%	0.05%	0.13%	0.00%	4.94%	1.93%	3.01%	$4,900	30.97%
Medians	0.51%	4.88%	1.71%	3.19%	0.15%	2.86%	0.00%	0.00%	0.45%	0.45%	2.67%	0.00%	0.08%	0.00%	5.11%	1.94%	3.30%	$4,244	32.04%

Comparable Group
BCSB BCSB Bancorp, Inc of MD	-0.21%	4.97%	1.74%	3.22%	0.55%	2.67%	0.00%	0.00%	0.44%	0.44%	2.95%	0.40%	0.04%	0.00%	5.24%	1.94%	3.30%	$4,015	NM
CEBK Central Bncrp of Somerville MA	0.44%	5.08%	1.87%	3.20%	0.15%	3.05%	0.00%	0.00%	0.29%	0.29%	2.70%	0.00%	-0.04%	0.00%	5.40%	2.09%	3.31%	$5,114	27.95%
ESBK Elmira Savings Bank, FSB of NY	0.93%	4.68%	1.67%	3.00%	0.07%	2.93%	0.00%	0.01%	0.56%	0.57%	2.33%	0.04%	0.24%	0.00%	5.05%	1.93%	3.12%	$4,418	32.76%
HARL Harleysville Savings Fin. Corp. of PA	0.60%	4.85%	2.73%	2.12%	0.07%	2.05%	0.00%	-0.02%	0.28%	0.26%	1.50%	0.00%	0.00%	0.00%	4.98%	2.89%	2.09%	$9,225	26.01%
MFLR May flower Bancorp, Inc. of MA (1)	0.46%	4.51%	1.33%	3.17%	0.09%	3.09%	0.05%	-0.05%	0.45%	0.45%	3.16%	0.01%	0.32%	0.00%	4.84%	1.47%	3.37%	$3,758	32.38%
NHTB NH Thrift Bancshares of NH	0.80%	4.33%	1.13%	3.20%	0.56%	2.64%	0.00%	0.01%	0.71%	0.71%	2.66%	0.06%	0.54%	0.00%	4.57%	1.24%	3.34%	$4,244	32.04%
NFSB New port Bancorp, Inc. of RI	0.27%	5.02%	1.83%	3.19%	0.15%	3.04%	0.00%	-0.01%	0.51%	0.51%	2.99%	0.00%	-0.04%	0.00%	5.37%	2.08%	3.29%	$5,926	48.01%
ROME Rome Bancorp, Inc. of Rome NY	1.08%	5.13%	1.08%	4.05%	0.17%	3.88%	0.00%	0.13%	0.58%	0.58%	2.95%	0.00%	0.11%	0.00%	5.49%	1.35%	4.14%	$3,330	33.48%
THRD TF Financial Corp. of New town PA	0.55%	4.91%	1.67%	3.24%	0.45%	2.79%	0.01%	-0.01%	0.37%	0.37%	2.55%	0.00%	0.12%	0.00%	5.17%	1.89%	3.28%	$4,072	23.67%
WVFC WVS Financial Corp. of PA (1)	0.23%	3.22%	2.18%	1.04%	-0.08%	1.12%	0.00%	0.00%	0.18%	0.18%	0.90%	0.00%	-0.06%	0.00%	3.25%	2.38%	0.87%	NM	22.44%

(1)	Financial information is for the quarter ending March 31, 2010.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11
     Loan loss provisions had a larger impact on the Company’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.34% and 0.22% of average assets, respectively. The higher level of loan provisions established by the Company was due in part to its less favorable credit quality measures and higher proportion of loans in commercial real estate and construction loans in the current weak economy.
     Net gains and losses realized from the sale of assets and other non-operating items equaled a minimal net loss of 0.01% of average assets for the Company versus a net gain equal to 0.13% on average for the Peer Group. The net loss recorded by the Company was attributable to a minimal loss taken on the sale of OREO.
     The Company’s effective tax rate for the last 12 months of 23.0% is modestly below the Peer Group average of 31.0%. The Company expects that its effective tax rate will continue to approximate the recent historical level over the near term and thus remain at a comparative advantage relative to the Peer Group.
Loan Composition
     Table 3.4 presents data related to loan portfolio composition and investment in MBS. The Company’s loan portfolio composition reflected a much lower concentration of 1-4 family permanent mortgage loans and MBS than maintained by the Peer Group at 29.0% and 53.1%, respectively. The Peer Group’s higher ratio was attributable to both a higher investment in both permanent 1-4 family whole loans and MBS, while the Company had a higher proportion of commercial real estate and construction loans. Conversely, the Company’s proportion of non-mortgage C&I and consumer loans of 1.7% and 1.7% of assets, respectively, was marginally below the average ratios for the Peer Group of 3.2% and 1.8%, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS III.12
Table 3.4
Loan Portfolio Composition and Related Information
Alliance Bancorp, Inc. and the Comparable Group
As of June 30, 2010

	Portfolio Composition as a Percent of Assets
		1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution	MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Alliance Bank of PA.	4.36%	24.62%	5.37%	30.80%	1.66%	1.65%	65.41%	$0	$0

All Public Companies
Averages	11.95%	34.56%	4.62%	22.06%	4.63%	2.17%	64.69%	$636,043	$5,351
Medians	10.03%	35.23%	3.29%	21.41%	3.52%	0.50%	63.96%	$45,215	$202

State of PA
Averages	16.73%	36.18%	3.77%	12.79%	2.28%	1.63%	57.64%	$121,609	$595
Medians	16.24%	37.37%	3.84%	12.92%	2.02%	0.40%	57.19%	$22,470	$26

Comparable Group
Averages	13.88%	39.20%	2.50%	17.43%	3.22%	1.79%	62.64%	$73,764	$437
Medians	12.97%	42.31%	2.20%	15.68%	1.78%	0.52%	59.35%	$29,650	$199

Comparable Group
BCSB BCSB Bancorp, Inc of MD	12.88%	35.51%	3.89%	24.77%	1.51%	0.87%	61.94%	$36,030	$225
CEBK Central Bncrp of Somerville MA	4.22%	40.38%	0.44%	41.16%	0.62%	0.21%	85.40%	$90	$0
ESBK Elmira Savings Bank, FSB of NY	13.06%	35.23%	0.60%	10.63%	6.59%	7.44%	54.16%	$128,130	$1,112
HARL Harleysville Savings Fin. Corp. of PA	17.09%	51.56%	1.30%	6.28%	2.04%	0.14%	54.00%	$1,940	$0
MFLR May flower Bancorp, Inc. of MA (1)	20.17%	29.37%	4.04%	11.21%	2.56%	0.66%	52.71%	$88,970	$516
NHTB NH Thrift Bancshares of NH	18.87%	44.23%	2.17%	15.55%	7.42%	1.00%	60.48%	$356,250	$1,751
NFSB New port Bancorp, Inc. of RI	10.03%	48.05%	2.23%	27.33%	0.37%	0.08%	67.61%	$4,360	$0
ROME Rome Bancorp, Inc. of Rome NY	0.00%	52.97%	0.77%	15.82%	9.29%	7.01%	73.87%	$23,270	$173
THRD TF Financial Corp. of New town PA	11.40%	48.85%	4.88%	17.97%	0.84%	0.37%	58.03%	$98,600	$597
WVFC WVS Financial Corp. of PA (1)	31.12%	5.87%	4.72%	3.53%	0.95%	0.07%	58.23%	$0	$0

(1)	Financial information is for the quarter ending March 31, 2010

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13
Credit Risk
     The ratio of NPAs/assets equaled 3.60% for the Company versus an average of 1.18% for the Peer Group, as shown in Table 3.5. Moreover, to place the Company’s ratio of NPAs into perspective, it should be noted that the average ratio for all publicly traded thrifts equaled 4.25% of assets. It should be noted that the majority of the Company’s NPAs are concentrated in non-performing loans (“NPLs”) and, as a result, there remains an increased propensity for loss in the event of the foreclosure process is prolonged.
     The Company maintained a higher level of loss reserves as a percent of loans but much lower reserve coverage in relation to NPLs and NPAs. Specifically, the Company’s ratio of reserves/loans equaled 1.46% versus an average of 1.06% for the Peer Group; the Company’s higher ratio is warranted by the Company’s higher credit risk profile and higher level of NPAs. In terms of the reserve coverage ratio relative to NPAs and 90+ day delinquent loans, the Company’s ratio of 31.9% is well below the 127.4% reserve coverage ratio for the Peer Group. Chargeoffs over the most recent 12 month period for Alliance equaled 0.22% of loans, which was slightly above the Peer Group average of 0.13%.
Interest Rate Risk
     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, the Company’s interest rate risk characteristics were considered slightly more favorable than the Peer Group’s, as implied by the Company’s higher tangible equity-to-assets and IEA/IBL ratios. However, this slight advantage was offset by the Company’s higher ratio of non-interest earning assets. To analyze the interest rate risk associated, we reviewed quarterly changes in net interest income as a percent of average assets for the Company and the Peer Group. Both demonstrate quarter to quarter volatility, but the changes are not significantly different to warrant an adjustment. On a pro forma basis, the infusion of stock proceeds should serve to improve these ratios.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14
Table 3.5
Credit Risk Measures and Related Information
Alliance Bancorp, Inc. and the Comparable Group
As of June 30, 2010 or Most Recent Date Available

		NPAs &				Rsrves/
	REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution	Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Alliance Bank of PA.	0.67%	3.60%	4.57%	1.46%	37.10%	31.89%	$621	0.22%

All Public Companies
Averages	0.51%	4.25%	4.92%	1.69%	65.87%	52.38%	$1,552	0.72%
Medians	0.20%	2.56%	3.33%	1.39%	45.65%	40.24%	$642	0.32%

State of PA
Averages	0.35%	2.63%	3.24%	1.29%	55.12%	46.04%	$962	0.26%
Medians	0.25%	2.40%	3.10%	1.36%	46.65%	38.40%	$137	0.09%

Comparable Group
Averages	0.12%	1.18%	1.81%	1.06%	123.70%	127.36%	$154	0.13%
Medians	0.02%	0.79%	1.92%	1.01%	60.25%	58.54%	$34	0.05%

Comparable Group
BCSB BCSB Bancorp, Inc of MD	0.00%	2.23%	3.44%	1.56%	45.31%	45.31%	$453	0.46%
CEBK Central Bncrp of Somerville MA	0.00%	2.38%	2.79%	0.74%	26.61%	26.61%	$5	0.00%
ESBK Elmira Savings Bank, FSB of NY	0.14%	0.84%	1.33%	1.00%	75.19%	71.76%	$58	0.08%
HARL Harleysville Savings Fin. Corp. of PA	0.00%	0.24%	0.11%	0.47%	441.49%	441.49%	$43	0.03%
MFLR May flower Bancorp, Inc. of MA (1)	0.77%	2.06%	2.50%	1.01%	34.57%	20.78%	$19	0.06%
NHTB NH Thrift Bancshares of NH	0.03%	0.37%	1.05%	1.52%	130.22%	244.32%	$852	0.52%
NFSB New port Bancorp, Inc. of RI	0.05%	0.30%	0.32%	1.00%	311.21%	259.65%	$25	0.03%
ROME Rome Bancorp, Inc. of Rome NY	0.01%	0.74%	0.79%	0.89%	99.60%	90.85%	$73	0.10%
THRD TF Financial Corp. of New town PA	0.20%	2.21%	3.04%	1.28%	32.98%	32.98%	$16	0.01%
WVFC WVS Financial Corp. of PA (1)	0.00%	0.43%	2.73%	1.09%	39.83%	39.83%	$0	0.00%

(1)	Financial information is for the quarter endind March 31, 2010.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15
Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Alliance Bancorp, Inc. and the Comparable Group
As of June 30, 2010 or Most Recent Date Available

	Balance Sheet Measures
			Non-Earn.
	Equity/	IEA/	Assets/	Quarterly Change in Net Interest Income
Institution	Assets	IBL	Assets	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
	(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Alliance Bank of PA.	10.8%	106.9%	6.0%	21	2	-7	10	-7	7

All Public Companies	10.9%	107.8%	6.4%	1	5	6	8	0	-1
State of PA	10.5%	108.3%	5.4%	4	2	5	4	-9	-10

Comparable Group
Averages	9.4%	106.2%	5.6%	-3	5	12	10	-10	-5
Medians	8.5%	105.7%	6.3%	-1	4	11	10	-1	-4

Comparable Group
BCSB BCSB Bancorp, Inc of MD	9.8%	105.4%	6.2%	-24	-14	29	31	9	17
CEBK Central Bncrp of Somerville MA	8.2%	105.2%	4.2%	12	16	14	33	0	-12
ESBK Elmira Savings Bank, FSB of NY	8.7%	106.1%	6.7%	-21	-1	-1	20	-62	40
HARL Harleysville Savings Fin. Corp. of PA	6.1%	103.3%	4.2%	3	5	13	9	-25	10
MFLR May flower Bancorp, Inc. of MA (1)	8.0%	102.0%	7.1%	NA	5	33	7	2	-13
NHTB NH Thrift Bancshares of NH	6.4%	103.3%	7.9%	-4	9	5	10	-12	-25
NFSB New port Bancorp, Inc. of RI	11.2%	105.9%	6.6%	12	3	14	9	5	-1
ROME Rome Bancorp, Inc. of Rome NY	18.6%	117.3%	6.4%	-4	26	9	-1	-2	-7
THRD TF Financial Corp. of New town PA	9.5%	106.7%	5.4%	2	2	5	12	6	14
WVFC WVS Financial Corp. of PA (1)	7.7%	107.6%	1.4%	NA	-4	-3	-26	-16	-69

(1)	Financial information is for the quarter ending March 31, 2010.

NA=Change is greater than 100 basis points during the quarter.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16
Summary
     Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Alliance. In those areas where notable differences exist, we will apply appropriate valuation adjustments in the next section.

RP® Financial, LC.	VALUATION ANALYSIS IV.1
IV. VALUATION ANALYSIS
Introduction
     This section presents the valuation analysis and methodology used to determine the Company’s estimated pro forma market value of the common stock to be issued in conjunction with the Second Step Conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for conversion transactions, particularly regarding the selection of the Peer Group, scope of the fundamental comparative fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach and related valuation adjustments.
Appraisal Guidelines
     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994 specify the market value methodology for estimating the pro forma market value of an institution. The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.
RP Financial Approach to the Valuation
     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should

RP® Financial, LC.	VALUATION ANALYSIS IV.2
be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.
     The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Alliance’s operations and financial condition; (2) monitor Alliance’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and Alliance’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.
     The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Alliance’s value, or Alliance’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.
Valuation Analysis
     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We

RP® Financial, LC.	VALUATION ANALYSIS IV.3
have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.
1. Financial Condition
     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The key similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:
•	Overall Asset/Liability (“A/L”) Composition. Relative to the Peer Group, the Company had comparable level of loans to total assets while reflecting a greater level of loan portfolio diversification, primarily in the area of commercial mortgage lending. The Company maintains a comparatively higher liquidity position, in terms of the proportion of cash/assets. On balance, the Company’s yield on IEA was lower than to the Peer Group average. The Company’s funding composition reflected a higher level of deposits and a lower level of borrowings in comparison to the Peer Group. The Company’s comparative disadvantage in terms of IEA/IBL ratio should improve on a pro forma basis with additional equity and reinvestment of proceeds.

•	Credit Quality. The Company has significantly higher credit risk with higher NPAs, lower reserve coverage and a higher concentration of loans in commercial real estate and construction. In view of the high proportion of NPLs relative to NPAs, the Company’s higher credit risk profile is expected to have a greater exposure to loss if the foreclosure process is prolonged.

•	Balance Sheet Liquidity. The Company currently maintains a higher level of cash, but slightly lower balance of cash and investments. The Company’s level of cash and investments will be bolstered over the near term with the infusion of the Offering proceeds. The Company’s borrowing capacity is much greater than the Peer Group given the comparatively limited use of borrowings. Accordingly, the Company should have greater pro forma balance sheet liquidity.

•	Equity. The Company currently operates with higher tangible equity than the Peer Group, which will further strengthen on a pro forma basis. Thus, the Company will have a greater capacity for expansion and ability to absorb losses.
     On balance, while the Company’s capital and liquidity will be strengthened on a pro forma basis, the higher credit risk profile is the reason leading to a slight downward adjustment relative to the Peer Group.

RP® Financial, LC.	VALUATION ANALYSIS IV.4
2. Profitability, Growth and Viability of Earnings
     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.
•	Reported Earnings. The Company reported lower earnings than the Peer Group based profitability. Reinvestment of the net conversion proceeds may increase the Company’s profitability incrementally and the interest rate for reinvesting the proceeds and the new stock plans will limit the initial benefit. However; the Company will lose the management fee benefit paid by the MHC as well as other expenses incurred by the MHC which will be incurred by the Company following the Second Step Conversion.

•	Core Profitability. The Company’s lower core profitability reflects a lower net interest income, higher provisions and lower non-interest income. Although core profitability may improve on a pro forma basis, the improvement will be limited by consolidation of the MHC as noted above. Low reinvestment rates and the new stock plans will limit pro forma benefit initially. Importantly, the Company appears to have momentum for core earnings growth as the level of net interest income has expanded, but future improvements to core earnings may be dependent upon asset quality trends and the level of loan loss provisions.

•	Interest Rate Risk. The Company currently appears to have a similar interest rate risk profile. The proceeds reinvestment should improve the Company’s position versus the Peer Group.

•	Credit Risk. As noted herein, given the higher level of NPAs and higher credit risk profile of the loan portfolio, the Company’s profitability is expected to continue to be subject to greater credit-related volatility relative to the Peer Group average.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through leverage. Second, the Company has grown at a faster pace over the last twelve months. And third, the Company’s comparatively higher pro forma equity gives the Company greater growth capacity.

•	Return on Equity. The Company maintains an ROE disadvantage with higher equity and lower profitability. The marginal net reinvestment benefit, the loss of the MHC management fee and higher pro forma equity will further widen the Company’s disadvantage.
     Overall, we concluded that a slight downward adjustment for profitability, growth and viability of earnings was appropriate, primarily in view lower pro forma profitability and higher propensity for further credit losses.

RP® Financial, LC.	VALUATION ANALYSIS IV.5
3. Asset Growth
     Over the most recent twelve months, the Company’s asset growth rate exceeded the Peer Group, as the Company had stronger deposit and loan growth, and as the Peer Group on average appeared to significantly reposition their balance sheets while restricting growth. On a pro forma basis, the Company’s greater capitalization will provide greater leverage than the Peer Group, although the profitability and execution risk of such leverage is unknown. On balance, a slight upward adjustment was applied for asset growth.
4. Primary Market Area
     The general condition of a financial institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. The Company operates in the suburbs to the south and west of Philadelphia. At the same time, the Company faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks. A number of the Peer Group companies on average operate in reasonably similar markets.
     Demographic and economic trends and characteristics in the Company’s primary market area are comparable to the primary market areas served by the Peer Group companies (see Exhibit III-3). In this regard, the total population of the market is comparable to the average of the Peer Group’s primary markets and the 2000-2010 growth rate falls below the Peer Group markets’ average for Delaware County while the Company’s Chester County population growth rate exceeds the Peer Group Markets’ average. Income levels in the Company’s market are comparable to the Peer Group but the deposit market share exhibited by the Company was modestly below the Peer Group average and median. Unemployment rates for the majority of the markets served by the Peer Group companies were lower than the unemployment rate reflected for Delaware County and higher than the unemployment rate in Chester County.
     On balance, we concluded that no adjustment was appropriate for the Company’s market area.
5. Dividends
     The Company currently pays a quarterly dividend of $0.03 per share. At this time the Company intends to continue to pay cash dividends on a quarterly basis following the Second

RP® Financial, LC.	VALUATION ANALYSIS IV.6
Step Conversion at the current $0.03 per share quarterly rate. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.
     Eight out a total of ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.84% to 5.57%. The average dividend yield on the stocks of the Peer Group institutions was 3.30%. As of August 20, 2010, approximately 63% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.02%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.
     The Company’s dividend capacity will be enhanced by the Second Step Conversion and resulting increase in capital. At the same time, the dividend paying capacity of both the Company and the Peer Group will continue to be impacted by the high level of NPAs and loan loss provisions over the near term, as well as the loss of the MHC management fee for the Company. Furthermore, the pro forma earnings will not increase significantly but dividends would become payable on all shares issued (where the MHC waives the right to receive dividends on its shares historically). On balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.
6. Liquidity of the Shares
     The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $17.0 million to $63.1 million as of August 20, 2010, with average and median market values of $40.2 million and $36.8 million, respectively. The common shares outstanding of the Peer Group members ranged from 1.7 million to 6.8 million, with average and median shares outstanding of 3.3 million and 2.9 million, respectively. The Company’s Second Step Conversion offering is expected to provide for a pro forma market value and shares outstanding that will be at the upper end of the range of market values and shares outstanding indicated for Peer Group companies. Like all of the Peer Group companies, the Company’s stock will continue to be quoted on the NASDAQ following the second-step stock offering. Overall, we

RP® Financial, LC.	VALUATION ANALYSIS IV.7
anticipate that the Company’s public stock will have a relatively similar trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.
7. Marketing of the Issue
     We believe that four separate markets exist for thrift stocks, including those coming to market such as Alliance’s: (A) the market for existing public companies including publicly traded thrifts, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in Pennsylvania; and (D) the market for the public stock of Alliance. All of these markets were considered in the valuation of the Company’s to-be-issued stock.
     A. The Public Market
          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.
          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks started the fourth quarter of 2009 with a sell-off, as investors reacted negatively to economic data showing a slowdown in manufacturing activity from August to September and more job losses than expected for September. Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world. Good earnings reports from J.P. Morgan Chase and Intel pushed the Dow Jones industrial Average (“DJIA”) above a 10000 close in mid-October. Mixed economic data and concerns of the sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October. Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism

RP® Financial, LC.	VALUATION ANALYSIS IV.8
about the economy aided by a report that manufacturing activity rose around the world in October. Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November. The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates. Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries. Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December. Mixed economic data, including a better-than-expected increase in November retail sales and November wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock market heading into mid-December. Worries about the state of European economies and the dollar’s surge upended stocks in mid-December. Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains for six consecutive sessions in late-December. Overall, the DJIA closed up 18.8% for 2009, which was 26.4% below its all time high.
     Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January. The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks. Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010. Concerns about the global economy and European default worries pressured stocks lower in early-February, as the DJIA closed below 10000 for the first time in three months. Upbeat corporate earnings and some favorable economic news out of Europe and China held stocks to rebound in mid-February. The positive trend in the broader stock market continued into the second half of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering. Weak economic data pulled stocks lower at the end of February, although the 2.6% increase in the DJIA for the month of February was its strongest showing since November.
     The DJIA moved back into positive territory for 2010 in early-March, as the broader market rallied on a better-than-expected employment report for February. Stocks trended higher through mid-March, with the DJIA closing up for eight consecutive trading sessions. Factors contributing to the eight day winning streak included bullish comments by Citigroup,

RP® Financial, LC.	VALUATION ANALYSIS IV.9
expectations of continued low borrowing costs following the Federal Reserve’s mid-March meeting that concluded with keeping its target rate near zero and a brightening manufacturing outlook. Following a one day pull back, the positive trend in the broader market continued heading into late-March. Gains in the health-care sector following the passage of health-care legislation, better-than-expected existing home sales in February, first time jobless claims falling more than expected and solid earnings posted by Best Buy all contributed to the positive trend in stocks. The DJIA moved to a 19-month high approaching the end of the first quarter, as oil stocks led the market higher in response to new evidence of global economic strength. Overall, the DJIA completed its best first quarter since 1999, with a 4.1% increase for the quarter.
     More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010. The DJIA closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy. Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market. The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains. Financial stocks pulled the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs. The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects stemming from Greece’s credit crisis. Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims. China’s promise not to unload its European debt sparked a one-day rally in late-May, which was followed by a lower close for the DJIA on the last trading day of May as a downgrade of Spain’s credit rekindled investors’ fears about Europe’s economy. Overall, it was the worst May for the DJIA since 1940. Volatility in the broader stock market continued to prevail in early-June. A rebound in energy shares provided for the third biggest daily gain in the DJIA for 2010, which was followed by a one day decline of over 300 points in the DJIA as weaker than expected employment numbers for May sent the DJIA to a close below 10000. The DJIA rallied back over 10000 in mid-June, as stocks were boosted by upbeat comments from the European Central Bank, a rebound in energy stocks, tame inflation data and some regained confidence in the global economic recovery. Weak housing data for May and persistent worries about the global economy pulled stocks

RP® Financial, LC.	VALUATION ANALYSIS IV.10
lower in late-June. The DJIA closed out the second quarter of 2010 at a new low for the year, reflecting a decline of 10% for the second quarter.
     A disappointing employment report for June 2010 extended the selling during the first week of July. Following seven consecutive days of closing lower, the DJIA posted a gain as bargain hunters entered the market. Some strong earnings reports at the start of second quarter earnings season and upbeat data on jobs supported a seven day winning streak in the broader stock market and pushed the DJIA through the 10000 mark going into mid-July. Renewed concerns about the economy snapped the seven day winning streak in the DJIA, although losses in the broader stock market were pared on news that Goldman Sachs reached a settlement with the SEC. Stocks slumped heading into the second half of July, as Bank of America and Citigroup reported disappointing second quarter earnings and an early-July consumer confidence report showed that consumers were becoming more pessimistic. Favorable second quarter earnings supported a rally in the broader stock market in late-July, with the DJIA moving back into positive territory for the year. Overall, the DJIA was up 7.1% for the month of July, which was its strongest performance in a year.
     Better-than-expected economic data helped to sustain the stock market rally at the beginning of August 2010, but stocks eased lower following the disappointing employment report for July. The downturn in the broader stock market accelerated in the second half of August, as a number of economic reports for July showed the economy was losing momentum which more than overshadowed a pick-up in merger activity. On August 20, 2010, the DJIA closed at 10,213.62, an increase of 9.2% from one year ago and the NASDAQ closed at 2,179.76, an increase of 9.6% from one year ago. The Standard & Poor’s 500 Index closed at 1,071.69 on August 20, 2010, an increase of 6.4% from one year ago.
     The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of fourth quarter of 2009. Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase. Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October. After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending. In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the

RP® Financial, LC.	VALUATION ANALYSIS IV.11
federal funds rate unchanged. Thrift stocks rebounded along with the broader market going into mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery. Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November. Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks. The favorable employment report for November added to gains in the thrift sector in early-December. Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected. More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow trading range for the thrift sector through year end. Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to deterioration in credit quality.
     Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on credit quality trends. An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January. Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January. Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that prices were rising in some large metropolitan areas. Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February. Comments by the Federal Reserve Chairman that short-term interest rates were likely to remain low for at least several months helped thrift stocks to ease higher in late-February.
     The thrift sector moved higher along with the broader stock market in-early March 2010, aided by the better-than-expected employment report for February. Financial stocks propelled the market higher heading into mid-March on optimism that Citigroup would be able to repay the

RP® Financial, LC.	VALUATION ANALYSIS IV.12
U.S. Government after a successful offering of trust preferred securities. The Federal Reserve’s recommitment to leaving its target rate unchanged “for an extended period” sustained the positive trend in thrift stocks through mid-March. Thrift stocks bounced higher along with the broader stock market heading into late-March, which was followed by a slight pullback as debt worries sent the yields on Treasury notes higher.
     An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010. A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud. Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs. Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery. Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then retreated heading into the second half of May on lingering concerns about the euro. News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks. Thrift stocks participated in the one-day broader market rally in late-May and then declined along with the broader stock market at the close of May. Some positive economic reports provided a boost to thrift stocks at the start of June, which was followed a sharp decline in the sector on the disappointing employment report for May. Gains in the broader stock market provided a boost to thrift stocks as well heading in mid-June. Weaker-than-expected housing data for May and uncertainty surrounding the final stages of the financial reform legislation pressured thrift stocks lower in late-June.
     Thrift stocks declined along with the broader stock market at the start of the third quarter of 2010, as home sales in May declined sharply following the expiration of a special tax credit for home buyers. A report showing that home loan delinquencies increased in May further depressed thrift stocks, while the broader market moved higher on more attractive valuations. Financial stocks helped to lead the stock market higher through mid-July, as State Street projected a second quarter profit well above analysts’ forecasts which fueled a more optimistic

RP® Financial, LC.	VALUATION ANALYSIS IV.13
outlook for second quarter earnings reports for the financial sector. Thrift stocks retreated along with the financial sector in general in mid-July on disappointing retail sales data for June and second quarter earnings results for Bank of America and Citigroup reflecting an unexpected drop in their revenues. Some favorable second quarter earnings reports which reflected improving credit measures helped to lift the thrift sector in late-July and at the beginning of August. Thrift stocks pulled back along with the broader market on weak employment data for July, which raised fresh concerns about the strength of the economy and the risk of deflation. The sell-off in thrift stocks became more pronounced in the second half of August, with signs of slower growth impacting most sectors of the stock market. Thrift stocks were particularly hard hit by the dismal housing data for July, which showed sharp declines in both existing and new home sales. On August 20, 2010, the SNL Index for all publicly-traded thrifts closed at 538.58, a decrease of 5.1% from one year ago.
     B. The New Issue Market
          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.
          The marketing for converting thrift issues turned more positive in the fourth quarter of 2009 and through the first two quarters of 2010, as indicated by an increase in conversion activity and the relative success of those offerings. At the same time, the recent second step conversions generally closed at the lower end of their respective offering ranges and most have traded flat to lower in aftermarket trading. As shown in Table 4.1, two standard conversions and six second-step conversions have been completed during the past three

RP® Financial, LC.	VALUATION ANALYSIS IV.14
months. The recently completed second-step conversion offerings are considered to be more relevant for our analysis, particularly those which were completed in late-June and the first half of July. In general, second-step conversions tend to be priced (and trade in the aftermarket) at higher P/B ratios than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. As shown in Table 4.1, with the exception of Oritani Financial Corp., all of the second-step conversion offerings were completed between the minimum and midpoint of their offering ranges, potentially reflecting the larger size of the Oritani transaction and its timing in late June which preceeded the market selloff in July when most of the other second step conversions completed their respective transactions. The average closing pro forma price/tangible book ratio of the recent second-step conversion offerings equaled 79.1%. On average, the second-step conversion offerings reflected a 2.3% decrease in price from their IPO prices after the first week of trading. As of August 20 2010, the recent second-step conversion offerings reflected an average decrease of 4.0% in price from their IPO prices.
          Shown in Table 4.2 are the current pricing ratios for the fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange. The current average P/TB ratio for the recent fully-converted offerings equaled 74.5%, based on closing stock prices as of August 20, 2010.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15
Table 4.1
Pricing Characteristics and After-Market Trends
Conversions Completed in Trailing 12 Months

											Contribution to		Insider Purchases												Post-IPO Pricing Trends
			Pre-Conversion Data				Offering Information				Char. Found.		% Off Incl. Fdn. +Merger Shares					Pro Forma Data							Closing Price:
Institutional Information			Financial Info.		Asset Quality		Excluding Foundation					% of	Benefit Plans				Initial	Pricing Ratios(3)(6)			Financial Charac.				First		After		After				Mths
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%	Since
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Excl. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chge	Week(4)	Chge	Month(5)	Chge	8/20/10	Chge	Conv.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Peoples Fed Bncshres, Inc. — MA*	7/7/10	PEOP-OTCBB	$488	10.77%	0.32%	199%	$66.1	100%	132%	2.8%	S	8.0%	8.0%	4.0%	10.0%	3.3%	0.00%	64.7%	45.5x	13.1%	0.3%	20.2%	1.4%	$10.00	$10.40	4.0%	$10.69	6.9%	$10.42	4.2%	$10.37	3.7%	1.4
Fairmount Bancorp, Inc. — MD	6/3/10	FMTB-OTCBB	$67	10.57%	0.40%	152%	$4.4	100%	89%	15.8%	N.A.	N.A.	8.0%	4.0%	10.0%	14.6%	0.00%	43.9%	11.4x	6.5%	0.6%	14.8%	0.6%	$10.00	$11.00	10.0%	$12.00	20.0%	$11.00	10.0%	$12.25	22.5%	2.6

Averages – Standard Conversions:			$277	10.67%	0.36%	175%	$35.3	100%	111%	9.3%	N.A.	N.A.	8.0%	4.0%	10.0%	9.0%	0.00%	54.3%	28.5x	9.8%	0.4%	17.5%	1.0%	$10.00	$10.70	7.0%	$11.35	13.5%	$10.71	7.1%	$11.31	13.1%	2.0
Medians – Standard Conversions:			$277	10.67%	0.36%	175%	$35.3	100%	111%	9.3%	N.A.	N.A.	8.0%	4.0%	10.0%	9.0%	0.00%	54.3%	28.5x	9.8%	0.4%	17.5%	1.0%	$10.00	$10.70	7.0%	$11.35	13.5%	$10.71	7.1%	$11.31	13.1%	2.0

Second Step Conversions
Jacksonville Bancorp, Inc. — IL*	7/15/10	JXSB-NASDAQ	$290	9.12%	1.02%	111%	$10.4	54%	89%	12.0%	N.A.	N.A.	4.0%	0.0%	10.0%	9.6%	3.00%	59.3%	19.07	6.5%	0.3%	11.0%	2.9%	$10.00	$10.65	6.5%	$10.58	5.8%	$10.13	1.3%	$10.12	1.2%	1.2
Colonial Fin. Services, Inc. — NJ*	7/13/10	COBK-NASDAQ	$568	8.20%	0.43%	124%	$23.0	55%	85%	8.0%	N.A.	N.A.	4.0%	4.0%	10.0%	1.6%	0.00%	63.4%	14.01	7.1%	0.5%	11.2%	4.5%	$10.00	$10.05	0.5%	$9.65	-3.5%	$9.80	-2.0%	$9.80	-2.0%	1.2
Viewpoint Fin. Group — TX*	7/7/10	VPFG-NASDAQ	$2,477	8.42%	0.61%	108%	$198.6	57%	99%	4.0%	N.A.	N.A.	4.0%	4.0%	10.0%	0.2%	0.00%	93.2%	28.61	13.2%	0.5%	14.2%	3.3%	$10.00	$9.50	-5.0%	$9.55	-4.5%	$9.70	-3.0%	$9.31	-6.9%	1.4
Oneida Financial Corp. — NY*	7/7/10	ONFC-NASDAQ	$596	9.61%	0.90%	1041%	$31.5	55%	100%	8.0%	N.A.	N.A.	4.0%	4.0%	10.0%	4.2%	6.00%	97.3%	15.12	9.2%	0.6%	9.9%	4.5%	$8.00	$7.50	-6.3%	$7.50	-6.3%	$7.90	-1.3%	$7.69	-3.9%	1.4
Fox Chase Bancorp, Inc., PA	6/29/10	FXCB-NASDAQ	$1,156	10.83%	2.91%	38%	$87.1	60%	85%	5.0%	N.A.	N.A.	4.0%	3.1%	7.9%	0.7%	0.00%	72.1%	NM	11.8%	-0.1%	16.4%	-0.6%	$10.00	$9.59	-4.1%	$9.60	-4.0%	$9.68	-3.2%	$9.35	-6.5%	1.7
Oritani Financial Corp., NJ*	6/24/10	ORIT-NASDAQ	$2,054	12.38%	2.03%	60%	$413.6	74%	106%	2.8%	N.A.	N.A.	4.0%	4.0%	10.0%	0.5%	3.00%	89.4%	38.03	23.0%	0.6%	25.7%	2.4%	$10.00	$10.31	3.1%	$9.86	-1.4%	$9.91	-0.9%	$9.43	-5.7%	1.9

Averages — Second Step Conversions:			$1,190	9.76%	1.32%	247%	$127.4	59%	94%	6.6%	N.A.	N.A.	4.0%	3.2%	9.6%	2.8%	2.00%	79.1%	23.0x	11.8%	0.4%	14.7%	2.8%	$9.67	$9.60	-0.9%	$9.46	-2.3%	$9.52	-1.5%	$9.28	-4.0%	1.5
Medians — Second Step Conversions:			$876	9.37%	0.96%	109%	$59.3	56%	94%	6.5%	N.A.	N.A.	4.0%	4.0%	10.0%	1.1%	1.50%	80.7%	19.1x	10.5%	0.5%	12.7%	3.1%	$10.00	$9.82	-1.8%	$9.63	-3.8%	$9.75	-1.6%	$9.39	-4.8%	1.4

Averages – All Conversions:			$855	9.99%	1.08%	229%	$104.3	69%	98%	7.3%	N.A.	N.A.	5.0%	3.4%	9.7%	4.3%	1.50%	64.8%	21.5x	10.0%	0.4%	13.7%	2.1%	$8.67	$9.88	1.1%	$9.93	1.6%	$9.82	0.6%	$9.79	0.3%
Medians – All Conversions:			$582	10.09%	0.61%	117%	$48.8	57%	89%	6.5%	N.A.	N.A.	4.0%	4.0%	10.0%	1.6%	0.00%	64.7%	19.1x	10.5%	0.5%	14.5%	2.6%	$10.00	$10.18	1.8%	$9.76	-2.5%	$9.86	-1.1%	$9.62	-2.9%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” — Not Traded; “NA” — Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.

(2)	As a percent of MHC offering for MHC transactions.

(3)	Does not take into account the adoption of SOP 93-6.

(4)	Latest price if offering is less than one week old.

(5)	Latest price if offering is more than one week but less than one month old.

(6)	Mutual holding company pro forma data on full conversion basis.

(7)	Simultaneously completed acquisition of another financial institution.

(8)	Simultaneously converted to a commercial bank charter.

(9)	Former credit union.
August 20, 2010

RP® Financial, LC.	VALUATION ANALYSIS
IV.16
Table 4.2
Market Pricing Comparatives
Prices As of August 20, 2010

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies		$9.64	$278.43	$(0.12)	$12.76	18.97	x	77.06%	9.27%	84.79%	18.97	x	$0.23	1.99%	30.49%	$2,696	11.43%	10.67%	4.25%	-0.08%	0.33%	-0.13%	-0.47%
Converted Last 3 Months (no MHC)		$9.44	$168.59	$0.36	$13.86	24.00	x	69.80%	11.56%	74.47%	22.13	x	$0.18	2.11%	12.66%	$1,196	8.92%	8.26%	0.68%	0.36%	3.66%	0.39%	4.12%
State of PA		$10.48	$172.62	$0.12	$12.89	21.77	x	85.69%	9.70%	92.68%	22.63	x	$0.29	2.50%	46.62%	$1,764	10.77%	10.15%	2.63%	0.15%	1.23%	18.00%	1.74%

Converted Last 3 Months (no MHC)
COBKD	Colonial Financial Serv. of NJ	$9.80	$40.90	$0.71	$15.78	20.42	x	62.10%	6.97%	62.10%	13.80	x	$0.00	0.00%	0.00%	$587	7.46%	7.46%	1.33%	0.34%	4.58%	0.50%	6.77%
FXCB	Fox Chase Bancorp, Inc. of PA	$9.35	$136.01	$(0.08)	$13.88	NM		67.36%	11.03%	67.36%	NM		$0.00	0.00%	NM	$1,233	10.86%	10.86%	NA	-0.09%	-0.87%	-0.09%	-0.87%
JXSBD	Jacksonville Bancorp Inc. of IL	$10.12	$19.47	$0.52	$18.27	12.81	x	55.39%	6.52%	60.06%	19.46	x	$0.30	2.96%	37.97%	$298	8.59%	7.67%	NA	0.51%	5.93%	0.34%	3.90%
ONFC	Oneida Financial Corp. of NY	$7.69	$55.10	$0.53	$11.69	14.79	x	65.78%	8.85%	93.55%	14.51	x	$0.53	6.89%	NM	$624	8.74%	5.11%	0.09%	0.60%	6.84%	0.61%	6.97%
ORIT	Oritani Financial Corp of NJ	$9.43	$529.98	$0.26	$11.18	34.93	x	84.35%	21.68%	84.35%	36.27	x	$0.30	3.18%	NM	$2,444	15.77%	15.77%	NA	0.62%	3.94%	0.60%	3.79%
PEOP	Peoples Fed Bancshrs Inc of MA	$10.37	$74.06	$0.22	$15.45	37.04	x	67.12%	13.58%	67.12%	NM		$0.00	0.00%	0.00%	$546	0.00%	0.00%	NA	0.37%	NM	0.29%	NM
VPFG	View Point Financal Group of TX	$9.31	$324.59	$0.35	$10.76	NM		86.52%	12.29%	86.77%	26.60x		$0.16	1.72%	NM	$2,642	11.05%	10.98%	0.61%	0.17%	1.55%	0.46%	4.18%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.17
     C. The Acquisition Market
          Also considered in the valuation was the potential impact on Alliance’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Pennsylvania. As shown in Exhibit IV-4, there were 8 Pennsylvania bank and thrift acquisitions completed from the beginning of 2007 through August 20, 2010, and there are currently 6 acquisitions pending of Pennsylvania financial institutions. The recent acquisition activity involving Pennsylvania savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Alliance’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Alliance’s stock would tend to be less compared to the stocks of the Peer Group companies.
     D. Trading in Alliance’s Stock
          Since Alliance’s stock currently trades under the symbol “ALLB” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. Alliance had a total of 6,676,476 shares outstanding at August 20, 2010, of which 3,973,750 shares were owned by the MHC and were not subject to trading. The Company’s stock has had a 52 week trading range of $7.60 to $8.88 per share, and its closing price on August 20, 2010 was $7.99, implying an aggregate value of $53.3 million.
          There are significant differences between the Company’s stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

RP® Financial, LC.	VALUATION ANALYSIS IV.18
* * * * * * * * * * *
     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.
8. Management
     Alliance’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of Alliance’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.
     Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.
9. Effect of Government Regulation and Regulatory Reform
     In summary, as a fully-converted regulated institution, Alliance will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.
Summary of Adjustments
     Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS IV.19

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment
Valuation Approaches
     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC and other federal/state banking agencies, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the Second Step Conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.
     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings. RP Financial’s valuation placed an emphasis on the following:
▪	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches. In the recent market environment with earnings volatility and industry weakness, the P/E approach is given less weight than historically. While we have carefully considered the P/E approach in this valuation, we recognize that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds; and (3) many companies including those in the Peer Group as well as the Company are reporting depressed earnings or losses as a result of asset quality issues. Thus, this approach is attributed lesser weight than the book value approach.

RP® Financial, LC.	VALUATION ANALYSIS IV.20
▪	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds and given the weakened industry earnings over the last couple of years. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, while also taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community typically makes this adjustment in its evaluation of this pricing approach.

▪	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

▪	Trading of ALLB stock. Converting institutions generally do not have stock outstanding. Alliance, however, has public shares outstanding due to the MHC form of ownership. Since Alliance is currently traded on the NASDAQ, the traded stock price is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the August 20, 2010, stock price of $7.99 per share and the 6,676,476 shares of Alliance stock outstanding, the Company’s implied market value of $53.3 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the Company’s shares, and since pro forma information as updated in this appraisal has not been publicly disseminated to date, the current trading price of the Company’s stock was somewhat discounted herein but will become more important towards the closing of the offering.
     The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.
     In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity and earnings. At June 30, 2010, the MHC had unconsolidated net assets of $6.9 million These entries have been added to the Company’s June 30, 2010 reported financial information to reflect the consolidation of the MHC into the Company’s operations. Also, we have made an

RP® Financial, LC.	VALUATION ANALYSIS IV.21
after-tax adjustment to the valuation earnings base to reflect the loss of the annual management fee paid by the MHC to the Company, as well as other expenses incurred by the Company, once the Second Step Conversion is completed, and the MHC will cease to exist. We have made similar adjustments for an intercompany lease expense of the Company which will be eliminated, and directors fees and retirement expenses which have been incurred by the MHC to date. Accordingly, the after-tax reduction to the Company’s earnings is $0.21 million.

As of June 30,
2010
($000)
Calculation of Consolidated Equity
Alliance Bancorp Reported Equity	$48,567
Plus: Net Assets of Alliance (MHC)	6,929

Consolidated Equity of Alliance (MHC)	$55,496

	For the 12 Months
	Ended June 30, 2010
	Reported	Core
	Amount	Amount
	($000)	($000)
Calculation of Consolidated Net Income
Alliance Bancorp Reported Amount	$999	$1,022
Less: Elimination of Management Fees Charged the MHC	(336)	(336)
Less: Directors Fees	(14)	(14)
Plus: Elimination of Intercompany Lease Expense	42	42
Less: Depreciation Expense on MHC-Owned Fixed Assets	(13)	(13)
Tax Effect at 34%	109	109

After-Tax Consolidated Income	$787	$810

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 20, 2010, the aggregate pro forma market value of Alliance conversion stock equaled $52,084,490 at the midpoint, equal to 5,208,449 shares at $10.00 per share. The $10.00 per share price was determined by the Alliance Board. The midpoint and resulting valuation range is based on the sale of a 59.5% ownership interest to the public which provides for a $31,000,000 public offering at the midpoint value.
     1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any

RP® Financial, LC.	VALUATION ANALYSIS IV.22
one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The reinvestment rate of 1.72% was based on the Company’s business plan for reinvestment of the net proceeds.
     The Company’s reported earnings equaled $0.999 million for the twelve months ended June 30, 2010. As noted earlier, the valuation earnings base must be reduced by the $0.21 million after-tax adjustment for the loss of annual management fee paid by the MHC to the Company (see table on previous page). The adjusted earnings base of $0.79 million also takes into account the after-tax impact of non-operating items. The Company had a small amount of non-operating items and thus, reported earnings and core earnings were slightly different. While non-recurring gains and losses were limited for the Peer Group, Exhibit IV-9 reflects the generally modest adjustments applied to the Peer Group’s earnings in the calculation of core earnings.
     Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $52.1 million midpoint value equaled 65.94 times and 64.07 times, respectively, indicating premiums of 353.2% and 258.1% relative to the Peer Group’s median reported and core earnings multiples of 14.55 times and 17.89 times, respectively (see Table 4.3).

RP® Financial, LC.	VALUATION ANALYSIS IV.23
Table 4.3
Public Market Pricing
Alliance Bancorp, Inc. of PA and the Comparables
As of August 20, 2010

	Market		Per Share Data(2)
	Capitalization		Core	Book							Dividends(4)			Financial Characteristics(6)									2nd Step
	Price/	Market	12 Month	Value/	Pricing Ratios(3)						Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core		Exchange	Offering
	Share(1)	Value	EPS	Share	P/E		P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Ratio	Amount
	($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	($Mil)
Alliance Bancorp, Inc. of PA
Superrange	$10.00	$68.88	$0.12	$12.92	89.00	x	77.40%	14.09%	77.40%	86.43x	$0.12	1.20%	103.72%	$489	18.20%	18.20%	3.30%	0.16%	0.87%	0.16%	0.90%	1.0317x	$41.00
Maximum	$10.00	$59.90	$0.13	$14.10	76.55	x	70.92%	12.37%	70.92%	74.36x	$0.12	1.20%	89.24%	$484	17.44%	17.44%	3.33%	0.16%	0.93%	0.17%	0.95%	0.8971x	$35.65
Midpoint	$10.00	$52.08	$0.16	$15.46	65.94	x	64.68%	10.84%	64.68%	64.07x	$0.12	1.20%	76.89%	$480	16.76%	16.76%	3.36%	0.16%	0.98%	0.17%	1.01%	0.7801x	$31.00
Minimum	$10.00	$44.27	$0.19	$17.30	55.53	x	57.80%	9.29%	57.80%	53.97x	$0.12	1.20%	64.76%	$476	16.07%	16.07%	3.38%	0.17%	1.04%	0.17%	1.07%	0.6631x	$26.35

All Non-MHC Public Companies (7)
Averages	$10.02	$320.07	$(0.19)	$13.92	18.54	x	70.74%	8.20%	78.82%	17.98x	$0.24	2.02%	31.03%	$2,929	11.07%	10.28%	4.06%	-0.15%	-0.01%	-0.22%	-1.07%
Medians	$9.78	$61.54	$0.23	$13.63	15.93	x	68.12%	6.96%	75.42%	17.19x	$0.20	1.79%	0.00%	$959	9.85%	8.97%	2.63%	0.22%	2.40%	0.19%	1.61%

All Non-MHC Public Companies — State of PA (7)
Averages	$11.49	$204.04	$0.12	$14.85	20.76	x	77.82%	8.88%	85.01%	19.92x	$0.37	2.92%	52.29%	$1,814	10.65%	10.02%	1.81%	0.11%	0.94%	0.15%	1.58%
Medians	$10.94	$98.20	$0.40	$13.98	20.72	x	82.98%	7.96%	85.70%	19.91x	$0.30	3.05%	0.18%	$1,150	9.54%	8.66%	2.09%	0.34%	2.82%	0.34%	2.94%

Comparable Group Averages
Averages	$12.49	$40.16	$0.62	$15.81	16.11	x	81.26%	7.75%	90.93%	18.93x	$0.43	3.30%	40.01%	$556	10.08%	9.45%	1.18%	0.48%	4.90%	0.36%	3.69%
Medians	$11.19	$36.83	$0.54	$14.11	14.55	x	81.87%	6.46%	86.75%	17.89x	$0.44	3.71%	42.92%	$521	9.70%	8.43%	0.79%	0.51%	5.66%	0.33%	3.82%

Comparable Group
BCSB BCSB Bancorp, Inc. of MD	$9.75	$30.43	$(0.81)	$15.71	NM		62.06%	5.07%	62.18%	NM	$0.00	0.00%	NM	$601	9.90%	9.89%	2.23%	-0.39%	-3.82%	-0.43%	-4.24%
CEBK Central Bancorp of Somerville MA	$10.87	$18.12	$0.99	$21.31	9.06		51.01%	3.34%	54.43%	10.98x	$0.20	1.84%	16.67%	$542	8.32%	7.94%	2.38%	0.36%	4.68%	0.30%	3.86%
ESBK Elmira Savings Bank, FSB of NY	$15.35	$30.07	$1.20	$19.09	6.42		80.41%	6.03%	124.80%	12.79x	$0.80	5.21%	33.47%	$499	11.28%	8.84%	0.84%	0.92%	8.54%	0.46%	4.29%
HARL Harleysville Savings Fin. Corp. of PA	$15.42	$56.65	$1.30	$14.08	12.54		109.52%	6.71%	109.52%	11.86x	$0.76	4.93%	61.79%	$844	6.13%	6.13%	0.24%	0.54%	8.99%	0.57%	9.50%
MFLR Mayflower Bancorp, Inc. of MA	$8.15	$17.00	$0.31	$9.85	14.55		82.74%	6.63%	82.74%	26.29x	$0.24	2.94%	42.86%	$256	8.01%	8.01%	2.06%	0.47%	5.82%	0.26%	3.22%
NHTB NH Thrift Bancshares of NH	$10.20	$58.87	$0.57	$13.73	8.43		74.29%	6.27%	117.65%	17.89x	$0.52	5.10%	42.98%	$939	9.50%	6.59%	0.37%	0.76%	8.01%	0.36%	3.77%
NFSB New port Bancorp, Inc. of RI	$11.88	$43.23	$0.37	$13.86	34.94		85.71%	9.60%	85.71%	32.11x	$0.00	0.00%	0.00%	$450	11.20%	11.20%	0.30%	0.27%	2.40%	0.30%	2.62%
ROME Rome Bancorp, Inc. of Rome NY	$9.32	$63.17	$0.50	$9.04	17.58		103.10%	19.17%	103.10%	18.64x	$0.36	3.86%	67.92%	$330	18.59%	18.59%	0.74%	1.08%	5.94%	1.02%	5.61%
THRD TF Financial Corp. of Newtown PA	$22.49	$60.39	$1.27	$27.31	15.3		82.35%	8.38%	87.78%	17.71x	$0.80	3.56%	54.42%	$721	10.17%	9.60%	2.21%	0.55%	5.50%	0.48%	4.75%
WVFC WVS Financial Corp. of PA	$11.50	$23.66	$0.52	$14.13	26.14		81.39%	6.28%	81.39%	22.12x	$0.64	5.57%	NM	$376	7.72%	7.72%	0.43%	0.23%	2.96%	0.27%	3.50%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate. BV per share omits the minority interest for Oneida Financial.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances. Capital ratios ane ROE measures include minority interest for Oneida Financial.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.24
     2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $52.1 million midpoint valuation, Alliance’s pro forma P/B and P/TB ratios both equaled 64.68%. In comparison to the respective median P/B and P/TB ratios indicated for the Peer Group of 81.87% and 86.75%, the Company’s pro forma ratios reflected discounts of 21.0% and 25.4%, respectively. The Company’s pro forma P/TB ratios at the minimum and the super maximum equaled 57.80% and 77.40%, respectively, indicting discounts to the Peer Group’s median P/TB ratio of 33.4% and 10.8%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier and in view of the indicated pro forma earnings multiples in relation to the Peer Group averages and medians.
     3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be a small amount of deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $52.1 million midpoint of the valuation range, the Company’s value equaled 10.84% of pro forma assets. Comparatively, the Peer Group companies exhibited a median P/A ratio of 6.46%, which implies a premium of 67.8% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s average P/A ratio of 7.75%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 39.9%.
Comparison to Recent Offerings
     As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The six recent second step conversions which completed their respective offerings at a median of 80.7%, and have since traded down to 76.8% median P/TB. The Company’s P/TB ratio of 64.7% at the midpoint value reflects an implied discount of 15.8%. At the supermaximum, the Company’s P/TB ratio of 77.4% reflects an implied discount of 4.1% relative to the average P/TB at closing of the six

RP® Financial, LC.	VALUATION ANALYSIS IV.25
second step conversion transactions completed during the last three months, which included companies both significantly larger and smaller than the Company. The discount is warranted in that the Company’s credit risk profile, and particularly the Company’s level of NPAs, is much higher than in other transactions. Additionally, the Company’s Supermax P/TB reflects a slight premium to the P/TB ratios of the recent second step conversions based on the current trading price.
Valuation Conclusion
     Based on the foregoing, it is our opinion that, as of August 20, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering including (1) newly-issued shares representing the MHC’s current ownership interest in Company, and (2) exchange shares issued to existing public shareholders of the Company was $52,084,490 at the midpoint, equal to 5,208,449 shares at $10.00 per share. Based on the pro forma valuation and the percent ownership interest represented by the MHC Shares, the number of shares of common stock offered for sale will range from a minimum of 2,635,000 shares to a maximum of 3,565,000 shares, with a midpoint offering of 3,100,000 shares. Based on an offering price of $10.00 per share, the amount of the offering will range from a minimum of $26,350,000 to a maximum of $35,650,000 with a midpoint of $31,000,000. If market conditions warrant, the number of shares offered can be increased to an adjusted maximum of 4,099,750 shares (the “supermaximum”) equal to an offering of $40,997,500 at the offering price of $10.00 per share. The pro forma figures for shares outstanding, aggregate market value and exchange ratio at each point in the valuation range are shown below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibits IV-7 and IV-8.
Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, the Alliance stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of Alliance has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing Alliance shareholders of the Company will be determined at the end of the

RP® Financial, LC.	VALUATION ANALYSIS IV.26
offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal.

			Exchange Shares
		Offering	Issued to the	Exchange
	Total Shares	Shares	Public Shareholders	Ratio
				(x)
Shares
Super Maximum	6,888,173	4,099,750	2,788,423	1.0317
Maximum	5,989,716	3,565,000	2,424,716	0.8971
Midpoint	5,208,449	3,100,000	2,108,449	0.7801
Minimum	4,427,182	2,635,000	1,792,182	0.6631

Distribution of Shares
Super Maximum	100.00%	59.52%	40.48%
Maximum	100.00%	59.52%	40.48%
Midpoint	100.00%	59.52%	40.48%
Minimum	100.00%	59.52%	40.48%

Aggregate Market Value(1)
Super Maximum	$68,881,730	$40,997,500	$27,884,230
Maximum	$59,897,160	$35,650,000	$24,247,160
Midpoint	$52,084,490	$31,000,000	$21,084,490
Minimum	$44,271,820	$26,350,000	$17,921,820

(1)	Based on offering price of $10.00 per share.
     Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.7801 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.6631 at the minimum, 0.8971 at the maximum and 1.0317 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

EXHIBITS

LIST OF EXHIBITS

Exhibit
Number	Description

Section I

I-1	Audited Financial Statements

I-2	Key Operating Ratios

I-3	Investment Portfolio Composition

I-4	Yields and Costs

I-5	Loan Loss Allowance Activity

I-6	Interest Rate Risk Analysis

I-7	Loan Portfolio Composition

I-8	Contractual Maturity By Loan Type

I-9	Originations and Purchases

I-10	Non-Performing Assets

I-11	Deposit Composition

I-12	Time Deposit Rate/Maturity

I-13	Borrowings Activity

Section II

II-1	Branch Office Detail

II-2	Historical Interest Rates

Section III

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Publicly-Traded Mid-Atlantic Thrifts

LIST OF EXHIBITS (continued)

Exhibit
Number	Description

III-3	Peer Group Market Area Comparative Analysis

Section IV

IV-1	Stock Prices: As of August 20, 2010

IV-2	Historical Stock Price Indices

IV-3	Historical Thrift Stock Indices

IV-4	Pennsylvania Thrift Acquisitions 2007 — Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet — Fully-Converted Basis

IV-8	Pro Forma Effect of Conversion Proceeds — Fully-Converted Basis

IV-9	Peer Group Core Earnings Analysis

Other Exhibits

V-1	Firm Qualifications Statement

EXHIBIT I-1
Alliance Bancorp, Inc.
Audited Financial Statements
[Incorporated by Reference]

EXHIBIT I-2
Alliance Bancorp, Inc.
Key Operating Ratios

Exhibit I-2
Alliance Bancorp, Inc.
Key Operating Ratios

	As of or For
	the Six Months Ended
	June 30,				As of or For the Year Ended December 31,
	2010		2009		2009		2008		2007		2006		2005
	(Dollars in thousands, except per share amounts)
Selected Operating Ratios

Return on average assets	0.11%		0.30%		0.30%		0.14%		0.25%		0.35%		0.30%
Return on average equity	1.09		2.55		2.97		1.21		2.18		4.05		3.39
Average yield earned on interest-earning assets	4.62		5.27		5.08		5.64		6.12		5.89		5.43
Average rate paid on interest-bearing Liabilities	1.91		2.78		2.57		3.32		4.03		3.39		2.69
Average interest rate spread (4)	2.71		2.49		2.51		2.32		2.09		2.50		2.74
Net interest margin (4)	2.89		2.80		2.79		2.72		2.60		2.82		3.00
Interest-earning assets to interest-bearing liabilities	110.75		112.23		111.98		113.54		114.54		110.66		110.74
Other expense as a percent of average assets	2.43		2.56		2.47		2.44		2.33		2.69		2.89
Dividend payout ratio(5)	62.26		28.32		25.59		122.91		58.56		90.39		105.54
Efficiency ratio (6)	82.18		88.47		85.52		92.97		90.60		88.51		90.61
Full-service offices at end of period	9		9		9		9		9		9		8

Asset Quality Ratios
Nonperforming loans as a percent of total loans receivable (2)	4.57%		3.21%		2.71%		2.48%		0.81%		0.65%		0.85%
Nonperforming assets as a percent of total assets (2)	3.60		2.57		2.33		1.65		0.49		0.38		0.96
Allowance for loan losses as a percent of total loans receivable	1.46		1.15		1.23		1.13		1.09		1.14		1.18
Allowance for loan losses as a percent of nonperforming loans	31.89		35.71		45.14		45.30		135.00		174.39		137.63
Net charge-offs to average loans receivable outstanding during the period	0.18		0.02		0.06		0.09		—		0.01		0.03
Provision for loan losses to net chargeoffs	2.24	x	2.42	x	3.32	x	2.37	x	13.33	x	5.45	x	2.11	x

Capital Ratios
Average equity to average assets	10.46%		11.43%		11.08%		11.79%		11.52%		8.68%		8.94%
Tier 1 risk-based capital ratio	16.06		16.32		15.97		16.33		16.35		14.05		14.92
Total risk-based capital ratio	17.32		17.47		17.17		17.47		17.38		15.12		16.06
Tier 1 leverage capital ratio	10.05		10.65		10.17		10.67		10.52		8.98		9.02

(1)	Borrowings consist of Federal Home Loan Bank (“FHLB”) advances, demand notes issued to the U.S. Treasury, the Employee Stock Ownership Plan (“ESOP”) debt and customer sweep accounts.

(2)	Nonperforming assets consist of nonperforming loans, troubled debt restructurings and other real estate owned (“OREO”). Nonperforming loans consist of nonaccrual loans and accruing loans 90 days or more overdue, while OREO consists of real estate acquired through, or in lieu of, foreclosure.

(3)	The calculation of earnings per share for 2005 and 2006 has been adjusted for the exchange and additional share issuance in the reorganization and offering completed on January 30, 2007

(4)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)	Based on dividends declared on all outstanding shares, including shares owned by Alliance Mutual Holding Company, Alliance Mutual Holding Company has waived the receipt of dividends since the first quarter of 2007.

(6)	The efficiency ratio is calculated by dividing other expenses by the sum of net interest income and other income.

EXHIBIT I-3
Alliance Bancorp, Inc.
Investment Portfolio Composition

Exhibit I-3
Alliance Bancorp, Inc.
Investment Portfolio Composition

			December 31,
	June 30, 2010		2009		2008		2007
	Carrying	Fair	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value	Value	Value	Value	Value
	(In Thousands)
U.S. Government and agency securities	$27,990	$28,216	$28,995	$28,890	$37,448	$37,814	$26,335	$26,472
Municipal obligations	22,075	22,582	23,446	23,796	24,256	23,958	22,247	22,827
Investment in mutual funds	—	—	—	—	—	—	19,142	19,142

Total	$50,065	$50,798	$52,441	$52,686	$61,704	$61,772	$67,724	$68,441

	At June 30, 2010
	One Year or	After One to	After Five to	Over
	Less	Five Years	10 Years	10 Years	Total
	(Dollars in Thousands)
U.S. Government and agency securities	$3,003	$2,008	$14,173	$9,032	$28,218
Municipal obligations	—	—	—	22,582	22,582

Total	$3,003	$2,000	$14,173	$31,614	$50,798

Weighted average yield	0.83%	2.00%	3.77%	4.30%	3.78%

	At December 31, 2009
	One Year or	After One to	After Five to	Over
	Less	Five Years	10 Years	10 Years	Total
	(Dollars in Thousands)
U.S. Government and agency securities	$1,000	$1,000	$10,996	$15,999	$28,995
Municipal obligations	—	—	4,316	19,130	23,446

Total	$1,000	$1,000	$15,312	$35,129	$52,441

Weighted average yield	1.20%	2.00%	4.13%	4.47%	4.26%

EXHIBIT I-4
Alliance Bancorp, Inc.
Yields and Costs

Exhibit I-4
Alliance Bancorp, Inc.
Yields and Costs

		Six Months Ended June 30,
	At June 30 2010,	2010			2009
	Yield/	Average		Yield/	Average		Yield/
	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable (1) (2)	5.96%	$288,503	$8,475	5.88%	$282,827	$8,530	6.03%
Mortgage-backed securities	4.61	21,774	450	4.14	30,070	674	4.48
Investment securities (2)	3.78	53,334	1,057	3.96	56,767	1,332	4.69
Other interest-earning assets	0.27	75,038	150	0.40	32,503	68	0.42

Total interest-earning assets	4.79	438,649	10,132	4.62	402,167	10,604	5.27

Noninterest-earning assets		28,492			26,105

Total assets		$467,141			$428,272

Interest-bearing liabilities:
Deposits	1.44	$370,700	3,001	1.62	$318,244	3,798	2.39
FHLB advances and other borrowings	2.69	25,369	786	6.20	40,111	1,185	5.91

Total interest-bearing liabilities	1.48	396,069	3,786	1.91	358,355	4,983	2.78

Noninterest-bearing liabilities		22,220			20,945

Total liabilities		418,289			379,300
Stockholders’ equity		48,852			48,972

Total liabilities and stockholders’ equity		$467,141			$428,272

Net interest-earning assets		$42,580			$43,812

Net interest income/interest rate spread			$6,345	2.71%		$5,621	2.49%

Net interest margin (3)				2.89%			2.80%

Ratio of interest-earning assets to interest-bearing liabilities				110.75%			112.23%

(l)	Nonaccrual loans and loan fees have been included.

(2)	Indicated yields are not reflected on a tax equivalent basis.

(3)	Net interest income divided by average interest-earning assets.

Exhibit I-4 (continued)
Alliance Bancorp, Inc.
Yields and Costs

	Year Ended December 31,
	2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable (1) (2) (4)	$283,736	$17,024	6.00%	$271,859	$17,485	6.43%	$247,157	$16,966	6.86%
Mortgage-backed securities	28,897	1,230	4.26	32,531	1,494	4.59	39,660	1,816	4.58
Investment securities	58,383	2,638	4.52	59,568	2,851	4.79	64,983	3,333	5.13
Other interest-earning assets	44,065	199	0.45	36,021	712	1.98	46,200	2,225	4.82

Total interest-earning assets	415,081	21,091	5.08	399,979	22,542	5.64	398,000	24,340	6.12

Noninterest-earning assets	25,774			23,028			22,741
Total assets	$440,855			$423,007			$420,741

Interest-bearing liabilities:
Deposits	$335,864	$7,287	2.17	$314,457	9,331	2.97	$310,112	11,618	3.75
FHLB advances and other borrowings	34,811	2,222	6.38	37,815	2,370	6.27	37,356	2,381	6.37

Total interest-bearing liabilities	370,675	9,509	2.57	352,272	11,702	3.32	347,468	13,999	4.03

Noninterest-bearing liabilities	21,331			20,883			24,800

Total liabilities	392,006			373,155			372,268
Stockholders’ equity	48,849			49,852			48,473

Total liabilities and stockholders’ equity	$440,855			$423,007			$420,741

Net interest-earning assets	$44,406			$47,707			$50,532

Net interest income/interest rate spread		$11,582	2.51%		$10,841	2.32%		$10,341	2.09%

Net interest margin (3)			2.79%			2.71%			2.60%

Ratio of interest-earning assets to interest-bearing liabilities			111.98%			113.54%			114.54%

(1)	Includes loans held for sale.

(2)	Nonaccrual loans and loan fees have been included.

(3)	Net interest income divided by average interest-earning assets.

(4)	Indicated yields are not reflected on a fax equivalent basis.

EXHIBIT I-5
Alliance Bancorp, Inc.
Loan Loss Allowance Activity

Exhibit I-5
Alliance Bancorp, Inc.
Loan Loss Allowance Activity

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Average loans receivable, net (l)	$288,503	$282,827	$283,736	$271,849	$247,157	$232,520	$218,036

Allowance for loan losses, beginning of year	$3,538	$3,169	$3,169	$2,831	$2,720	$2,671	$2,608
Provision for loan losses	1,170	150	528	585	120	60	120

Charge-offs:
Single-family residential	(81)		—	(3)	(3)	—	—
Multi-family residential	—	(6)	(6)	—	—	—	—
Commercial real estate	(137)	(56)	(153)	(350)	—	—	(86)
Land and construction	—	—	—	—	—	—	—
Consumer	—	—	(1)	(13)	(11)	(14)	(9)
Commercial business	(305)	—	—	—	—	—	—

Total charge-offs	(523)	(62)	(160)	(366)	(14)	(14)	(95)

Recoveries:
Single-family residential	—	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—	—
Commercial real estate	—	—	—	114	—	—	37
Land and construction		—	—	—	—	—	—
Consumer	—	—	1	5	5	3	1
Commercial business	—	—	—	—	—	—	—

Total recoveries	—	—	1	119	5	3	38

Allowance for loan losses, end of year	$4,185	$3,258	$3,538	$3,169	$2,831	$2,720	$2,671

Net charge-offs to average loans receivable, net	0.18%	0.02%	0.06%	0.09%	0.00%	0.01%	0.03%

Allowance for loan losses to total loans receivable	1.46%	1.15%	1.23%	1.13%	1.09%	1.14%	1.18%

Allowance for loan losses to total non-performing loans	31.89%	35.71%	45.14%	45.30%	135.00%	174.39%	137.63%

Net charge-offs to allowance for loan losses	12.47%	1.90%	4.49%	7.79%	0.32%	0.40%	2.13%

(1)	Includes mortgage loans held for sale.

1

EXHIBIT I-6
Alliance Bancorp, Inc.
Interest Rate Risk Analysis

Exhibit I-6
Alliance Bancorp, Inc.
Interest Rate Risk Analysis

	As of June 30, 2010
			Percentage
Change in Interest Rates		Dollar Change	Change from
(basis points)(1)	Amount	from Base	Base
	(Dollars in Thousands)
+300	$52,026	$(1,591)	(3.0)%
+200	53,428	(188)	(0.4)
+100	54,395	778	1.5
0	53,616	—	—
-100	49,039	(4,577)	(8.5)
-200	45,446	(8,170)	(15.2)

(1)	Assumes an instantaneous uniform change in interest rates. One basis point equals 0.01%.
     In addition to modeling changes in NPV, we also analyze potential changes to NII for a twelve-month period under rising and falling interest rate scenarios. The following table shows our NII model as of June 30, 2010.

Change in Interest Rates in
Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
	(Dollars in thousands)
300	$14,004	$106	0.8%
200	13,985	87	0.6
100	14,006	108	0.8
Static	13,898	—	—
(100)	13,970	72	0.5
(200)	13,966	68	0.5

1

EXHIBIT I-7
Alliance Bancorp, Inc.
Loan Portfolio Composition

Exhibit I-7
Alliance Bancorp, Inc.
Loan Portfolio Composition
     Loan Portfolio Composition. The following table sets forth the composition of Alliance Bancorp’s loan portfolio by type of loan at the dates indicated.

	June 30,		December 31,
	2010		2009		2008		2007		2006		2005
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	Dollars in Thousand
Real estate loans:
Single-family (1)(2)	$110,388	38.40%	$114,953	39.82%	$116,683	41.43%	$111,499	42.92%	$108,551	45.48%	$104,020	45.79%
Multi- family	1,208	0.42	1,231	0.43	1,282	0.46	1,673	0.64	2,088	0.87	2,221	0.98
Commercial	136,933	47.63	131,874	45.68	123,465	43.84	122,703	47.24	108,339	45.39	105,687	46.53
Land and construction:(3)
Residential	11,456	4.33	12,284	4.25	16,372	5.81	6,034	2.32	6,700	2.81	3,520	1.55
Commercial	11,628	4.05	12,297	4.26	8,889	3.16	8,557	3.29	5,074	2.13	3,876	1.70

Total real estate loans	272,613	94.83	272,639	94.44	266,691	94.70	250,466	96.41	230,752	96.68	219,324	96.55

Consumer:
Student	6,902	2.40	7,077	2.45	5,455	1.94	1,782	0.69	1,779	0.74	2,440	1.07
Savings account	430	0.15	482	0.17	430	0.15	477	0.18	561	0.24	566	0.25
Other	60	0.02	55	0.01	51	0.02	109	0.04	103	0.04	88	0.04

Total consumer loans	7,392	2.57	7,614	2.63	5,936	2.11	2,368	0.91	2,443	1.02	3,094	1.36

Commercial business loans	7,462	2.60	8,458	2.93	8,985	3.19	6,924	2.68	5,485	2.30	4,745	2.09

Total loans receivable	287,467	100.00%	288,711	100.00%	281,612	100.00%	259,758	100.00%	238,680	100.00%	227,163	100.00%

Less:
Deferred costs (fees)	262		165		6		(5)		75		199
Allowance for loan losses	4,185		3,538		3,169		2,831		2,719		2,670

Loans receivable, net	$283,020		$285,008		$278,437		$256,932		$235,886		$224,294

(1)	At December 31, 2006, includes $125,000 of loans held for sale. No loans were held for sale at any of the other dates indicated.

(2)	At June 30, 2010, includes $20.0 million of home equity loans. At December 31, 2009, 2008, 2007, 2006, and 2005, includes $21.4 million $25.6 million, $29.5 million, $28.9 million, and $22.8 million, respectively, of home equity loans and lines.

(3)	At June 30, 2010, excludes $10.9 million of undisbursed funds on land and construction loans. At December 31, 2009, 2008, 2007, 2006, and 2005, excludes $10.7 million, $15.3 million, $10.8 million, $9.7 million, and $2.9 million respectively, of undisbursed funds on land and construction loans.

EXHIBIT I-8
Alliance Bancorp, Inc.
Contractual Maturity by Loan Type

Exhibit I-8
Alliance Bancorp, Inc.
Contractual Maturity By Loan Type

	At June 30, 2010
	Real Estate Loans
				Land and	Consumer	Commercial
	Single-family	Multi-family	Commercial	Construction	and Other Loans	Business Loans	Total
	(In Thousands)
Amounts due in:
One year or less	$973	$137	$12,882	$24,084	$518	$2,582	$11,206
After one year through three years	2,702	848	18,216	—	45	2,315	24,126
After three years through five years	5,445	133	14,894	—	393	2,474	23,339
After five years through fifteen years	43,452	90	65,848	—	6,369	91	115,850
Over fifteen years	57,817	—	25,093	—	37	—	82,946

Total (1)	$110,388	$1,208	$136,933	$24,084	$7,392	$7,462	$287,467

Interest rate terms on amounts due after one year:
Fixed	$52,112	$1,071	$52,554	$—	$—	$4,880	$110,617
Adjustable	$57,303	$—	$71,497	$—	$6,844	$—	$135,644

(1)	Does not include the effects relating to the allowance for loan losses and unearned income.

	At December 31, 2009
	Real Estate Loans
				Land and	Consumer	Commercial
	Single-family	Multi-family	Commercial	Construction	and Other Loans	Business Loans	Total
	(In Thousands)
Amounts due in:
One year or less	$270	$143	$12,558	$24,581	$70	$3,316	$40,938
After one year through three years	2,494	859	10,818	—	105	2,032	16,308
After three years through five years	7,221	137	20,387	—	369	2,488	30,602
After five years through fifteen years	37,367	92	57,967	—	7,015	622	103,063
Over fifteen years	67,601	—	30,144	—	55	—	97,800

Total (1)	$114,953	$1,231	$131,874	$24,581	$7,614	$8,458	$288,711

Interest rate terms on amounts due after one year:
Fixed	$45,497	$0.088	$49,388	—	—	$5,142	$101,115
Adjustable	$69,186	—	$69,928	—	$7,511	—	$116,658

(1)	Does not include the effects relating to the allowance for loan losses and unearned income.

EXHIBIT I-9
Alliance Bancorp, Inc.
Originations and Purchases

Exhibit I-9
Alliance Bancorp, Inc.
Originations and Purchases

	Six Months Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(In Thousands)
Real estate loan originations:
Single-family (1)	$6,009	$4,625	$12,215	$24,541	$28,601
Multi-family	—	—	—	120	980
Commercial	10,011	16,400	37,910	26,873	32,913
Land and construction:
Residential	2,000	1,301	3,114	4,525	6,770
Commercial	2,043	1,525	3,628	6,536	2,828

Total real estate loan originations	20,063	23,851	56,867	62,595	72,092

Consumer originations:
Student	—	2,135	2,147	4,202	582
Savings account	89	339	557	310	330
Other	—	180	—	4	7

Total consumer loan originations	89	2,654	2,704	4,516	919

Commercial business originations	450	—	1,966	1,475	3,909

Total loan originations	20,602	26,505	65,537	68,586	76,920

Purchase of real estate loans:
Single-family	—	—	—	—	—
Multi-family	—	—	—	—	—
Residential construction	—	—	1,000	—	—
Commercial	44	43	3,090	175	113
Commercial construction	—	—	—	6,300	—

Total real estate loan purchases	44	—	4,090	6,475	113

Total loan originations and purchases (2)	20,646	26,548	65,627	75,061	77,033

Less:
Principal loan repayments	(20,750)	(23,247)	(54,264)	(51,643)	(51,002)
Transfers to OREO	(669)	(2,100)	(3,764)	—	—
Loans and participations sold	—	—	(500)	(1,335)	(4,762)
Other. net (3)	(1,215)	1,304	(528)	(578)	(223)

Net increase (decrease)	$(1,988)	$2,505	$6,571	$21,505	$21,046

(1)	Includes $1.9 million and $2.0 million of home equity and lines of credit originated during the six month periods ended June 30, 2010 and 2009, respectively, and $4.9 million, $5.1 million and $9.9 million of home equity loans and lines of credit originated during the years ended December 31, 2009, 2008 and 2007, respectively.

(2)	Includes originations of loans held for sale and subsequently sold in the secondary market.

(3)	Includes gains on the sale of loans and provisions for loan losses.

EXHIBIT I-10
Alliance Bancorp, Inc.
Non-performing Assets

Exhibit I-10
Alliance Bancorp, Inc.
Non-performing Assets

	June 30,	December 31,
	2010	2009	2008	2007	2006	2005
			(Dollars in Thousands)
Non-accruing loans:
Real estate:
Single-family	$76	$479	$762	$1,086	$874	$762
Multi-family	—	—	—	—	—	—
Commercial	1,363	1,778	3,551	416	—	222
Land and construction	9,767	3,728	896	—	—	—
Commercial business	74	472	—	—	—	—
Consumer	—	—	—	—	—	—

Total non-accruing loans	11,280	6,457	5,209	1,502	874	984

Accruing loans 90 days or more delinquent:
Real estate:
Single-family	1,638	1,227	1,712	563	649	942
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Land and construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	206	153	75	32	36	14

Total accruing loans 90 days or more delinquent	1,844	1,380	1,787	595	685	956

Total non-performing loans	13,124	7,837	6,996	2,097	1,559	1,940

Other real estate owned	3,026	2,968	—	—	—	1,795

Total non-performing assets	$16,150	$10,805	$6,996	$2,097	$1,559	$3,735

Total non-performing loans as a percentage of total loans	4.57%	2.71%	2.48%	0.81%	0.65%	0.85%

Total non-performing assets as a percentage of total assets	3.60%	2.33%	1.65%	0.49%	0.38%	0.96%

EXHIBIT I-11
Alliance Bancorp, Inc.
Deposit Composition

Exhibit I-11
Alliance Bancorp, Inc.
Deposit Composition

	June 30,		December 31,
	2010		2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Passbook and statement savings accounts	$42,864	5.8%	$40,892	10.9%	$39,378	12.0%	$38,223	11.7%
Money market accounts	21,921	11.2	18,664	5.0	18,067	5.5	22,089	6.7
Certificates of deposit	255,100	66.9	251,583	67.0	207,943	63.3	201,860	61.6
NOW accounts	48,112	16.4	48,609	13.0	48,269	14.7	48,760	14.9
Non-interest bearing accounts	13,213	3.5	15,506	4.1	13,610	4.2	16,840	5.1

Total deposits at end of period	$381,210	100.0%	$375,254	100.0%	$327,267	100.0%	$327,772	100.0%

EXHIBIT I-12
Alliance Bancorp, Inc.
Time Deposit Rate/Maturity

Exhibit I-12
Alliance Bancorp, Inc.
Time Deposit Rate/Maturity

		Over Six	Over One	Over Two
	Six	Months	Year	Years
	Months	Through	Through	Through	Over Three
	and Less	One Year	Two Years	Three Years	Years	Total
	(In Thousands)
2.00% or less	$69,427	$82,549	$27,282	$815	$—	$180,073
2.01% to 3.00%	27,804	9,389	8,026	8,038	2,483	55,790
3.01% to 4.00%	1,627	1,407	2,610	647	699	6,990
5.01% to 6.00%	1,850	4,517	5,381	281	219	12,247

Total	$100,708	$97,862	$43,299	$9,831	$3,400	$255,100

EXHIBIT I-13
Alliance Bancorp, Inc.
Borrowings Activity

Exhibit I-13
Alliance Bancorp, Inc.
Borrowings Activity

	At or for the Six
	Months Ended
	June 30,	At or for the Year Ended December 31,
	2010	2009	2008	2007
	(Dollars in Thousands)
FHLB of Pittsburgh advances:
Average balance outstanding	$24,193	$34,767	$37,000	$37,153
Maximum amount outstanding at any month-end during the period	32,000	37,000	37,100	37,170
Balance outstanding at end of period	5,000	32,000	37,000	37,000
Weighted average interest rate during the period	6.20%	6.39%	6.30%	6.37%
Weighted average interest rate at end of period	6.10%	6.31%	6.30%	6.30%
Total borrowings:
Average balance outstanding	$25,369	$34,811	$37,815	$37,356
Maximum amount outstanding at any month-end during the period	35,238	37,082	39,812	38,975
Balance outstanding at end of period	13,112	32,021	37,198	37,042
Weighted average interest rate during the period	6.20%	6.38%	6.27%	6.37%
Weighted average interest rate at end of period	6.10%	6.31%	6.30%	6.34%

EXHIBIT II-1
Branch Office Detail

Exhibit II-1
Alliance Bancorp, Inc.
Branch Office Detail

		Net Book
		Value of
		Premises and	Amount of
Description/Address	Leased/Owned	Fixed Assets	Deposits
		(In Thousands)
MAIN OFFICE

Lawrence Park 541 Lawrence Road Broomall. PA 19008	Owned	$1,368	$82,855

BRANCH OFFICES

Upper Darby 69th and Walnut Sts Upper Darby. PA 19082	Leased (1)	226	41,410

Secane 925 Providence Road Secane. PA 19018	Leased (2)	125	63,999

Newtown Square 252 & West Chester Pike New town Square. PA 19073	Leased (3)	21	32,721

Havertown 500 E. Township Line Road Havertown. PA 19083	Leased (4)	87	53,740

Lansdowne 9 E. Baltimore Pike Lansdowne. PA 19050	Owned	208	25,368

Springfield 153 Saxer Avenue Springfield. PA 19064	Leased (5)	402	42,428

Shoppes at Britton Lake 979 Baltimore Pike Glen Mills. PA 19342	Leased (6)	106	27,323

Paoli Shopping Center 82 E. Lancaster Ave. Paoli. PA 19301	Leased (7)	29	11,366

(1)	The lease expires in February 2017 with two successive options to extend the lease for five years each.

(2)	The lease expires in April 2011 with one remaining option to extend the lease for ten years. We currently intend to exercise this option.

(3)	The building is owned but the ground is leased. The lease expires in June 2011 with one remaining.

EXHIBIT II-2
Historical Interest Rates

Exhibit II-2
Historical Interest Rates(1)

	Prime	90 Day	One Year	10 Year
Year/Qtr. Ended	Rate	T-Bill	T-Bill	T-Bond
2000: Quarter 1	9.00%	5.88%	6.28%	6.03%
Quarter 2	9.50%	5.88%	6.08%	6.03%
Quarter 3	9.50%	6.23%	6.07%	5.80%
Quarter 4	9.50%	5.89%	5.32%	5.12%

2001: Quarter 1	8.00%	4.30%	4.09%	4.93%
Quarter 2	6.75%	3.65%	3.72%	5.42%
Quarter 3	6.00%	2.40%	2.49%	4.60%
Quarter 4	4.75%	1.74%	2.17%	5.07%

2002: Quarter 1	4.75%	1.79%	2.70%	5.42%
Quarter 2	4.75%	1.70%	2.06%	4.86%
Quarter 3	4.75%	1.57%	1.53%	3.63%
Quarter 4	4.25%	1.22%	1.32%	3.83%

2003: Quarter 1	4.25%	1.14%	1.19%	3.83%
Quarter 2	4.00%	0.90%	1.09%	3.54%
Quarter 3	4.00%	0.95%	1.15%	3.96%
Quarter 4	4.00%	0.95%	1.26%	4.27%

2004: Quarter 1	4.00%	0.95%	1.20%	3.86%
Quarter 2	4.00%	1.33%	2.09%	4.62%
Quarter 3	4.75%	1.70%	2.16%	4.12%
Quarter 4	5.25%	2.22%	2.75%	4.24%

2005: Quarter 1	5.75%	2.80%	3.43%	4.51%
Quarter 2	6.00%	3.12%	3.51%	3.98%
Quarter 3	6.75%	3.55%	4.01%	4.34%
Quarter 4	7.25%	4.08%	4.38%	4.39%

2006: Quarter 1	7.75%	4.63%	4.82%	4.86%
Quarter 2	8.25%	5.01%	5.21%	5.15%
Quarter 3	8.25%	4.88%	4.91%	4.64%
Quarter 4	8.25%	5.02%	5.00%	4.71%

2007: Quarter 1	8.25%	5.04%	4.90%	4.65%
Quarter 2	8.25%	4.82%	4.91%	5.03%
Quarter 3	7.75%	3.82%	4.05%	4.59%
Quarter 4	7.25%	3.36%	3.34%	3.91%

2008: Quarter 1	5.25%	1.38%	1.55%	3.45%
Quarter 2	5.00%	1.90%	2.36%	3.99%
Quarter 3	5.00%	0.92%	1.78%	3.85%
Quarter 4	3.25%	0.11%	0.37%	2.25%

2009: Quarter 1	3.25%	0.21%	0.57%	2.71%
Quarter 2	3.25%	0.19%	0.56%	3.53%
Quarter 3	3.25%	0.14%	0.40%	3.31%
Quarter 4	3.25%	0.06%	0.47%	3.85%

2010: Quarter 1	3.25%	0.16%	0.41%	3.84%
Quarter 2	3.25%	0.18%	0.32%	2.97%
As of Aug. 20, 2010	3.25%	0.15%	0.26%	2.62%

(1)	End of period data.
Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1
General Characteristics of Publicly-Traded Institutions

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 22201
(703) 528-1700
Characteristics of Publicly-Traded Thrifts
August 20, 2010

			Primary	Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchg.	Market	Strat(1)	Assets(2)		Offices	Year	Date	Price	Value
					($Mil)					($)	($Mil)
California Companies

BOFI	Bofi Holding, Inc. Of CA (3)	NASDAQ	San Diego, CA	Thrift	1,421		1	06-30	03/05	11.62	118
PROV	Provident Fin. Holdings of CA (3)	NASDAQ	Riverside, CA	M.B.	1,399		14	06-30	06/96	5.33	61
FPTB	First PacTrust Bancorp of CA (3)	NASDAQ	Chula vista, CA	Thrift	904	M	9	12-31	08/02	9.60	41
KFBD	K-Fed Bancorp MHC of CA (33.3)	NASDAQ	Covina, CA	Thrift	893	M	9	06-30	03/04	7.42	99
BYFC	Broadway Financial Corp. of CA (3)	NASDAQ	Los Angeles, CA	Thrift	552		5	12-31	01/96	2.94	5

Florida Companies

BBX	BankAtlantic Bancorp Inc of FL (3)	NYSE	FortLauderdaleFL	M.B.	4,656		101	12-31	11/83	1.36	73
FCFL	First Community Bk Corp of FL (3)	NASDAQ	Pinellas Park FL	Thrift	516		11	12-31	05/03	1.42	8

Mid-Atlantic Companies

HCBK	Hudson City Bancorp, Inc of NJ (3)	NASDAQ	Paramus, NJ	Thrift	60,934		131	12-31	06/05	11.96	6,298
NYB	New York Community Bcrp of NY (3)	NYSE	Westbury, NY	Thrift	42,009		282	12-31	11/93	16.05	6,990
AF	Astoria Financial Corp. of NY (3)	NYSE	Lake Success, NY	Thrift	19 670		85	12-31	11/93	12.20	1,194
ISBC	Investors Bcrp MHC of NJ(43.6)	NASDAQ	Short Hills, NJ	Thrift	8,866		68	06-30	10/05	11.16	1,282
NWBI	Northwest Bancshares Inc of PA (3)	NASDAQ	Warren, PA	Thrift	8,136		173	06-30	12/09	10.96	1,214
PFS	Provident Fin. Serv. Inc of NJ (3)	NYSE	Jersey City, NJ	Thrift	6,797	M	82	12-31	01/03	11.78	706
BNCL	Beneficial Mut MHC of PA(44.1)	NASDAQ	Philadelphia, PA	Thrift	4,877		68	12-31	07/07	8.63	705
FFIC	Flushing Fin. Corp. of NY (3)	NASDAQ	Lake Success, NY	Thrift	4,252		19	12-31	11/95	11.58	362
DCOM	Dime Community Bancshars of NY (3)	NASDAQ	Brooklyn, NY	Thrift	4,148		23	12-31	06/96	12.56	434
TRST	TrustCo Bank Corp NY of NY (3)	NASDAQ	Glenville, NY	Thrift	3,829		129	12-31	/	5.46	420
WSFS	WSFS Financial Corp. of DE (3)	NASDAQ	Wilmington, DE	Div.	3,792		37	12-31	11/86	37.00	263
PBNY	Provident NY Bncrp, Inc. of NY (3)	NASDAQ	Montebello, NY	Thrift	2,964		35	09-30	01/04	8.07	312
ORIT	Oritani Financial Corp of NJ (3)	NASDAQ	Twneship of WA NJ	Thrift	2,444	P	23	06-30	06/10	9.43	530
KRNY	Kearny Fin Cp MHC of NJ (26.0)	NASDAQ	Fairfield, NJ	Thrift	2,252	M	27	06-30	02/05	8.87	606
OCFC	OceanFirst Fin. Corp of NJ (3)	NASDAQ	Toms River, NJ	Thrift	2,220		23	12-31	07/96	11.86	223
NFBK	Northfield Bcp MHC of NY(43.6)	NASDAQ	Avenel, NY	Thrift	2,208		18	12-31	11/07	11.00	479
ESBF	ESB Financial Corp. of PA (3)	NASDAQ	Ellwood City, PA	Thrift	1,948		24	12-31	06/90	12.20	147
PVSA	Parkvale Financial Corp of PA (3)	NASDAQ	Monroeville, PA	Thrift	1,842		48	06-30	07/87	7.11	39
ROMA	Roma Fin Corp MHC of NJ (26.9)	NASDAQ	Robbinsville, NJ	Thrift	1,457		15	12-31	07/06	10.51	324
ABBC	Abington Bancorp, Inc. of PA (3)	NASDAQ	Jenkintown, PA	Thrift	1,268		12	12-31	06/07	9.84	200
FXCB	Fox Chase Bancorp, Inc. of PA (3)	NASDAQ	Hatboro, PA	Thrift	1,233	P	12	12-31	06/10	9.35	136
CSBK	Clifton Svg Bp MHC of NJ(36.4)	NASDAQ	Clifton, NJ	Thrift	1,114		11	03-31	03/04	8.33	218
CBNJ	Cape Bancorp, Inc. of NJ (3)	NASDAQ	Cape My Ct Hs,NJ	Thrift	1,072		18	12-31	02/08	7.58	101
BFBD	Beacon Federal Bancorp of NY (3)	NASDAQ	East Syracuse NY	Thrift	1,072		8	12-31	10/07	9.80	64
ESSA	ESSA Bancorp, Inc. of PA (3)	NASDAQ	Stroudsburg, PA	Thrift	1,067		14	09-30	04/07	10.92	148
SVBI	Severn Bancorp, Inc. of MD (3)	NASDAQ	Annapolis, MD	Thrift	971	M	4	12-31	/	4.37	44
HARL	Harleysville Svgs Fin Cp of PA (3)	NASDAQ	Harleysville, PA	Thrift	844	M	7	09-30	08/87	15.42	57
CAKV	Carver Bancorp, Inc. of NY (3)	NASDAQ	New York, NY	Thrift	808	M	9	03-31	10/94	5.34	13
OSHC	Ocean Shore Holding Co. of NJ (3)	NASDAQ	Ocean City. NJ	Thrift	799		10	12-31	12/09	10.38	76
THRD	TF Fin. Corp. of New town PA (3)	NASDAQ	New town, PA	Thrift	721		14	12-31	07/94	22.49	60
FSBI	Fidelity Bancorp, Inc. of PA (3)	NASDAQ	Pittsburgh, PA	Thrift	708		14	09-30	06/88	5.08	15
MLVF	Malvern Fed Bncp MHC PA(44.6)	NASDAQ	Paoli, PA	Thrift	695		8	09-30	05/0B	8.20	50
ONFC	Oneida Financial Corp. of NY (3)	NASDAQ	Oneida, NY	Thrift	623	P	16	12-31	07/10	7.69	55
BCSB	BCSB Bancorp, Inc. of MD (3)	NASDAQ	Baltimore, MD	Thrift	601	M	18	09-30	04/08	9.75	30
COBK	Colonial Financial Serv. of NJ (3)	NASDAQ	Bridgeton, NJ	Thrift	587	P	9	12-31	07/10	9.80	41
MGYR	Magyar Bancorp MHC of NJ(44.7)	NASDAQ	Nw Brunswick, NJ	Thrift	551	M	5	09-30	01/06	3.89	22
BFSB	Brooklyn Fed MHC of NY (28.2)	NASDAQ	Brooklyn, NY	Thrift	528	M	5	09-30	04/05	4.16	54
NECB	NE Comm Bncrp MHC of NY (45.0)	NASDAQ	White Plains, NY	Thrift	517	M	8	12-31	07/06	5.89	78
PBIP	Prudential Bncp MHC PA (29.3)	NASDAQ	Philadelphia, PA	Thrift	508	M	7	09-30	03/05	7.05	71
ESBK	Elaira Svgs Bank, FSB of NY (3)	NASDAQ	Elmira, NY	Thrift	499	M	10	12-31	03/85	15.35	30
GCBC	Green Co Bcrp MHC of NY (44.1)	NASDAQ	Catskill, NY	Thrift	495		13	06-30	12/98	16.40	68
ALLB	Alliance Bank MHC of PA (40.7)	NASDAQ	Broomall, PA	Thrift	469	M	9	12-31	01/07	7.99	54
WSB	WSB Holdings, Inc. of Bowie MD (3)	NASDAQ	Bowie, MD	Thrift	438	M	5	12-31	08/88	2.50	20
LSBK	Lake Shore Bnp MHC of NY(40.2)	NASDAQ	Dunkirk, NY	Thrift	431	M	9	12-31	04/06	8.25	50
PBHC	Pathfinder BC MHC of NY (36.3)	NASDAQ	Oswego, NY	Thrift	387	M	14	12-31	11/95	6.30	16
OBAF	OBA Financial Serv. Inc of MD (3)	NASDAQ	Germantown, MD	Thrift	379	M	5	06-30	01/10	11.12	51

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 22201
(703) 528-1700
Characteristics of Publicly-Traded Thrifts
August 20, 2010

			Primary	Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchg.	Market	Strat(1)	Assets(2)		Offices	Year	Date	Price	Value
					($Mil)					($)	($Mil)
Mid-Atlantic Companies (continued)

WVFC	WVS Financial Corp. of PA (3)	NASDAQ	Pittsburgh, PA	Thrift	376	M	6	06-30	11/93	11.50	24
MSBF	MSB Fin Corp MHC of NJ (40.9)	NASDAQ	Millington, NJ	Thrift	362	M	5	06-30	01/07	7.26	38
FFCO	FedFirst Fin MHC of PA (42.5)	NASDAQ	Monessen, PA	Thrift	349	M	9	12-31	04/05	4.70	30
ROME	Rome Bancorp, Inc. of Rome NY (3)	NASDAQ	Rome, NY	Thrift	330		5	12-31	03/05	9.32	63
CMSB	CMS Bancorp Inc of W Plains NY (3)	NASDAQ	White Plains, NY	Thrift	243		6	09-30	04/07	10.50	20

Mid-West Companies

FBC	Flagstar Bancorp, Inc. of MI (3)	NYSE	Troy, MI	Thrift	14,333	M	176	12-31	04/97	2.62	402
TFSL	TFS Fin Corp MHC of OH (26.3)	NASDAQ	Cleveland, OH	Thrift	10,939		38	09-30	04/07	9.23	2,846
CFFN	Capitol Fd Fn MHC of KS (29.5)	NASDAQ	Topeka, KS	Thrift	8,543		45	09-30	04/99	28.68	2,122
ABCW	Anchor BanCorp Wisconsin of WI (3)	NASDAQ	Madison, WI	M.B.	3,999		72	03-31	07/92	0.62	13
BKMU	Bank Mutual Corp of WI (3)	NASDAQ	Milwaukee, WI	Thrift	3,483		79	12-31	10/03	5.54	253
FPFC	First Place Pin. Corp. of OH (3)	NASDAQ	Warren, OH	Thrift	3,154		47	06-30	01/99	3.68	62
UCFC	United Community Fin. of OH (3)	NASDAQ	Youngstown, OH	Thrift	2,280	M	39	12-31	07/98	1.33	41
FDEF	First Defiance Fin. Corp of OH (3)	NASDAQ	Defiance, OH	Thrift	2,039		35	12-31	10/95	10.12	82
WSBF	Waterstone Fin MHC of WI(26.2)	NASDAQ	Wauwatosa, WI	Thrift	1,881		10	12-31	10/05	3.93	123
BFIN	BankFinancial Corp. of IL (3)	NASDAQ	Burr Ridge, IL	Thrift	1,566		18	12-31	06/05	8.67	183
MFSF	MutualFirst Fin. Inc. of IN (3)	NASDAQ	Muncie, IN	Thrift	1,442		33	12-31	12/99	7.20	50
NASB	NASB Fin, Inc. of Grandview MO (3)	NASDAQ	Grandview, MO	Thrift	1,416		9	09-30	09/85	13.85	109
PULB	Fulaski Fin Cp of St. Louis MO (3)	NASDAQ	St. Louis, MO	Thrift	1,388		12	09-30	12/98	6.48	67
HFFC	HF Financial Corp. of SD (3)	NASDAQ	Sioux Falls, SD	Thrift	1,234	M	33	06-30	04/92	9.50	66
HFBC	HopFed Bancorp, Inc. of KY (3)	NASDAQ	Hopkinsville, KY	Thrift	1,106		18	12-31	02/98	9.40	65
CITZ	CFS Bancorp, Inc of Munster IN (3)	NASDAQ	Munster, IN	Thrift	1,095		22	12-31	07/98	4.89	53
HMNF	HMN Financial, Inc. of MN (3)	NASDAQ	Rochester, MN	Thrift	975		17	12-31	06/94	4.32	19
CASH	Meta Financial Group of IA (3)	NASDAQ	Storm Lake, IA	Thrift	961		12	09-30	09/93	35.00	108
PVFC	PVF Capital Corp. of Solon OH (3)	NASDAQ	Solon, OH	R.E.	889	M	17	06-30	12/92	1.98	50
FCLF	First Clover Leaf Fin Cp of IL (3)	NASDAQ	Edwardsville, IL	Thrift	590	M	4	12-31	07/06	5.28	42
CZWI	Citizens Comm Bncorp Inc of WI (3)	NASDAQ	Eau Claire, WI	Thrift	576		27	09-30	11/06	4.30	22
FSFG	First Savings Fin. Grp. of IN (3)	NASDAQ	Clarksville, IN	Thrift	494	M	7	09-30	12/08	13.40	32
FCAP	First Capital, Inc. of IN (3)	NASDAQ	Corydon, IN	Thrift	458		13	12-31	01/99	15.12	42
FFFD	North Central Bancshares of IA (3)	NASDAQ	Fort Dodge, IA	Thrift	452		11	12-31	03/96	13.85	19
UCBA	United Comm Bncp MHC IN (40.7)	NASDAQ	Lawrenceburg, IN	Thrift	441	M	6	06-30	03/06	7.21	57
LPSB	LaPorte Bancrp MHC of IN(45.0)	NASDAQ	La Porte, IN	Thrift	419	M	8	12-31	10/07	7.03	32
WAYN	Wayne Savings Bancshares of OH (3)	NASDAQ	Wooster, OH	Thrift	407		11	03-31	01/03	8.00	24
RIVR	River Valley Bancorp of IN (3)	NASDAQ	Madison, IN	Thrift	3 97	M	9	12-31	12/96	14.61	22
LSBI	LSB Fin. Corp. of Lafayette IN (3)	NASDAQ	Lafayette, IN	Thrift	372	M	5	12-31	02/95	9.71	15
CHEV	Cheviot Fin Cp MHC of OH (38.5)	NASDAQ	Cincinnati, OH	Thrift	351		6	12-31	01/04	8.35	74
JXSB	Jacksonville Bancorp Inc of IL (3)	NASDAQ	Jacksonville, IL	Thrift	298	P	7	12-31	07/10	10.12	19
FFHS	First Franklin Corp. of OH (3)	NASDAQ	Cincinnati, OH	Thrift	289	M	8	12-31	01/88	7.03	12
CFBK	Central Federal Corp. of OH (3)	NASDAQ	Fairlawn, OH	Thrift	288	M	4	12-31	12/98	1.10	5
KFFB	KY Fst Fed Bp MHC of KY (39.8)	NASDAQ	Haiard, KY	Thrift	238	M	4	06-30	03/05	9.60	75
FFNM	First Fed of N. Michigan of MI (3)	NASDAQ	Alpena, MI	Thrift	227		8	12-31	04/05	2.42	7
FBSI	First Bancshares, Inc. of MO (3)	NASDAQ	Mntn Grove, MO	Thrift	214	M	11	06-30	12/93	8.75	14
PFED	Park Bancorp of Chicago IL (3)	NASDAQ	Chicago, IL	Thrift	213	M	5	12-31	08/96	4.26	5
FFDF	FFD Financial Corp of Dover OH (3)	NASDAQ	Dover, OH	Thrift	199	M	5	06-30	04/96	14.50	15

New England Companies

PBCT	Peoples United Financial of CT (3)	NASDAQ	Bridgeport, CT	Div.	21,952		293	12-31	04/07	13.24	4,868
NAL	NewAlliance Bancshares of CT (3)	NYSJS	New Haven, CT	Thrift	8,712		88	12-31	04/04	12.97	1,363
BHLB	Berkshire Hills Bancorp of MA (3)	NASDAQ	Pittsfield, MA	Thrift	2,747		43	12-31	06/00	18.38	258
BRKL	Brookline Bancorp, Inc. of MA (3)	NASDAQ	Brookline, MA	Thrift	2,660		18	12-31	07/02	9.22	544
DNBK	Danvers Bancorp, Inc. of MA (3)	NASDAQ	Danvers, MA	Thrift	2,529		26	12-31	01/08	15.53	332
EBSB	Meridian Fn Serv MHC MA (41.8)	NASDAQ	Bast Boston, MA	Thrift	1,728		25	12-31	01/08	10.95	246
RCKB	Rockville Fin MHC of CT (43.3)	NASDAQ	Vrn Rockville CT	Thrift	1,602		21	12-31	05/05	10.90	205
UBNK	United Financial Bncrp of MA (3)	NASDAQ	W Springfield MA	Thrift	1,545		24	12-31	12/07	13.76	225
WFD	Westfield Fin. Inc. of MA (3)	NASDAQ	Westfield, MA	Thrift	1,235		11	12-31	01/07	7.48	219
HIFS	Hingham Inst. for Sav. of MA (3)	NASDAQ	Hingham, MA	Thrift	972		10	12-31	12/88	35.09	75
LEGC	Legacy Bancorp, Inc. of MA (3)	NASDAQ	Pittsfield, MA	Thrift	956		20	12-31	10/05	8.26	72
NHTB	NH Thrift Bancshares of NH (3)	NASDAQ	Newport, NH	Thrift	939	M	27	12-31	05/86	10.20	59

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 22201
(703) 528-1700
Characteristics of Publicly-Traded Thrifts
August 20, 2010

			Primary	Operating	Total			Fiscal	Conv-	Stock	Market
Ticker	Financial Institution	Exchg.	Market	Strat(1)	Assets(2)		Offices	Year	Date	Price	Value
					($Mil)					($)	($Mil)
New England Companies (continued)

SIFI	SI Fin Gp Inc MHC of CT (38.2)	NASDAQ	Willimantic, CT	Thrift	889		21	12-31	10/04	6.60	78
LSBX	LSB Corp of No. Andover MA (3)	NASDAQ	North Andover, MA	Thrift	807	M	8	12-31	05/86	20.71	93
HBNK	Hampden Bancorp, Inc. of MA (3)	NASDAQ	Springfield, MA	Thrift	578	M	9	06-30	01/07	10.02	72
NVSL	Naug Vlly Fin MHC of CT (40.4)	NASDAQ	Naugatuck, CT	Thrift	564	M	10	12-31	10/04	6.05	42
CBNK	Chicopee Bancorp, Inc. of MA (3)	NASDAQ	Chicopee, MA	Thrift	557		8	12-31	07/06	11.26	71
PEOP	Peoples Fed Bancshrs Inc of MA (3)	NASDAQ	Brighton, MA	Thrift	546	P	6	09-30	07/10	10.37	74
CEBK	Central Bncrp of Somerville MA (3)	NASDAQ	Somerville, MA	Thrift	542	M	9	03-31	10/86	10.87	18
PSBH	PSB Hldgs Inc MHC of CT (42.9)	NASDAQ	Putnam, CT	Thrift	495	M	8	06-30	10/04	4.30	28
NFSB	Newport Bancorp, Inc. of RI (3)	NASDAQ	Newport, RI	Thrift	450		6	12-31	07/06	11.88	43
MFLR	Mayflower Bancorp, Inc. of MA (3)	NASDAQ	Middleboro, MA	Thrift	256	M	7	04-30	12/87	8.15	17

North-West Companies

WFSL	Washington Federal, Inc. of WA (3)	NASDAQ	Seattle, WA	Thrift	13,803	M	172	09-30	11/82	14.98	1,685
FFNW	First Fin NW, Inc of Renton WA (3)	NASDAQ	Renton, WA	Thrift	1,307		1	12-31	10/07	4.20	79
RVSB	Riverview Bancorp, Inc. of WA (3)	NASDAQ	Vancouver, WA	Thrift	863		18	03-31	10/97	1.98	22
TSBK	Timberland Bancorp, Inc. of WA (3)	NASDAQ	Hoquiam, WA	Thrift	732		22	09-30	01/98	3.95	28

South-East Companies

SUPR	Superior Bancorp of AL (3)	NASDAQ	Birmingham, AL	Thrift	3,594	M	73	12-31	12/98	1.32	17
FFCH	First Fin. Holdings Inc. of SC (3)	NASDAQ	Charleston, SC	Thrift	3,324		65	09-30	11/83	10.06	166
CSBC	Citizens South Bnkg Corp of NC (3)	NASDAQ	Gastonia, NC	Thrift	1,077		15	12-31	10/02	5,72	63
ACFC	Atl Cst Fed Cp of GA MHC (34.9)	NASDAQ	Waycross, GA	Thrift	915	M	11	12-31	10/04	2.30	31
TSH	Teche Hlding Cp of N Iberia LA (3)	AMEX	New Iberia, LA	Thrift	765		20	09-30	04/95	28.75	60
HBCP	Home Bancorp Inc. Lafayette LA (3)	NASDAQ	Lafayette, LA	Thrift	709		11	12-31	10/08	13.00	110
FFBH	First Fed. Bancshares of AR (3)	NASDAQ	Harrison, AR	Thrift	678		20	12-31	05/96	1.67	8
JFBI	Jefferson Bancshares Inc of TN (3)	NASDAQ	Morristown, TN	Thrift	661	M	12	06-30	07/03	3.39	23
HBOS	Heritage Fn Gp MHC of GA (24.3)	NASDAQ	Albany, GA	Thrift	574	M	10	12-31	06/05	9.21	96
CFFC	Community Fin. Corp. of VA (3)	NASDAQ	Staunton, VA	Thrift	547	M	11	03-31	03/88	4.19	18
FABK	First Advantage Bancorp of TN (3)	NASDAQ	Clarksville, TN	Thrift	345		5	12-31	11/07	10.72	45
LABC	Louisiana Bancorp, Inc. of LA (3)	NASDAQ	Metairie, LA	Thrift	328		3	12-31	07/07	14.80	62
AFCB	Athens Bancshares, Inc. of TN (3)	NASDAQ	Athens, TN	Thrift	275	M	7	12-31	01/10	11.02	31
GSLA	GS Financial Corp. of LA (3)	NASDAQ	Metairie, LA	Thrift	274		6	12-31	04/97	11.10	14

South - West Companies

VPFG	ViewPoint Financal Group of TX (3)	NASDAQ	Plano, TX	Thrift	2,642	P	24	12-31	07/10	9.31	325
OABC	OmniAmerican Bancorp Inc of TX (3)	NASDAQ	Fort Worth, TX	Thrift	1,130		16	12-31	01/10	11.25	134

Western Companies (Excl CA)

UWBK	United Western Bncp, Inc of CO (3)	NASDAQ	Denver, CO	Thrift	2,221		8	12-31	10/96	0.52	15
TBNK	Territorial Bancorp, Inc of HI (3)	NASDAQ	Honolulu, HI	Thrift	1,447		25	12-31	07/09	17.37	212
HOME	Home Federal Bancorp Inc of ID (3)	NASDAQ	Nampa, ID	Thrift	869		24	09-30	12/07	12.47	208
EBMT	Eagle Bancorp Montanta of MT (3)	NASDAQ	Helena, MT	Thrift	326	P	6	06-30	04/10	9.32	38
Other Areas

NOTES:	(1)	Operating strategies are: Thrift-Traditional Thrift, M.B.-Mortgage Banker, R.E.-Real Estate Developer, Div.-Diversified, and Ret.-Retail Banking.

	(2)	Most recent quarter end available (E-Estimated, and P-Pro Forma)
Source: SNL Financial, LC.
Date of Last Update: 08/20/10

EXHIBIT III-2
Publicly-Traded Mid-Atlantic Thrifts

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 22201
(703) 528-1700
Exhibit III-2
Market Pricing Comparatives
Prices As of August 20, 2010

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12-Mth	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tng Eq/	NPAs/	Reported		Core
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/CORE	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Alliance Bank MHC of PA (40.7)		7.99	21.78	0.19	7.21	NM	110.82	11.40	110.82	NM	0.12	1.50	70.59	469	10.28	10.28	NA	0.25	2.35	0.28	2.63

All Public Companies		9.64	278.43	-0.12	12.76	18.97	77.06	9.27	84.79	18.97	0.23	1.99	30.49	2,696	11.43	10.67	4.25	-0.08	0.33	-0.13	-0.47
Special Selection Grouping (8)		10.19	444.36	0.25	11.92	18.30	89.69	10.49	99.91	19.05	0.28	2.52	43.61	4,146	11.43	10.62	3,97	0.24	2.41	0.26	2.56
State of PA		10.48	172.65	0.12	12.89	21.77	85.69	9.70	92.68	22.63	0.29	2.50	46.62	1,764	10.77	10.15	2.63	0.15	1.23	0.18	1.74

Comparable Group

Special Comparative Group (8)
ABBC	Abington Bancorp, Inc. of PA	9.84	200.29	-0.26	10.44	NM	94.25	15.79	94.25	NM	0.20	2.03	NM	1,268	16.76	16.76	2.78	-0.43	-2.43	-0.43	-2.43
ALLB	Alliance Bank MHC of PA (40.7)	7.99	21.78	0.19	7.21	NM	110.82	11.40	110.82	NM	0.12	1.50	70.59	469	10.28	10.28	NA	0.25	2.35	0.28	2.63
AF	Astoria Financial Corp. of NY	12.20	1194.28	0.39	12.53	26.52	97.37	6.07	114.66	31.28	0.52	4.26	NM	19,670	6.24	5.35	2.63	0.22	3.72	0.19	3.15
BCSB	BCSB Bancorp, Inc. of MD	9.75	30.43	-0.81	15.71	NM	62.06	5.07	62.18	NM	0.00	0.00	NM	601	9.90	9.89	2.23	-0.39	-3.82	-0.43	-4.24
BFED	Beacon Federal Bancorp of NY	9.80	63.91	0.88	16.31	12.41	60.09	5.96	60.09	11.14	0.20	2.04	25.32	1,072	9.92	9.92	NA	0.48	5.06	0.54	5.63
BNCL	Beneficial Mut MHC of PA(44.1)	8.63	311.21	0.28	8.07	27.84	106.94	14.46	132.97	30.82	0.00	0.00	0.00	4,877	13.52	11.17	2.49	0.55	3.96	0.50	3.58
BFSB	Brooklyn Fed MHC of NY (28.2)	4.16	15.11	-0.05	6.21	NM	66.99	10.15	66.99	NM	0.04	0.96	NM	528	15.15	15.15	19.04	-0.54	-3.38	-0.12	-0.77
CMSB	CMS Bancorp Inc of W Plains NY	10.50	19.56	-0.32	11.39	NM	92.19	8.06	92.19	NM	0.00	0.00	NM	243	8.75	8.75	NA	-0.10	-1.15	-0.25	-2.83
CBNJ	Cape Bancorp, Inc. of NJ	7.58	100.92	-1.07	9.83	NM	77.11	9.41	93.70	NM	0.00	0.00	NM	1,072	12.21	10.27	NA	-1.53	-12.61	-1.32	-10.89
CARV	Carver Bancorp, Inc. of NY	5.34	13.26	-0.03	17.25	NM	30.96	1.64	31.12	NM	0.10	1.87	NM	808	7.66	7.63	NA	0.01	0.15	-0.01	-0.12
CSBK	Clifton Svg Bp MHC of NJ(36.4)	8.33	80.02	0.29	6.71	28.72	124.14	19.55	124.14	28.72	0.24	2.88	NM	1.114	15.75	15.75	NA	0.72	4.33	0.72	4.33
COBK	Colonial Financial Serv. of NJ	9.80	40.90	0.71	15.78	20.42	62.10	6.97	62.10	13.80	0.00	0.00	0.00	587	7.46	7.46	NA	0.34	4.58	0.50	6.77
DCOM	Dime Communuity Bancshares of NY	12.56	433.92	1.07	9.11	12.08	137.87	10.46	167.47	11.74	0.56	4.46	53.85	4,148	7.59	6.33	0.50	0.89	12.05	0.92	12.40
ESBF	ESB Financial Corp. of PA	12.20	146.88	1.12	14.41	11.40	84.66	7.54	112.24	10.89	0.40	3.28	37.38	1,948	8.89	6.84	0.30	0.66	7.79	0.69	8.16
ESSA	ESSA Bancorp, Inc. of PA	10.92	147.67	0.32	13.06	30.33	83.61	13.84	83.61	34.13	0.20	1.83	55.56	1,067	16.55	16.55	NA	0.46	2.68	0.41	2.38
ESBK	Elmira Svgs Bank, FSB of NY	15.35	30.07	1.20	19.09	6.42	80.41	6.03	124.80	12.79	0.80	5.21	33.47	499	11.28	8.84	NA	0.92	8.54	0.46	4.29
FFCO	FedFirst Fin MHC of PA (42.5)(7)	4.70	12.64	0.11	6.82	NM	68.91	8.51	71.32	NM	0.00	0.00	0.00	349	12.37	12.00	NA	0.18	1.52	0.20	1.67
FSBI	Fidelity Bancorp, Inc. of PA	5.08	15.49	-0.43	13.62	NM	37.30	2.19	39.87	NM	0.08	1.57	NM	708	6.82	6.47	2.30	-0.45	-6.78	-0.18	-2.72
FFIC	Flushing Fin. Corp. of NY	11.58	361.74	0.96	12.15	13.31	95.31	8.51	100.00	12.06	0.52	4.49	59.77	4,252	8.93	8.54	2.80	0.65	7.40	0.72	8.16
FXCB	Fox Chase Bancorp, Inc. of PA	9.35	136.01	-0.08	13.88	NM	67.36	11.03	67.36	NM	0.00	0.00	NM	1,233	10.86	10.86	NA	-0.09	-0.87	-0.09	-0.87
GCBC	Green Co Bcrp MHC of NY (44.1)	16.40	29.75	1.19	10.80	13.78	151.85	13.64	151.85	13.78	0.70	4.27	58.82	495	8.98	8.98	NA	1.03	11.53	1.03	11.53
HARL	Harleysville Svgs Fin Cp of PA	15.42	56.65	1.30	14.08	12.54	109.52	6.71	109.52	11.86	0.76	4.93	61.79	844	6.13	6.13	NA	0.54	8.99	0.57	9.50
HCBK	Hudson City Bancorp, Inc of NJ	11.96	6298.27	0.99	10.53	11.18	113.58	10.34	116.91	12.08	0.60	5.02	56.07	60,934	9.10	8.86	NA	0.94	10.55	0.87	9.76
ISBC	Investors Bcrp MHC of NJ(43.6)	11.16	558.55	0.40	7.74	24.80	144.19	14.46	148.40	27.90	0.00	0.00	0.00	8,866	10.03	9.77	NA	0.61	6.06	0.54	5.39
KRNY	Kearny Fin Cp MHC of NJ (26.0)	8.87	158.97	0.10	7.05	NM	125.82	26.92	151.62	NM	0.20	2.25	NM	2,252	21.40	18.43	NA	0.28	1.28	0.31	1.42
LSBK	Lake Shore Bnp MHC of NY(40.2)	8.25	20.20	0.42	9.14	20.12	90.26	11.62	90.26	19.64	0.24	2.91	58.54	431	12.87	12.87	NA	0.59	4.53	0.61	4.64
MSBF	MSB Fin Corp MHC of NJ (40.9)	7.26	15.50	0.10	7.67	NM	94.65	10.47	94.65	NM	0.12	1.65	NM	362	11.06	11.06	NA	0.12	1.03	0.15	1.28
MGYR	Magyar Bancorp MHC of NJ(44.7)	3.89	10.05	-0.55	6.96	NM	55.89	4.08	55.89	NM	0.00	0.00	NM	551	7.31	7.31	NA	-0.41	-5.69	-0.57	-7.82
MLVT	Halvern Fed Bncp MHC PA(44.6)	8.20	22.30	-0.19	11.21	NM	73.15	7.20	73.15	NM	0.12	1.46	NM	695	9.84	9.84	6.03	-0.14	-1.41	-0.17	-1.68
NECB	NE Comm Bncrp MHC of NY (45.0)	5.89	35.05	-0.19	8.15	NM	72.27	15.06	73.53	NM	0.12	2.04	NM	517	20.84	20.56	8.19	-0.52	-2.42	-0.50	-2.30
NYB	New York Community Bcrp of NY	16.05	6989.86	1.46	12.51	13.60	128.30	16.64	239.55	10.99	1.00	6.23	NM	42,009	12.97	7.39	1.95	1.34	10.37	1.65	12.83
NFBK	Northfield Bcp MHC of NY(43.6)(7)	11.00	209.89	0.32	9.18	32.35	119.83	21.69	124.86	34.38	0.20	1.82	58.82	2,208	18.10	17.50	2.88	0.73	3.75	0.68	3.53
NWBI	Northwest Bancshares Inc of PA	10.96	1214.09	0.48	11.83	28.84	92.65	14.92	107.03	22.83	0.40	3.65	NM	8,136	16.11	14.25	1.87	0.55	4.03	0.69	5.10
OBAF	OBA Financial Serv. Inc of MD	11.12	51.47	0.11	17.27	NM	64.39	13.60	64.39	NM	0.00	0.00	NM	379	21.12	21.12	NA	-0.26	-1.79	0.12	0.86
OSHC	Ocean Shore Holding Co. of NJ	10.38	75.86	0.71	13.66	14.62	75.99	9.50	75.99	14.62	0.24	2.31	33.80	799	12.50	12.50	NA	0.68	6.05	0.68	6.05
OCFC	OceanFirst Fin. Corp of NJ	11.86	223.24	0.75	10.35	14.64	114.59	10.06	114.59	15.81	0.48	4.05	59.26	2,220	8.78	8.78	NA	0.75	8.53	0.69	7.89
ONFC	Oneida Financial Corp. of NY	7.69	55.10	0.53	11.69	14.79	65.78	8.85	93.55	14.51	0.53	6.89	NM	623	8.74	5.11	NA	0.60	6.84	0.61	6.97
ORIT	Oritani Financial Corp of NJ	9.43	529.98	0.26	11.18	34.93	84.35	21.68	84.35	36.27	0.30	3.18	NM	2,444	15.77	15.77	NA	0.62	3.94	0.60	3.79
PVSA	Parkvale Financial Corp of PA	7.11	39.31	-3.02	15.77	NM	45.09	2.13	67.01	NM	0.20	2.81	NM	1,842	6.46	4.99	NA	-0.96	-12.53	-0.88	-11.58
PBHC	Pathfinder BC MHC of NY (36.3)	6.30	5.68	0.60	9.65	9.55	65.28	4.05	77.68	10.50	0.12	1.90	18.18	387	7.79	6.86	NA	0.45	6.42	0.41	5.84
PFS	Provident Fin. Serv. Inc of NJ	11.78	705.90	0.57	14.92	21.42	78.95	10.39	131.03	20.67	0.44	3.74	NM	6,797	13.15	8.36	1.44	0.49	3.74	0.51	3.87
PBNY	Provident NY Bncrp, Inc. of NY	8.07	311.73	0.41	11.11	15.52	72.64	10.52	117.98	19.68	0.24	2.97	46.15	2,964	14.48	9.44	1.11	0.68	4.74	0.54	3.73
PBIP	Prudential Bncp MHC PA (29.3)	7.05	21.37	0.23	5.40	NM	130.56	13.91	130.56	30.65	0.20	2.84	NM	508	10.66	10.66	NA	0.33	2.99	0.45	4.05
ROMA	Roma Fin Corp MHC of NJ (26.9)	10.51	87.46	0.19	7.03	NM	149.50	22.21	149.93	NM	0.32	3.04	NM	1,457	14.98	14.94	NA	0.32	1.99	0.44	2.70
ROME	Rome Bancorp, Inc. of Rome NY	9.32	63.17	0.50	9.04	17.58	103.10	19.17	103.10	18.64	0.36	3.86	67.92	330	18.59	18.59	NA	1.08	5.94	1.02	5.61
SVBI	Severn Bancorp, Inc. of MD	4.37	43.99	-1.60	7.82	NM	55.88	4.53	56.10	NM	0.00	0.00	NM	971	10.86	10.82	12.02	-1.47	-12.93	-1.64	-14.47
THRD	TF Fin. Corp. of Newtown PA	22.49	60.39	1.27	27.31	15.30	82.35	8.38	87.78	17.71	0.80	3.56	54.42	721	10.17	9.60	NA	0.55	5.50	0.48	4.75
TRST	TrustCo Bank Corp NY of NY	5.46	419.73	0.37	3.32	13.65	164.46	10.96	164.95	14.76	0.26	4.76	65.00	3,829	6.67	6.65	1.44	0.83	12.46	0.77	11.53
WSB	WSB Holdings, Inc. of Bowie MD	2.50	19.74	-0.48	6.86	NM	36.44	4.51	36.44	NM	0.00	0.00	NM	438	12.36	12.36	NA	-0.88	-7.37	-0.85	-7.08
WSFS	WSFS Financial Corp. of DE	37.00	263.33	0.48	36.90	NM	100.27	6.94	105.65	NM	0.48	1.30	NM	3,792	8.30	7.97	2.30	0.03	0.38	0.09	1.14
WVFC	WVS Financial Corp. of PA	11.50	23.66	0.52	14.13	26.14	81.39	6.28	81.39	22.12	0.64	5.57	NM	376	7.72	7.72	NA	0.23	2.96	0.27	3.50

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items on a tax effected basis.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value and P/CORE = Price to estimated core earnings.

(4)	Indicated twelve month dividend, based on last quarterly dividend declared.

(5)	Indicated dividend as a percent of trailing twelve month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.

(7)	Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

(8)	Includes Mid-Atlantic Companies.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP Financial, LC.

EXHIBIT III—3
Peer Group Market Area Comparative Analysis

Exhibit III-3
Alliance Bancorp, Inc.
Peer Group Market Area Comparative Analysis

							Per		2010
				Projected			Capita Income		Deposit	Unemployment
		Population		Population	2000-2010	2010-2015	2010	% State	Market	Rate
Institution	County	2000	2010	2015	% Change	% Change	Amount	Average	Share(1)	6/30/2010
		(000)	(000)	(000)
BCSB Bancorp, Inc. of MD	Baltimore	754	791	795	4.9%	0.5%	30,669	97.4%	2.2%	7.9%
Central Bancorp of Somerville MA	Middlesex	1,465	1,502	1,528	2.5%	1.7%	43,401	126.0%	0.9%	7.5%
Elmira Savings Bank, FSB of NY	Chemung	91	88	86	-3.3%	-1.8%	23,052	78.3%	22.0%	7.9%
Harleysville Savings Fin. Corp. of PA	Montgomery	750	786	796	4.8%	1.3%	39,859	149.9%	2.1%	7.8%
Mayflower Bancorp, Inc. of MA	Plymouth	473	500	507	5.8%	1.4%	32,609	94.6%	3.1%	9.4%
NH Thrift Bancshares of NH	Sullivan	40	43	44	6.4%	1.2%	24,979	82.9%	28.4%	5.3%
Newport Bancorp, Inc. of Rl	Newport	85	81	78	-5.7%	-3.1%	35,040	129.9%	11.5%	9.7%
Rome Bancorp, Inc. of Rome NY	Oneida	235	232	231	-1.3%	-0.5%	23,001	78.1%	7.2%	7.0%
TF Financial Corp. of Newtown PA	Bucks	598	630	634	5.4%	0.6%	36,526	137.4%	1.6%	8.2%
WVS Financial Corp. of PA	Allegheny	1,282	1,221	1,192	-4.8%	-2.4%	28,283	106.4%	0.2%	8.3%

	Averages:	577	587	589	1.5%	-0.1%	31,742	108.1%	7.9%	7.9%
	Medians:	535	565	571	3.6%	0.5%	31,639	101.9%	2.7%	7.9%

Alliance Bancorp, Inc.	Delaware	551	558	557	1.3%	-0.1%	31,334	117.9%	3.2%	9.1%
	Chester	434	505	534	16.5%	5.8%	41,261	155.2%	0.1%	7.3%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2009.

Sources:	SNL Financial LC, FDIC.

EXHIBIT IV-1
Stock Prices:
As of August 20, 2010

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 222011
(703) 528-1700
Exhibit IV-1A
Weekly Thrift Market Line — Part One
Prices As Of August 20, 2010

										Current Per Share Financials
	Market Capitalization			Price Change Data									Tangible
		Shares	Market	52 Week (1)			% Change From			Trailing	12 Mo.	Book	Book
	Price/	Outst-	Captial-			Last	Last	52 Wks	MostRcnt	12 Mo.	Core	Value/	Value/	Assets/
Financial Institution	Share(1)	anding	ization(9)	High	Low	Week	Week	Ago(2)	YrEnd(2)	EPS(3)	EPS(3)	Share	Share(4)	Share
	($)	(000)	($Mil)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
Market Averages. All Public Companies (no MHC)

All Public Companies(110)	10.02	29,129	320.1	13.07	8.15	9.99	-0.10	-5.21	3.30	-0.08	-0.19	13.92	12.80	144.89
NYSE Traded Companies(6)	9.50	150,943	1,788.0	13.60	7.20	9.05	3.69	-11.92	-4.06	-0.64	-0.90	10.13	6.93	112.26
AMEX Traded Companies(1)	28.75	2,091	60.1	35.75	26.01	27.98	2.75	-17.65	-9.33	3.46	3.35	35.65	33.89	366.09
NASDAQ Listed OTC Companies(103)	9.86	22,091	234.6	12.82	8.02	9.87	-0.35	-4.68	3.87	-0.08	-0.18	13.93	12.94	144.63
California Companies(4)	7.37	6,895	56.3	12.06	3.82	7.94	-4.82	15.22	34.48	-0.23	-0.60	13.01	13.01	197.86
Florida Companies(2)	1.39	29,689	40.5	4.73	1.28	1.55	-8.68	-68.25	-18.23	-3.17	-3.28	2.51	2.37	90.49
Mid-Atlantic Companies(34)	11.07	48,496	599.4	13.45	8.73	10.91	1.28	2.85	7.58	0.26	0.27	13.67	12.28	149.36
Mid-West Companies(31)	8.57	13,293	63.5	12.37	6.65	8.64	-1.34	-8.68	6.72	-0.23	-0.58	14.29	13.45	160.14
New England Companies(17)	12.92	41,091	519.4	15.27	11.18	12.87	1.55	-1.87	1.58	0.50	0.46	15.52	13.42	136.60
North-West Companies(4)	6.28	37,312	453.3	9.80	5.62	6.35	-0.65	-23.06	-20.27	-0.72	-0.60	10.97	9.58	93.80
South-East Companies(12)	10.40	6,033	54.5	13.57	9.38	10.21	1.27	-13.95	-6.55	-0.68	-0.64	15.70	14.94	144.63
South-Weat Companies(2)	10.28	23.384	229.3	12.54	9.36	10.19	0.85	4.29	1.49	0.12	0.16	13.82	13.81	85.35
Western Companies (Excl CA)(4)	9.92	15,595	118.5	13.73	8.57	9.96	-3.72	-12.86	-20.68	-0.34	-0.24	11.71	11.71	81.47
Thrift Strategy(104)	9.93	25,993	283.6	12.91	8.13	9.90	-0.14	-4.41	2.25	-0.06	-0.16	13.94	12.84	143.79
Mortgage Banker Strategy(3)	3.35	32,664	67.1	7.48	1.79	3.28	1.80	-50.06	48.87	-1.59	-2.13	6.32	6.18	104.51
Real Estate Strategy(1)	1.98	25,402	50.3	4.39	1.58	1.98	0.00	-3.88	2.06	-0.15	-0.34	3.36	3.36	35.00
Diversified Strategy(2)	25.12	187,409	2.565.8	31.58	18.62	25.11	0.08	-1.84	11.82	0.19	0.36	25.81	22.46	296.25
Companies Issuing Dividends(70)	11.90	37,654	464.6	14.90	9.69	11.81	0.92	-1.38	4.15	0.42	0.36	15.11	13.71	160.63
Companies without Dividends(40)	6.61	13,651	57.7	9.76	5.34	6.68	-1.94	-12.17	1.76	-0.99	-1.18	11.77	11.16	116.31
Equity/Assets <6%(14)	3.28	24,260	59.4	7.65	2.76	3.40	-5.32	-43.27	-23.85	-2.84	-2.93	8.30	7.68	174.00
Equity/Assets 6-12%(58)	11.18	20,035	210.4	14.44	8.63	11.18	0.23	0.57	12.41	0.40	0.21	15.50	14.53	179.71
Equity/Assets >12%(38)	10.41	44,308	567.0	12.73	9.12	10.29	1,06	-1.86	-1:79	0.07	0.09	13.34	11.83	83.46
Converted Last 3 Mths (no MHC) (7)	9.44	18,003	168.6	12.00	8.04	9.49	-0.51	0.42	2.21	0.34	0.36	13.86	13.16	94.73
Actively Traded Companies(S)	17.75	33,198	485.9	23.24	14.94	18.69	-3.00	1.46	0.04	1.00	1.07	21.40	19.91	276.70
Market Value Below $20 Million (23)	6.02	4,109	13.4	9.37	4.64	6.07	-2.75	-14.42	-1.98	-1.32	-1.40	12.74	12.54	172.18
Holding Company Structure(105)	9.77	30.207	331.9	12.80	7.95	9.68	0.13	-6.26	3.24	-0.17	-0.26	13.79	12.68	142.32
Assets Over $1 Billion(51)	10.03	57,989	652.2	13.77	8.32	9.94	0.55	-9.66	0.27	-0.14	-0.24	12.74	11.14	126.53
Assets $500 Million-$1 Billion(33)	10.02	6,281	50.1	12.54	7.86	10.07	-1.23	-4.33	2.62	-0.13	-0.19	14.48	13.64	169.24
Assets $250-$500 Million(21)	10.46	3,137	29.9	13.08	8.69	10.50	0.01	2.22	2.86	0.36	0.18	15.74	15.05	150.73
Assets less than $250 Million(5)	8.09	1,700	12.0	9.67	5.91	7.81	0.34	1.55	39.21	-1.13	-1.23	14.37	14.30	144.47
Goodwill Companies(65)	10.44	40,604	483.2	13.62	8.47	10.34	0.26	-5.80	4.56	0.09	-0.01	14.15	12.25	152.52
Non-Goodwill Companies(45)	9.42	12,700	86.6	12.28	7.68	9.49	-0.62	-4.37	1.51	-0.33	-0.44	13.60	13.60	133.97
Acquirers of FSLIC Cases(1)	14.98	112,474	1.684.9	21.65	14.04	15.24	-1.71	4.68	-22.54	0.94	1.32	16.15	13.87	122.72

(1)	Average of high/low or bid/ask price per share.

(2)	Or since offering price if converted or first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized

(3)	EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.

(6)	Annualized, based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing twelve month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

*	Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP Financial, LC.

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 222011
(703) 528-1700
Exhibit IV-1A (continued)
Weekly Thrift Market Line — Part One
Prices As Of August 20, 2010

										Current Per Share Financials
	Market Capitalization			Price Change Data									Tangible
		Shares	Market	52 Week (1)			% Change From			Trailing	12 Mo.	Book	Book
	Price/	Outst-	Captial-			Last	Last	52 Wks	MostRcnt	12 Mo.	Core	Value/	Value/	Assets/
Financial Institution	Share(1)	anding	ization(9)	High	Low	Week	Week	Ago(2)	YrEnd(2)	EPS(3)	EPS(3)	Share	Share(4)	Share
	($)	(000)	($Mil)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
Market Averages. MHC Institutions

All Public Companies(32)	8.04	32,915	100.2	10.49	6.72	8.07	0.47	-5.07	3.09	0.17	0.18	7.80	7.37	68.49
NASDAQ Listed OTC Companies(32)	8.04	32.915	100.2	10.49	6.72	8.07	0.47	-5.07	3.09	0.17	0.18	7.80	7.37	68.49
Mid-Atlantic Companies(17)	8.19	26,299	92.9	10.92	7.23	8.22	0.42	-13.96	-9.98	0.20	0.20	7.93	7.62	72.40
Mid-west Companies(7)	7.56	61,452	146.3	9.89	5.96	7.58	0.78	0.08	24.17	0.11	0.00	7.42	6.76	52.20
New England Companies(5)	8.19	14,916	58.6	9.77	5.95	8.25	0.23	20.53	20.46	0.13	0.37	7.86	7.35	78.28
Thrift Strategy(32)	8.04	32,915	100.2	10.49	6.72	8.07	0.47	-5.07	3.09	0.17	0.18	7.80	7.37	68.49
Companies Issuing Dividends(22)	8.35	14,547	42.0	10.92	7.18	8.38	0.44	-11.64	-5.27	0.22	0.23	7.89	7.58	67.09
Companies Without Dividends(10)	7.39	71,945	223.9	9.57	5.73	7.40	0.54	8.87	20.85	0.05	0.08	7.60	6.92	71.48
Equity/Assets 6-12%(19)	8.00	17,917	69.0	9.93	6.24	8.06	0.43	4.06	14.13	0.21	0.23	8.18	7.76	86.93
Equity/Assets >12%(13)	8.09	52,003	139.9	11.20	7.34	8.08	0.53	-16.70	-10.97	0.10	0.11	7.32	6.87	45.02
Market value Below $20 Million(1)	6.30	2,485	5.7	8.00	5.11	6.30	0.00	-2.48	12.50	0.66	0.60	9.65	8.11	155.63
Holding Company Structure(29)	8.07	34,204	104.5	10.40	6.71	8.12	0.31	-2.82	4.96	0.16	0.17	7.95	7.49	70.39
Assets Over $1 Billion(11)	9.17	78,087	241.2	12.00	7.98	9.27	-0.12	-9.60	5.46	0.23	0.18	7.29	6.89	57.46
Assets $500 Million-$1 Billion(10)	5.97	9,968	22.3	9.35	4.70	5.78	2.94	-17.03	-14.40	-0.10	-0.10	7.47	7.39	69.24
Assets $250-$500 Million(10)	8.12	5,825	19.0	9.36	6.69	8.20	-0.32	10.14	14.12	0.30	0.39	8.57	8.05	83.26
Assets less than $250 Million(1)	9.60	7,851	30.0	13.82	7.80	9.78	-1.84	-29.57	-12.73	0.00	0.00	7.38	5.50	30.36
Goodwill Companies(19)	8.46	53,219	168.1	10.89	6.92	8.54	-0.44	3.58	5.38	0.20	0.25	7.93	7.11	67.87
Non-Goodwill Companies(13)	7.59	10,918	26.6	10.05	6.50	7.56	1.46	-14.45	0.60	0.13	0.11	7.66	7.66	69.17
MHC Institutions(32)	8.04	32,915	100.2	10.49	6.72	8.07	0.47	-5.07	3.09	0.17	0.18	7.80	7.37	68.49

(1)	Average of high/low or bid/ask price per share.

(2)	Or since offering price if converted or first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized

(3)	EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.

(6)	Annualized, based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing twelve month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

*	Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Sources:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP Financial, LC.

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 222011
(703) 528-1700
Exhibit IV-1A (continued)
Weekly Thrift Market Line — Part One
Prices As Of August 20, 2010

											Current Per Share Financials
		Market Capitalization			Price Change Data									Tangible
			Shares	Market	52 Week (1)			% Change From			Trailing	12 Mo.	Book	Book
		Price/	Outst-	Captial-			Last	Last	52 Wks	MostRcnt	12 Mo.	Core	Value/	Value/	Assets/
Financial Institution		Share(1)	anding	ization(9)	High	Low	Week	Week	Ago(2)	YrEnd(2)	EPS (3)	EPS(3)	Share	Share(4)	Share
		($)	(000)	($Mil)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)
NYSE Traded Companies
AF	Astoria Financial Corp. of NY*	12.20	97,892	1,194.3	17.55	9.24	11.65	4.72	10.11	-1.85	0.46	0.39	12.53	10.64	200.94
BBX	BankAtlantic Bancorp Inc of FL*	1.36	53,921	73.3	4.46	1.14	1.34	1.49	-75.41	4.62	-3.28	-3.39	1.43	1.15	86.34
FBC	Flagstar Bancorp, Inc. of MI*	2.62	153,338	401.7	13.80	2.37	2.74	-4.38	-66.41	-56.33	-3.32	-4.97	5.47	5.47	93.47
NYB	New York Community Bcrp of NY*	16.05	435,505	6,989.9	18.20	10.20	16.19	-0.86	48.06	10.61	1.18	1.46	12.51	6.70	96.46
NAL	NewAlliance Bancshares of CT*	12.97	105,080	1,362.9	13.48	10.50	11.09	16.95	6.84	7.99	0.55	0.54	13.93	8.62	82.91
PFS	Provident Fin. Serv. Inc of NJ*	11.78	59,924	705.9	14.10	9.75	11.30	4.25	5.27	10.61	0.55	0.57	14.92	8.99	113.42

AMEX Traded Companies
TSH	Teche Hlding Cp of N Iberia LA*	28.75	2,091	60.1	35.75	26.01	27.98	2.75	-17.65	-9.33	3.46	3.35	35.65	33.89	366.09

NASDAQ Listed OTC Companies
ABBC	Abington Bancorp, Inc. of PA*	9.84	20,355	200.3	10.20	6.28	9.50	3.58	18.55	42.82	-0.26	-0.26	10.44	10.44	62.30
ALLB	Alliance Bank MHC of PA (40.7)	7.99	6,696	21.8	8.89	7.60	8.00	-0.12	-8.69	-4.88	0.17	0.19	7.21	7.21	70.11
ABCW	Anchor BanCorp Wisconsin of WI(8)*	0.62	21,683	13.4	1.55	0.37	0.62	0.00	-56.64	-1.59	-6.12	-6.50	0.15	-0.18	184.43
AFCB	Athens Bancshares, Inc. of TN*	11.02	2,777	30.6	11.85	10.50	11.01	0.09	10.20	10.20	-0.07	-0.09	17.90	17.73	99.15
ACFC	Atl Cst Fed Cp of GA MHC (34.9)(8)	2.30	13,423	10.8	4.25	1.18	2.20	4.55	12.20	52.32	-2.16	-1.86	4.20	4.19	68.13
BCSB	BCSB Bancorp, Inc. of MD*	9. 75	3,121	30.4	10.50	8.05	9.51	2.52	18.18	8.94	-0.73	-0.81	15.71	15.68	192.49
BKMU	Bank Mutual Corp of WI*	5.54	45,710	253.2	9.75	5.20	5.81	-4.65	-39.19	-20.06	0.12	-0.16	8.69	7.51	76.19
BFIN	BankFinancial Corp. of IL*	8.67	21,060	182.6	10.50	8.12	8.70	-0.34	-13.82	-12.42	0.01	0.04	12.32	11.08	74.34
BFED	Beacon Federal Bancorp of NY*	9.80	6,521	63.9	10.25	8.14	9.55	2.62	5.95	4.26	0.79	0.88	16.31	16.31	164.36
BNCL	Beneficial Mut MHC of PA(44.1)	8.63	81,700	311.2	11.05	8.47	8.88	-2.82	-5.06	-12.30	0.31	0.28	8.07	6.49	59.69
BHLB	Berkshire Hills Bancorp of MA*	18.38	14,037	258.0	24.18	16.20	17.21	6.80	-20.91	-11.12	-1.11	-1.11	27.40	14.96	195.73
BOFI	Bofi Holding, Inc. Of CA*	11.62	10,185	118.3	19.27	6.64	13.72	-15.31	76.06	16.20	2.01	1.45	12.25	12.25	139.53
BYFC	Broadway Financial Corp. of CA*	2.94	1,744	5.1	7.70	1.78	3.08	-4.55	-46.55	-50.84	-3.61	-3.45	9.90	9.90	316.27
BRKL	Brookline Bancorp, Inc. of MA*	9.22	59,038	544.3	11.63	8.63	9.05	1.88	-15.18	-6.96	0.43	0.40	8.34	7.57	45.05
BFSB	Brooklyn Fed MHC of NY (28.2)	4.16	12,889	15.1	13.98	3.71	4.00	4.00	-69.72	-58.57	-0.22	-0.05	6.21	6.21	40.98
CITZ	CFS Bancorp, Inc of Munster IN*	4,89	10,847	53.0	6.25	2.93	4.75	2.95	15.60	51.39	-0.09	-0.06	10.40	10.39	100.98
CMSB	CMS Bancorp Inc of W Plains NY*	10.50	1,863	19.6	10.50	6.76	9.75	7.69	31.25	54.19	-0.13	-0.32	11.39	11.39	130.20
CBNJ	Cape Bancorp, Inc. of NJ*	7.58	13,314	100.9	8.87	5.35	7.60	-0.26	-12.87	12.80	-1.24	-1.07	9.83	8.09	80.54
CFFN	Capitol Fd Fn MHC of KS (29.5)(8)	28.68	73,991	624.9	38.49	28.19	29.60	-3.11	-16.07	-8.84	0.94	0.93	12.97	12.97	115.46
CARV	Carver Bancorp, Inc. of NY*	5.34	2,483	13.3	9.66	5.23	6.50	-17.85	-11.00	-40.99	0.04	-0.03	17.25	17.16	325.44
CEBK	Central Bncrp of Somerville MA*	10.87	1.667	18.1	14.17	7.96	11.51	-5.56	35.03	30.96	1.20	0.99	21.31	19.97	325.40
CFBK	Central Federal Corp. of OH*	1.10	4,093	4.5	3.00	0.83	1.25	-12.00	-61.40	-26.67	-2.38	-2.56	3.83	3.79	70.41
CHEV	Cheviot Fin Cp MHC of OH(38.5)	8.35	8,865	28.5	9.55	7.00	8.50	-1.76	1.33	12.99	0.19	0.17	7.91	7.91	39.60
CBNK	Chicopee Bancorp, Inc. of MA*	11.26	6,335	71.3	13.95	10.79	11.11	1.35	-13.45	-9.78	-0.23	-0.11	14.93	14.93	87.92
CZWI	Citizens Comm Bncorp Inc of Ml*	4.30	5,113	22.0	5.30	3.01	4.10	4.88	-16.83	26.47	0.15	0.30	11.03	9.76	112.73
CSBC	Citizens South Bnkg Corp of NC*	5.72	10,966	62.7	7.24	4.40	5.52	3.62	0.00	24.89	-1.93	-0.80	6.92	6.74	98.25
CSBK	Clifton Svg Bp MHC of NJ(36.4)	8.33	26,137	80.0	11.16	8.25	8.38	-0.60	-23.51	-11.10	0.29	0.29	6.71	6.71	42.61
COBK	Colonial Financial Serv. of NJ*	9.80	4,173	40.9	10.85	5.86	9.80	0.00	13.95	26.94	0.48	0.71	15.78	15.78	140.68
CFFC	Community Fin. Corp. of VA*	4.19	4,362	18.3	5.29	3.32	4.00	4.75	7.44	-3.46	0.82	0.69	8.30	8.30	125.44
DNBK	Danvers Bancorp, Inc. of MA*	15.53	21,375	332.0	17.09	12.32	15.26	1.77	22.28	19.55	0.61	0.56	13.76	12.17	118.33
DCOM	Dime Community Bancshars of NY*	12.56	34,548	433.9	14.32	10.25	11.88	5.72	1.78	7.08	1.04	1.07	9.11	7.50	120.07
BSBF	ESB Financial Corp. of PA*	12.20	12,039	146.9	14.96	10.62	12.44	-1.93	-8.61	-7.72	1.07	1.12	14.41	10.87	161.78
ESSA	ESSA Bancorp, Inc. of PA*	10.92	13,523	147.7	13.75	10.62	11.17	-2.24	-19.11	-6.67	0.36	0.32	13.06	13.06	78.91
EBMT	Eagle Bancorp Montanta of MT*	9.32	4,083	38.1	11.58	7.24	9.59	-2.82	22.15	8.50	0.79	0.79	12.29	12.29	79.90
ESBK	Elmira Svgs Bank, FSB of NY*	15.35	1,959	30.1	17.20	13.06	16.40	-6.40	-4.06	-8.36	2.39	1.20	19.09	12.30	254.54
FFDF	FFD Financial Corp of Dover OH*	14.50	1,011	14.7	15.50	11.83	13.40	8.21	11.20	6.77	0.91	0.70	17.89	17.89	196.95
FFCO	FedFirst Fin MHC of PA (42.5)(8)	4.70	6,324	12.6	6.95	3.08	4.59	2.40	49.21	38.24	0.10	0.11	6.82	6.59	55.23
FSBI	Fidelity Bancorp, Inc. of PA*	5.08	3,049	15.5	10.50	4.00	5.00	1.60	-23.03	1.40	-1.07	-0.43	13.62	12.74	232.24
FABK	First Advantage Bancorp of TN*	10.72	4,188	44.9	10.98	9.85	10.50	2.10	7.20	1.04	0.17	0.16	16.25	16.25	82.40
FBSI	First Bancshares, Inc. of MO*	8.75	1,551	13.6	10.95	6.80	8.79	-0.46	-12.50	5.68	-0.58	-0.65	15.46	15.37	137.84
FCAF	First Capital, Inc. of IN*	15.12	2,788	42.2	18.19	13.17	15.42	-1.95	-5.50	-0.46	0.85	0.73	17.13	15.15	164.27
FCLF	First Clover Leaf Fin Cp of IL*	5.28	7,938	41.9	8.00	5.19	5.50	-4.00	-31.87	-28.16	-1.12	-1.09	9.72	8.12	74.34
FCFL	First Community Bk Corp of FL*	1.42	5,457	7.7	4.99	1.41	1.75	-18.86	-61.10	-41.08	-3.05	-3,17	3.59	3.59	94.63
FDEF	First Defiance Fin. Corp of OH*	10.12	8,118	82.2	18.93	8.53	10.15	-0.30	-40.99	-10.36	0.30	0.11	24.89	16.96	251.13
FFNM	First Fed of N. Michigan of WI*	2.42	2,884	7.0	2.79	1.02	2.72	-11.03	21.00	98.36	-2.21	-2.33	8.15	7.88	78.69
FFBH	First Fed. Bancshares of AR*	1.67	4,847	8.1	4.69	1.50	1.70	-1.76	-60.05	-27.07	-8.75	-8.81	5.82	5.82	139.90
FFNW	First Fin NW, Inc of Renton WA*	4.20	18,805	79.0	7.83	3.63	4.25	-1.18	-45.10	-35.88	-3.01	-3.07	9.93	9.93	69.48
FFCH	First Fin. Holdings Inc. of SC*	10.06	16,527	166.3	18.64	9.46	9.71	3.60	-43.51	-22.62	-2.46	-2.30	15.66	13.34	201.15
FFHS	First Franklin Corp. of OH*	7.03	1.686	11.9	16.49	4.91	7.34	-4.22	10.36	-12.02	-1.12	-1.88	13.25	13.25	171.32
FPTB	First PacTrust Bancorp of CA*	9.60	4,244	40.7	10.76	4.44	9.75	-1.54	56.10	79.44	0.58	0.46	18.70	18.70	212.96

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 222011
(703) 528-1700
Exhibit IV-1A (continued)
Weekly Thrift Market Line — Part One
Prices As Of August 20, 2010

											Current Per Share Financials
		Market Capitalization			Price Change Data									Tangible
			Shares	Market				% Change From			Trailing	12 Mo.	Book	Book
		Price/	Outst-	Capital-	52 Week (1)		Last	Last	52 Wks	MostRcnt	12 Mo.	Core	Value/	Value/	Assets/
Financial Institution		Share(1)	anding	ization(9)	High	Low	Week	Week	Ago(2)	YrEnd(2)	EPS(3)	EPS(3)	Share	Share(4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
NASDAQ Listed OTC Companies (continued)
FPFC	First Place Fin. Corp. of OH*	3.68	16,974	62.5	5.71	2.43	3.73	-1.34	10.18	32.85	-2.04	-2.86	10.82	10.30	185.79
FSFG	First Savings Fin. Grp. of IN*	13.40	2,415	32.4	14.22	10.02	13.46	-0.45	31.24	28.23	0.82	0.87	22.39	18.88	204.65
FFIC	Flushing Fin. Corp. of NY*	11.58	31,238	361.7	15.00	10.17	11.52	0.52	-14.09	2.84	0.87	0.96	12.15	11.58	136.12
FXCB	Fox Chase Bancorp, Inc. of PA*	9.35	14,547	136.0	11.22	8.00	9.55	-2.09	4.24	5.06	-0.08	-0.08	13.88	13.88	84.75
GSLA	GS Financial Corp. of LA*	11.10	1,258	14.0	16.48	9.36	10.99	1.00	-26.00	-25.95	0.07	-0.36	22.57	22.57	217.77
GCBC	Green Co Bcrp MHC of NY (44.1)	16.40	4,119	29.7	18.50	13.84	17.21	-4.71	13.10	6.63	1.19	1.19	10.80	10.80	120.25
HFFC	HF Financial Corp. of SD*	9.50	6,942	65.9	13.00	8.05	9.48	0.21	-20.63	-2.26	0.93	0.70	13.50	12.79	177.83
HMNF	HMN Financial, Inc. of MN*	4.32	4,310	18.6	6.85	3.20	4.16	3.85	5.37	2.86	-2.42	-2.69	15.27	15.27	226.27
HBNK	Hampden Bancorp, Inc. of MA*	10.02	7,151	71.7	11.07	9.01	9.95	0.70	-6.53	-5.92	-0.12	-0.12	13.13	13.13	80.81
HARL	Harleysville Svgs Fin Cp of PA*	15.42	3,674	56.7	16.20	12.02	15.43	-0.06	1.11	11.26	1.23	1.30	14.08	14.08	229.72
HBOS	Heritage Fn Gp MHC of GA(24.3)(8)	9.21	10,399	23.3	13.39	6.51	10.75	-14.33	-9.71	27.03	-0.12	-0.17	5.93	5.78	55.23
HIFS	Hingham Inst. for Sav. of MA*	35.09	2,124	74.5	38.50	28.31	38.29	-8.36	9.66	14.34	4.32	4.28	32.47	32.47	457.52
HBCP	Home Bancorp Inc. Lafayette LA*	13.00	8,481	110.3	14.49	11.91	12.80	1.56	4.84	6.64	0.45	0.58	15.65	15.43	83.64
HOME	Home Federal Bancorp Inc of ID*	12.47	16,688	208.1	16.12	11.05	12.37	0.81	8.81	-6.31	0.35	-0.61	12.33	12.33	52.09
HFBC	HopFed Bancorp, Inc. of KY*	9.40	6,942	65.3	15.03	9.00	9.37	0.32	-11.65	0.64	0.36	0.16	13.80	13.66	159.38
HCBK	Hudson City Bancorp, Inc of NJ*	11.96	526,611	6,298.3	14.75	11.50	11.56	3.46	-10.95	-12.89	1.07	0.99	10.53	10.23	115.71
ISBC	Investors Bcrp MHC of NJ(43.6)	11.16	114,894	558.5	14.50	8.78	11.59	-3.71	27.40	2.01	0.45	0.40	7.74	7.52	77.17
JXSB	Jacksonville Bancorp Inc of IL*	10.12	1,924	19.5	15.97	8.12	10.13	-0.10	1.30	7.77	0.79	0.52	18.27	16.85	155.11
JFBI	Jefferson Bancshares Inc of TN*	3.39	6,659	22.6	7.28	3.37	3.60	-5.83	-45.50	-28.48	0.16	0.04	11.98	8.33	99.22
KFED	K-Fed Bancorp MHC of CA (33.3)(8)	7.42	13,291	32.9	10.39	7.30	8.10	-8.40	-15.10	-15.59	0.19	0.21	7.00	6.69	67.20
KFFB	KY Fst Fed Bp MHC of KY (39.8)	9.60	7,851	30.0	13.82	7.80	9.78	-1.84	-29.57	-12.73	0.00	0.00	7.38	5.50	30.36
KRNY	Kearny Fin Cp MHC of NJ (26.0)	8.87	68,344	159.0	11.23	8.41	8.77	1.14	-19.36	-11.92	0.09	0.10	7.05	5.85	32.95
LSBX	LSB Corp of No. Andover MA(8)*	20.71	4,507	93.3	20.99	9.40	20.70	0.05	80.24	113.29	1.25	0.72	13.77	13.77	178.96
LSBI	LSB Fin. Corp. of Lafayette IN*	9.71	1,554	15.1	13.00	8.27	10.32	-5.91	-9.67	-0.92	0.44	0.11	22.02	22.02	239.19
LPSB	LaPorte Bancrp MHC of IN(45.0)	7.03	4,586	14.5	8.04	4.14	7.20	-2.36	54.17	59.77	0.59	0.36	10.85	8.83	91.42
LSBK	Lake Shore Bnp MHC of NY(40.2)	8.25	6,075	20.2	8.50	7.46	7.95	3.77	4.70	4.96	0.41	0.42	9.14	9.14	71.00
LEGC	Legacy Bancorp, Inc. of MA*	8.26	8,702	71.9	12.85	7.84	7.95	3.90	-28.30	-16.23	-0.93	-0.48	13.66	11.90	109.89
LABC	Louisiana Bancorp, Inc. of LA*	14.80	4,208	62.3	16.59	13.50	14.50	2.07	9.63	2.07	0.58	0.50	15.97	15.97	77.89
MSBF	MSB Fin Corp MHC of NJ (40.9)	7.26	5,226	15.5	9.45	6.37	7.25	0.14	-19.33	-8.56	0.08	0.10	7.67	7.67	69.34
MGYR	Magyar Bancorp MHC of NJ(44.7)	3.89	5,783	10.0	5.36	2.91	3.98	-2.26	-10.57	-2.75	-0.40	-0.55	6.96	6.96	95.25
MLVF	Malvern Fed Bncp MHC PA(44.6)	8.20	6,103	22.3	9.85	7.52	8.00	2.50	-15.90	-14.49	-0.16	-0.19	11.21	11.21	113.93
MFLR	Mayflower Bancorp, Inc. of MA*	8.15	2,086	17.0	8.93	5.68	7.77	4.89	1.88	21.64	0.56	0.31	9.85	9.85	122.91
EBSB	Meridian Fn Serv MHC MA (41.8)	10.95	22,506	103.5	12.30	8.20	10.46	4.68	18.38	25.86	0.44	0.40	9.17	8.67	76.79
CASH	Meta Financial Group of IA*	35.00	3,083	107.9	36.53	17.10	34.50	1.45	58.87	67.46	2.98	2.41	22.64	21.75	311.81
MFSF	MutualFirst Fin. Inc. of IN*	7.20	6,985	50.3	9.71	5.51	7.00	2.86	-5.39	20.40	0.20	0.30	14.69	13.95	206.43
NASB	NASB Fin, Inc. of Grandview MO*	13.85	7,868	109.0	32.29	13.09	14.53	-4.68	-54.59	-40.53	1.29	-2.38	21.01	20.68	179.96
NECB	NE Comm Bncrp MHC of NY (45.0)	5.89	13,225	35.1	8.06	4.40	5.64	4.43	-22.70	-10.35	-0.20	-0.19	8.15	8.01	39.11
NHTB	NH Thrift Bancshares of NH*	10.20	5,772	58.9	11.93	8.77	10.20	0.00	8.51	5.26	1.21	0.57	13.73	8.67	162.62
NVSL	Naug Vlly Fin MHC of CT (40.4)(8)	6.05	7,023	17.2	7.42	4.11	6.41	-5.62	13.94	5.40	0.28	0.28	7.22	7.21	80.34
NFSB	Newport Bancorp, Inc. of RI*	11.88	3,639	43.2	12.99	10.91	12.05	-1.41	-3.02	-3.02	0.34	0.37	13.86	13.86	123.77
FFFD	North Central Bancshares of IA*	13.85	1,351	18.7	19.66	13.33	15.05	-7.97	-8.88	-13.27	1.10	0.91	28.50	28.50	334.66
NFBK	Northfield Bcp MHC of NY(43.6)(8)	11.00	43,541	209.9	15.30	10.86	11.22	-1.96	-10.79	-18.64	0.34	0.32	9.18	8.81	50.71
NWBI	Northwest Bancshares Inc of PA*	10.96	110,775	1,214.1	12.79	8.56	10.88	0.74	13.34	-2.75	0.38	0.48	11.83	10.24	73.45
OBAF	OBA Financial Serv. Inc of MD*	11.12	4,629	51.5	11.50	9.95	11.02	0.91	11.20	11.20	-0.23	0.11	17.27	17.27	81.79
OSHC	Ocean Shore Holding Co. of NJ*	10.38	7,308	75.9	11.81	7.68	10.25	1.27	23.57	15.98	0.71	0.71	13.66	13.66	109.30
OCFC	OceanFirst Fin. Corp of NJ*	11.86	18,823	223.2	13.95	9.37	11.69	1.45	-12.15	5.05	0.81	0.75	10.35	10.35	117.92
OABC	OmniAmerican Bancorp Inc of TX*	11.25	11,903	133.9	12.35	10.12	11.12	1.17	12.50	12.50	0.11	-0.04	16.88	16.88	94.94
ONFC	Oneida Financial Corp. of NY*	7.69	7,165	55.1	10.95	7.25	7.75	-0.77	-21.93	-21.53	0.52	0.53	11.69	8.22	86.93
ORIT	Oritani Financial Corp of NJ*	9.43	56,202	530.0	11.43	8.31	9.51	-0.84	5.60	3.06	0.27	0.26	11.18	11.18	43.49
PSBH	PSB Hldgs Inc MHC of CT (42.9)	4.30	6,529	12.0	5.33	2.61	4.25	1.18	30.30	26.47	-0.71	0.35	6.78	5.65	75.84
PVFC	PVF Capital Corp. of Solon OH*	1.98	25,402	50.3	4.39	1.58	1.98	0.00	-3.88	2.06	-0.15	-0.34	3.36	3.36	35.00
PFED	Park Bancorp of Chicago IL*	4.26	1,193	5.1	8.60	3.14	4.38	-2.74	-43.20	31.08	-3.66	-3.56	18.96	18.96	178.66
PVSA	Parkvale Financial Corp of PA*	7.11	5,529	39.3	12.39	6.41	6.57	8.22	-10.57	2.30	-3.27	-3.02	15.77	10.61	333.22
PBHC	Pathfinder BC MHC of NY (36.3)	6.30	2,485	5.7	8.00	5.11	6.30	0.00	-2.48	12.50	0.66	0.60	9.65	8.11	155.63
PEOP	Peoples Fed Bancshrs Inc of MA*	10.37	7,142	74.1	10.85	10.10	10.40	-0.29	3.70	3.70	0.28	0.22	15.45	15.45	76.39
PBCT	Peoples United Financial of CT*	13.24	367,700	4,868.3	17.16	13.07	13.22	0.15	-18.47	-20.72	0.22	0.23	14.72	9.89	59.70
PROV	Provident Fin. Holdings of CA*	5.33	11,407	60.8	10.49	2.43	5.22	2.11	-24.72	93.12	0.10	-0.86	11.20	11.20	122.68
PBNY	Provident NY Bncrp, Inc. of NY*	8.07	38,628	311.7	10.62	7.89	8.23	-1.94	-18.40	-4.38	0.52	0.41	11.11	6.84	76.72
PBIP	Prudential Bncp MHC PA (29.3)	7.05	10,031	21.4	11.85	5.52	6.70	5.22	-38.59	-25.95	0.17	0.23	5.40	5.40	50.67
PULB	Pulaski Fin Cp of St. Louis MO*	6.48	10,307	66.8	8.95	5.50	6.55	-1.07	-22.86	-3.28	-0.12	-0.39	8.07	7.67	134.67
RIVR	River Valley Bancorp of IN*	14.61	1,510	22.1	16.45	11.36	15.00	-2.60	19.27	16.88	1.24	0.85	17.52	17.50	262.78
RVSB	Riverview Bancorp, Inc. of WA*	1.98	10,924	21.6	4.39	1.90	2.00	-1.00	-37.34	-11.61	-0.37	-0.36	7.85	5.48	79.04
RCKB	Rockville Fin MHC of CT (43.3)	10.90	18,853	89.0	14.43	8.82	11.94	-8.71	-21.86	3.81	0.61	0.57	8.61	8.55	84.97
ROMA	Roma Fin Corp MHC of NJ (26.9)	10.51	30,781	87.5	13.35	10.11	10.59	-0.76	-18.72	-14.97	0.14	0.19	7.03	7.01	47.33
ROME	Rome Bancorp, Inc. of Rome NY*	9.32	6,778	63.2	9.95	7.61	9.00	3.56	9.65	17.09	0.53	0.50	9.04	9.04	48.63

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 222011
(703) 528-1700
Exhibit IV-1A (continued)
Weekly Thrift Market Line — Part One
Prices As Of August 20, 2010

											Current Per Share Financials
		Market Capitalization			Price Change Data									Tangible
			Shares	Market				% Change From			Trailing	12 Mo.	Book	Book
		Price/	Outst-	Capital-	52 Week (1)		Last	Last	52 Wks	MostRcnt	12 Mo.	Core	Value/	Value/	Assets/
Financial Institution		Share(1)	anding	ization(9)	High	Low	Week	Week	Ago(2)	YrEnd(2)	EPS(3)	EPS(3)	Share	Share(4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
NASDAQ Listed OTC Companies (continued)
SIFI	SI Fin Gp Inc MHC of CT (38.2)	6.60	11,777	29.7	7.00	4.15	6.36	3.77	55.29	25.71	0.19	0.17	6.89	6.54	75.52
SVBI	Severn Bancorp, Inc. of MD*	4.37	10,067	44.0	6.57	1.55	4.95	-11.72	19.73	73.41	-1.43	-1.60	7.82	7.79	96.43
SUPR	Superior Bancorp of AL(8)*	1.32	12,560	16.6	4.50	1.19	1.55	-14.84	-54.17	-59.88	-1.72	-2.16	16.01	14.67	286.16
THRD	TF Fin. Corp. of New town PA*	22.49	2,685	60.4	22.99	17.58	20.42	10.14	25.99	18.56	1.47	1.27	27.31	25.62	268.44
TFSL	TFS Fin Corp MHC of OH (26.3)	9.23	308,315	749.4	14.46	9.02	9.30	-0.75	-19.25	-23.97	0.03	-0.04	5.71	5.68	35.48
TBNK	Territorial Bancorp, Inc of HI*	17.37	12,233	212.5	21.23	15.47	17.29	0.46	8.70	-3.77	0.69	0.91	18.23	18.23	118.27
TSBK	Timberland Bancorp, Inc. of WA*	3.95	7,045	27.8	5.33	2.90	3.90	1.28	-14.50	-11.04	-0.45	-0.27	9.93	9.04	103.96
TRST	TrustCo Bank Corp NY of NY*	5.46	76,873	419.7	7.18	5.26	5.32	2.63	-13.33	-13.33	0.40	0.37	3.32	3.31	49.81
UCBA	United Comm Bncp MHC IN (40.7)	7.21	7,846	23.0	8.00	6.06	7.14	0.98	18.20	17.24	0.10	0.09	7.11	7.11	56.16
UCFC	United Community Fin. of OH*	1.33	30,898	41.1	2.30	1.15	1.35	-1.48	-11.92	-8.28	-0.82	-0.96	6.94	6.92	73.78
UBNK	United Financial Bncrp of MA*	13.76	16,359	225.1	15.16	11.31	13.26	3.77	7.75	4.96	0.48	0.59	13.64	13.13	94.44
UWBK	United Western Bncp, Inc of CO*	0.52	29,377	15.3	6.00	0.52	0.60	-13.33	-91.11	-81.16	-3.17	-2.07	3.99	3.99	75.61
VPFG	ViewPoint Financal Group of TX*	9.31	34,865	324.6	12.73	8.61	9.26	0.54	-3.92	-9.52	0.13	0.35	10.76	10.73	75.77
WSB	WSB Holdings, Inc. of Bowie MD*	2.50	7,896	19.7	4.65	1.70	2.30	8.70	17.92	7.76	-0.50	-0.48	6.86	6.86	55.48
WSFS	WSFS Financial Corp. of DE*	37.00	7,117	263.3	46.00	24.16	37.00	0.00	14.80	44.36	0.16	0.48	36.90	35.02	532.79
WVFC	WVS Financial Corp. of PA*	11.50	2,057	23.7	15.88	8.31	9.90	16.16	-23.33	-19.30	0.44	0.52	14.13	14.13	183.01
KFSL	Washington Federal, Inc. of WA*	14.98	112,474	1,684.9	21.65	14.04	15.24	-1.71	4.68	-22.54	0.94	1.32	16.15	13.87	122.72
WSBF	Waterstone Fin MHC of WI(26.2)	3.93	31,250	32.2	5.49	1.75	3.56	10.39	-24.42	91.71	-0.28	-0.58	5.55	5.55	60.19
WAYN	Wayne Savings Bancshares of OH*	8.00	3,004	24.0	9.06	4.80	7.50	6.67	36.52	37.69	0.78	0.71	12.64	11.95	135.64
WFD	Westfield Fin. Inc. of MA*	7.48	29,244	218.7	10.37	7.42	7.61	-1.71	-19.74	-9.33	0.14	0.13	8.19	8.19	42.23

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 22201
(703) 528-1700
Exhibit IV-1B
Weekly Thrift Market Line — Part Two
Prices As Of August 20, 2010

	Key Financial Ratios										Pricing Ratios					Dividend Data(6)
		Tang.						Asset Quality Ratios						Price/	Price/	Ind.	Divi-
	Equity/	Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Tang.	Core	Div./	dend	Payout
Financial Institution	Assets	Assets	ROA(5)	ROE(5)	ROI(5)	ROA(5)	ROE(5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio(7)
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Market Averages. All Public Companies(no MHCs)
All Public Companies(110)	11.14	10.35	-0.15	-0.01	2.27	-0.22	-1.07	4.06	56.54	1.77	18.54	70.74	8.20	78.82	17.98	0.24	2.02	31.03
NYSE Traded Companies(6)	9.44	6.57	-0.71	5.46	5.01	-0.95	5.95	4.69	38.02	2.56	21.28	90.12	8.85	133.65	21.74	0.37	2.73	50.91
AMEX Traded Companies(1)	9.74	9.30	0.94	9.99	12.03	0.91	9.68	2.35	49.04	1.48	8.31	80.65	7.85	84.83	8.58	1.42	4.94	41.04
NASDAQ Listed OTC Companies(103)	11.26	10.58	-0.12	-0.34	2.03	-0.18	-1.47	4.04	58.63	1.72	18.53	69.48	8.16	75.47	17.86	0.22	1.94	30.40
California Companies(4)	7.46	7.46	0.16	0.95	8.41	-0.13	-2.61	9.57	34.62	2.69	11.17	55.87	4.53	55.87	14.44	0.07	1.05	24.83
Florida Companies(2)	2.72	2.56	-3.33	-38.41	0.00	-3.46	-39.92	12.73	31.70	3.63	NM	67.33	1.54	78.91	NM	0.00	0.00	0.00
Mid-Atlantic Companies(34)	11.15	10.17	0.24	2.49	2.35	0.25	2.67	2.55	55.58	1.39	17.62	83.30	9.26	95.97	17.74	0.33	2.82	47.32
Mid-West Companies(31)	9.27	8.77	-0.37	-2.33	1.93	-0.61	-4.47	4.84	40.52	2.07	18.45	56.87	5.27	60.41	16.94	0.19	1.77	23.39
New England Companies(17)	14.16	12.54	0.30	2.85	2.94	0.29	2.61	1.08	123.75	1.14	21.13	84.18	12.06	99.35	21.51	0.30	2.26	28.28
North-West Companies(4)	11.73	10.43	-1.10	-6.73	-7.93	-0.99	-5.81	8.74	26.40	2.39	15.94	50.01	6.14	57.53	11.35	0.05	0.33	21.28
South-East Companies(12)	12.25	11.76	-0.54	-0.88	2.31	-0.45	0.08	4.07	63.01	2.11	17.80	62.50	8.22	65.38	16.67	0.23	1.55	8.21
South-West Companies(2)	15.99	15.97	0.15	1.23	1.19	0.21	1.93	0.85	60.85	1.02	NM	76.59	12.07	76.71	26.60	0.08	0.86	0.00
Western Companies (Excl CA)(4)	14.94	14.94	-0.36	3.57	5.09	-0.48	-13.53	0.25	48.36	1.94	24.20	71.32	12.74	71.32	15.44	0.20	1.60	46.29
Thrift Strategy(104)	11.18	10.42	-0.12	0.03	2.41	-0.18	-0.92	3.65	57.75	1.68	18.54	70.37	8.20	78.13	17.98	0.24	2.05	30.85
Mortgage Banker Strategy(3)	5.39	5.23	-1.77	0.95	1.88	-2.21	-8.18	10.29	35.66	4.41	NM	71.35	2.96	82.93	NM	0.02	0.38	40.00
Real Estate Strategy(1)	9.60	9.60	-0.43	-6.33	-7.58	-0.97	-14.35	9.73	35.01	4.69	NM	58.93	5.66	58.93	NM	0.00	0.00	0.00
Diversified Strategy(2)	15.79	12.31	0.21	0.96	1.05	0.24	1.38	2.30	71.35	1.80	NM	95.11	14.56	119.76	NM	0.55	2.99	0.00
Companies Issuing Dividends(70)	11.41	10.41	0.30	2.79	3.55	0.26	2.49	2.86	55.09	1.47	17.55	80.29	9.35	91.25	18.02	0.37	3.13	42.24
Companies Without Dividends(40)	10.66	10.24	-0.95	-5.78	-1.12	-1.08	-8.21	6.17	59.06	2.30	22.36	53.41	6.10	56.26	17.72	0.00	0.00	0.00
Equity/Assets <6%(14)	4.75	4.52	-2.23	-15.81	-7.39	-2.33	-19.33	8.10	41.08	3.41	NM	42.53	1.92	47.03	NM	0.07	1.12	0.00
Equity/Assets 6-12%(58)	8.89	8.38	0.12	1.95	4.10	0.02	0.74	4.00	56.83	1.66	16.03	71.67	6.22	77.18	16.21	0.28	2.13	30.57
Equity/Assets >12%(38)	16.54	15.14	0.11	0.40	0.52	0.11	0.61	2.44	62.65	1.39	23.32	78.26	13.15	91.33	21.31	0.23	2.13	32.08
Converted Last 3 Mths (no MHC) (7)	16.14	15.43	0.36	3.66	3.65	0.39	4.12	0.85	60.85	1.24	24.00	69.80	11.56	74.47	22.13	0.18	2.11	12.66
Actively Traded Companies(5)	8.65	7.87	0.25	3.19	1.29	0.34	3.80	0.00	0.00	1.70	11.04	79.02	7.05	86.48	10.18	0.38	1.95	19.75
Market Value Below $20 Million(23)	7.73	7.63	-1.08	-7.52	-0.57	-1.11	-10.22	6.10	37.39	2.34	13.26	44.79	3.64	45.39	16.70	0.10	0.99	28.70
Holding Company Structure(105)	11.18	10.37	-0.18	-0.40	2.07	-0.25	-1.41	4.06	56.54	1.78	18.98	70.26	8.20	78.30	18.16	0.23	2.02	31.34
Assets Over $1 Billion(51)	11.56	10.38	-0.12	1.18	2.84	-0.17	-0.24	3.53	56.68	1.74	20.10	79.51	9.40	92.57	19.38	0.26	2.36	36.96
Assets $500 Million-$1 Billion(33)	10.17	9.53	-0.24	-0.74	1.13	-0.32	-1.31	5.77	44.05	1.99	17.43	62.11	6.74	66.70	14.03	0.22	1.58	24.17
Assets $250-$500 Million(21)	11.93	11.61	0.13	0.49	3.05	0.04	-0.59	3.04	85.05	1.54	17.19	66.86	8.25	70.50	19.43	0.25	2.14	26.65
Assets less than $250 Million(5)	10.00	9.93	-0.95	-8.57	-0.53	-1.03	-9.41	3.11	31.58	1.58	15.93	56.40	5.45	56.67	20.71	0.14	0.94	74.73
Goodwill Companies(65)	10.39	9.04	-0.03	0.33	1.89	-0.07	-0.10	3.35	56.98	1.64	17.66	73.14	7.74	86.86	17.72	0.30	2.51	33.48
Non-Goodwill Companies(45)	12.22	12.22	-0.31	-0.55	2.84	-0.42	-2.58	5.97	55.37	1.95	19.99	67.32	8.85	67.32	18.42	0.16	1.31	28.03
Acquirors of FSLIC Cases(1)	13.16	11.52	0.83	6.38	6.28	1.17	8.96	0.00	0.00	1.86	15.94	92.76	12.21	108.00	11.35	0.20	1.34	21.28

(1)	Average of high/low or bid/ask price per share.

(2)	Or since offering price if converted or first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized

(3)	EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.

(6)	Annualized, based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing twelve month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

*	Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP Financial, LC.

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 22201
(703) 528-1700
Exhibit IV-1B (continued)
Weekly Thrift Market Line — Part Two
Prices As Of August 20, 2010

	Key Financial Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Data(6)
		Tang.												Price/	Price/	Ind.	Divi-
	Equity/	Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Tang.	Core	Div./	dend	Payout
Financial Institution	Assets	Assets	ROA(5)	ROE(5)	ROI(5)	ROA(5)	ROE(5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio(7)
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Market Averages. MHC Institutions

All Public Companies(32)	12.92	12.27	0.21	1.69	0.88	0.24	1.99	4.95	37.13	1.33	21.42	104.07	13.86	110.31	23.26	0.17	1.89	28.06
NASDAQ Listed OTC Companies(32)	12.92	12.27	0.21	1.69	0.88	0.24	1.99	4.95	37.13	1.33	21.42	104.07	13.86	110.31	23.26	0.17	1.89	28.06
Mid-Atlantic Companies(17)	12.58	12.13	0.24	2.24	1.39	0.27	2.32	8.94	24.62	1.46	20.80	104.15	13.28	108.83	23.15	0.17	1.85	34.36
Mid-West Companies(7)	15.69	14.51	0.16	0.81	0.88	-0.01	-0.74	4.14	42.36	1.30	11.92	105.72	17.63	115.74	19.53	0.21	2.59	0.00
New England Companies(5)	10.03	9.42	0.18	0.97	-1.00	0.51	4.86	1.79	44.43	0.90	25.83	101.31	10.37	107.70	24.40	0.09	1.01	34.17
Thrift Strategy(32)	12.92	12.27	0.21	1.69	0.88	0.24	1.99	4.95	37.13	1.33	21.42	104.07	13.86	110.31	23.26	0.17	1.89	28.06
Companies Issuing Dividends(22)	13.77	13.20	0.27	2.55	2.10	0.30	2.74	6.10	40.60	1.29	20.80	106.75	14.90	112.07	23.04	0.25	2.78	51.44
Companies Without Dividends(10)	11.12	10.29	0.10	-0.12	-1.69	0.12	0.41	3.81	33.68	1.39	22.36	98.39	11.65	106.57	23.58	0.00	0.00	0.00
Equity/Assets 6-12%(19)	9.68	9.28	0.23	1.97	0.89	0.26	2.39	3.56	40.50	1.26	19.65	97.66	9.64	101.73	22.22	0.12	1.26	31.26
Equity/Assets >12%(13)	17.04	16.07	0.20	1.33	0.88	0.22	1.49	6.90	32.43	1.42	25.56	112.24	19.23	121.22	26.40	0.22	2.69	19.51
Market Value Below $20 Million(1)	6.20	5.26	0.45	6.42	10.48	0.41	5.84	0.00	0.00	1.28	9.55	65.28	4.05	77.68	10.50	0.12	1.90	18.18
Holding Company Structure(29)	12.90	12.19	0.19	1.52	0.71	0.21	1.80	4.95	37.13	1.39	20.61	102.05	13.61	108.83	21.98	0.16	1.81	28.06
Assets Over $1 Billion(11)	13.66	12.96	0.39	2.81	1.81	0.31	1.94	3.96	38.65	1.20	24.82	125.45	17.47	132.69	26.79	0.11	1.15	7.87
Assets $500 Million $1 Billion(10)	12.15	12.04	-0.17	-1.18	-2.60	-0.11	-0.99	8.56	28.34	1.87	34.74	82.44	9.86	83.51	34.74	0.10	1.52	63.16
Assets $250-$500 Million(10)	11.43	10.95	0.32	2.67	2.39	0.44	4.26	2.07	42.36	1.09	13.84	94.23	10.94	98.66	15.15	0.24	2.62	41.23
Assets less than $250 Million(1)	24.31	19.31	0.00	0.00	0.00	0.00	0.00	1.30	54.31	0.87	NM	130.08	31.62	174.55	NM	0.40	4.17	0.00
Goodwill Companies(19)	13.79	12.53	0.25	2.10	1.67	0.31	2.98	2.68	42.70	1.14	21.66	109.67	15.69	121.66	23.29	0.12	1.34	15.09
Non-Goodwill Companies(13)	11.98	11.98	0.18	1.25	0.03	0.17	0.92	11.78	20.45	1.57	20.88	98.01	11.87	98.01	23.20	0.22	2.49	62.65
MHC Institutions(32)	12.92	12.27	0.21	1.69	0.88	0.24	1.99	4.95	37.13	1.33	21.42	104.07	13.86	110.31	23.26	0.17	1.89	28.06

(1)	Average of high/low or bid/ask price per share.

(2)	Or since offering price if converted or first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized

(3)	EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances, ROI (return on investment) is current EPS divided by current price.

(6)	Annualized, based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing twelve month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

*	Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP Financial, LC.

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 22201
(703) 528-1700
Exhibit IV-1B (continued)
Weekly Thrift Market Line — Part Two
Prices As Of August 20, 2010

		Key Financial Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Data(6)
			Tang.												Price/	Price/	Ind.	Divi-
		Equity/	Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Tang.	Core	Div./	dend	Payout
Financial Institution		Assets	Assets	ROA(5)	ROE(5)	ROI(5)	ROA(5)	ROE(5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio(7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)
NY SE Traded Companies
AF	Astoria Financial Corp. of NY*	6.24	5.35	0.22	3.72	3.77	0.19	3.15	2.63	40.73	1.37	26.52	97.37	6.07	114.66	31.28	0.52	4.26	NM
BBX	BankAtlantic Bancorp Inc of FL*	1.66	1.34	-3.62	NM	NM	-3.74	NM	12.73	31.70	5.25	NM	95.10	1.58	118.26	NM	0.00	0.00	NM
FBC	Flagstar Bancorp, Inc. of MI*	5.85	5.85	-3.33	NM	NM	-4.99	NM	NA	NA	5.75	NM	47.90	2.80	47.90	NM	0.00	0.00	NM
NYB	New York Community Bcrp of NY*	12.97	7.39	1.34	10.37	7.35	1.65	12.83	1.95	17.20	0.48	13.60	128.30	16.64	239.55	10.99	1.00	6.23	NM
NAL	NewAlliance Bancshares of CT*	16.80	11.11	0.68	4.03	4.24	0.66	3.95	NA	NA	1.11	23.58	93.11	15.64	150.46	24.02	0.28	2.16	50.91
PFS	Provident Fin. Serv. Inc of NJ*	13.15	8.36	0.49	3.74	4.67	0.51	3.87	1.44	62.45	1.42	21.42	78.95	10.39	131.03	20.67	0.44	3.74	NM

AMEX Traded Companies
TSH	Teche Hiding Cp of N Iberia LA*	9.74	9.30	0.94	9.99	12.03	0.91	9.68	2.35	49.04	1.48	8.31	80.65	7.85	84.83	8.58	1.42	4,94	41.04

NASDAQ Listed OTC Companies
ABBC	Abington Bancorp, Inc. of PA*	16.76	16.76	-0.43	-2.43	-2.64	-0.43	-2.43	2.78	20.29	0.96	NM	94.25	15.79	94.25	NM	0.20	2.03	NM
ALLB	Alliance Bank MHC of PA (40.7)	10.28	10.28	0.25	2.35	2.13	0.28	2.63	NA	NA	1.46	NM	110.82	11.40	110.82	NM	0.12	1.50	70.59
ABCW	Anchor BanCorp Wisconsin of MI(8)*	0.08	-0.10	-2.91	NM	NM	-3.09	NM	12.12	34.39	5.16	NM	NM	0.34	NM	NM	0.00	0.00	NM
AFCB	Athens Bancshares, Inc, of TN*	18.05	17.91	-0.07	-0.52	-0.64	-0.09	-0.66	NA	NA	1.64	NM	61.56	11.11	62.15	NM	0.20	1.81	NM
ACFC	Atl Cst Fed Cp of GA MHC(34.9)(8)	6.16	6.15	-3.05	-43.03	NM	-2.63	-37.05	5.07	22.42	1.67	NM	54.76	3.38	54.89	NM	0.00	0.00	NM
BCSB	BCSB Bancorp, Inc. of MD*	8.16	8.15	-0.39	-3.82	-7.49	-0.43	-4.24	2.23	45.31	1.56	NM	62.06	5.07	62.18	NM	0.00	0.00	NM
BKMU	Bank Mutual Corp of WI*	11.41	10.01	0.16	1.36	2.17	-0.21	-1.81	NA	NA	1.52	NM	63.75	7.27	73.77	NM	0.12	2.17	NM
BFIN	BankFinancial Corp. of IL*	16.57	15.16	0.01	0.08	0.12	0.05	0.32	4.25	28.52	1.66	NM	70.37	11.66	78.25	NM	0.28	3.23	NM
BFED	Beacon Federal Bancorp of NY*	9.92	9.92	0.48	5.06	8.06	0.54	5.63	NA	NA	2.17	12.41	60.09	5.96	60.09	11.14	0.20	2.04	25.32
BNCL	Beneficial Mut MHC of PA(44.1)	13.52	11.17	0.55	3.96	3.59	0.50	3.58	2.49	41.90	1.81	27.84	106.94	14.46	132.97	30.82	0.00	0.00	0.00
BHLB	Berkshire Hills Bancorp of MA*	14.00	8.16	-0.58	-3.95	-6.04	-0.58	-3.95	NA	NA	1.57	NM	67.08	9.39	122.86	NM	0.64	3.48	NM
BOFI	Bofi Holding, Inc. Of CA*	8.78	8.78	1.51	19.57	17.30	1.09	14.12	NA	NA	0.75	5.78	94.86	8.33	94.86	8.01	0.00	0.00	0.00
BYFC	Broadway Financial Corp. of CA*	3.13	3.13	-1.21	-19.26	NM	-1.16	-18.41	11.30	29.62	4.01	NM	29.70	0.93	29.70	NM	0.04	1.36	NM
BRKL	Brookline Bancorp, Inc. of MA*	18.51	17.10	0.96	5.17	4.66	0.89	4.81	0.61	187.53	1.41	21.44	110.55	20.47	121.80	23.05	0.34	3.69	NM
BFSB	Brooklyn Fed MHC of NY (28.2)	15.15	15.15	-0.54	-3.38	-5.29	-0.12	-0.77	19.04	21.80	5.15	NM	66.99	10.15	66.99	NM	0.04	0.96	NM
CITZ	CFS Bancorp, Inc of Munster IN*	10.30	10.29	-0.09	-0.87	-1.84	-0.06	-0.58	7.41	21.70	2.33	NM	47.02	4.84	47.06	NM	0.04	0.82	NM
CMSB	CMS Bancorp Inc of W Plains NY*	8.75	8.75	-0.10	-1.15	-1.24	-0.25	-2.83	NA	NA	0.46	NM	92.19	8.06	92.19	NM	0.00	0.00	NM
CBNJ	Cape Bancorp, Inc. of NJ*	12.21	10.27	-1.53	-12.61	-16.36	-1.32	-10.89	NA	NA	1.51	NM	77.11	9.41	93.70	NM	0.00	0.00	NM
CFFN	Capitol Fd Fn MHC of KS (29.5)(8)	11.23	11.23	0.83	7.38	3.28	0.82	7.30	0.71	25.69	0.29	30.51	221.13	24.84	221.13	30.84	2.00	6.97	NM
CARV	Carver Bancorp, Inc. of NY*	5.30	5.27	0.01	0.15	0.75	-0.01	-0.12	NA	NA	2.40	NM	30.96	1.64	31.12	NM	0.10	1.87	NM
CEBK	Central Bncrp of Somerville MA*	6.55	6.16	0.36	4.68	11.04	0.30	3.86	NA	NA	0.74	9.06	51.01	3.34	54.43	10.98	0.20	1.84	16.67
CFBV	Central Federal Corp. of OH*	5.44	5.39	-3.43	-35.79	NM	-3.69	-38.50	5.05	72.44	4.41	NM	28.72	1.56	29.02	NM	0.00	0.00	NM
CHEV	Cheviot Fin Cp MHC of OH (38.5)	19.97	19.97	0.49	2.44	2.28	0.44	2.18	NA	NA	0.45	NM	105.56	21.09	105.56	NM	0.44	5.27	NM
CBNK	Chicopee Bancorp, Inc. of MA*	16.98	16.98	-0.27	-1.55	-2.04	-0.13	-0.74	NA	NA	0.94	NM	75.42	12.81	75.42	NM	0.00	0.00	NM
CZWI	Citizens Comm Bncorp Inc of WI*	9.78	8.76	0.13	1.38	3.49	0.27	2.75	1.79	33.34	0.75	28.67	38.98	3.81	44.06	14.33	0.00	0.00	0.00
CSBC	Citizens South Bnkg Corp of NC*	7.04	6.87	-2.27	-22.36	NM	-0.94	-9.27	NA	NA	1.26	NM	82.66	5.82	84.87	NM	0.16	2.80	NM
CSBK	Clifton Svg Bp MHC of NJ(36.4)	15.75	15.75	0.72	4.33	3.48	0.72	4.33	NA	NA	0.43	28.72	124.14	19.55	124.14	28.72	0.24	2.88	NM
COBK	Colonial Financial Serv. of NJ*	11.22	11.22	0.34	4.58	4.90	0.50	6.77	NA	NA	0.84	20.42	62.10	6.97	62.10	13.80	0.00	0.00	0.00
CFFC	Community Fin. Corp. of VA*	6.62	6.62	0.67	7.50	19.57	0.56	6.31	NA	NA	1.62	5.11	50.48	3.34	50.48	6.07	0.00	0.00	0.00
DNBK	Danvers Bancorp, Inc. of MA*	11.63	10.42	0.58	4.94	3.93	0.54	4.53	0.81	79.58	0.98	25.46	112.86	13.12	127.61	27.73	0.08	0.52	13.11
DCOM	Dime Community Bancshars of NY*	7.59	6.33	0.89	12.05	8.28	0.92	12.40	0.50	112.94	0.67	12.08	137.87	10.46	167.47	11.74	0.56	4.46	53.85
ESBF	ESB Financial Corp. of PA*	8.91	6.87	0.66	7.79	8.77	0.69	8.16	0.30	107.90	0.93	11.40	84.66	7.54	112.24	10.89	0.40	3.28	37.38
ESSA	ESSA Bancorp, Inc. of PA*	16.55	16.55	0.46	2.68	3.30	0.41	2.38	NA	NA	0.95	30.33	83.61	13.84	83.61	34.13	0.20	1.83	55.56
EBMT	Eagle Bancorp Montanta of MT*	15.38	15.38	0.99	NM	8.48	0.99	NM	NA	NA	0.62	11.80	75.83	11.66	75.83	11.80	0.28	3.00	35.44
ESBK	Elmira Svgs Bank, FSB of NY*	7.50	4.96	0.92	8.54	15.57	0.46	4.29	NA	NA	1.00	6.42	80.41	6.03	124.80	12.79	0.80	5.21	33.47
FFDF	FFD Financial Corp of Dover OH*	9.08	9.08	0.48	5.13	6.28	0.37	3.95	NA	NA	1.09	15.93	81.05	7.36	81.05	20.71	0.68	4.69	74.73
FFCO	FedFirst Fin MHC of PA (42.5)(8)	12.35	11.98	0.18	1.52	2.13	0.20	1.67	NA	NA	1.14	NM	68.91	8.51	71.32	NM	0.00	0.00	0.00
FSBI	Fidelity Bancorp, Inc. of PA*	5.86	5.51	-0.45	-6.78	-21.06	-0.18	-2.72	2.30	34.90	1.46	NM	37.30	2.19	39.87	NM	0.08	1.57	NM
FABK	First Advantage Bancorp of TN*	19.72	19.72	0.20	1.02	1.59	0.19	0.96	NA	NA	1.29	NM	65.97	13.01	65.97	NM	0.20	1.87	NM
FBSI	First Bancshares, Inc. of MO*	11.22	11.16	-0.40	-3.73	-6.63	-0.45	-4.17	3.11	31.58	1.82	NM	56.60	6.35	56.93	NM	0.00	0.00	NM
FCAP	First Capital, Inc. of IN*	10.43	9.34	0.52	5.05	5.62	0.45	4.34	NA	NA	1.26	17.79	88.27	9.20	99.80	20.71	0.76	5.03	NM
FCLF	First Clover Leaf Fin Cp of IL*	13.08	11.16	-1.47	-10.95	-21.21	-1.43	-10.65	NA	NA	1.50	NM	54.32	7.10	65.02	NM	0.24	4.55	NM
FCFL	First Community Bk Corp of FL*	3.79	3.79	-3.05	-38.41	NM	-3.17	-39.92	NA	NA	2.00	NM	39. 55	1.50	39.55	NM	0.00	0.00	NM
FDEF	First Defiance Fin. Corp of OH*	9.91	6.97	0.12	1.04	2.96	0.04	0.38	2.62	72.68	2.45	33.73	40.66	4.03	59.67	NM	0.00	0.00	0.00
FFNM	First Fed of N. Michigan of MI*	10.36	10.05	-2.72	-25.43	NM	-2.87	-26.81	NA	NA	1.87	NM	29.69	3.08	30.71	NM	0.00	0.00	NM
FFBH	First Fed. Bancshares of AR*	4.16	4.16	-5.84	NM	NM	-5.88	NM	12.45	37.37	6.70	NM	28.69	1.19	28.69	NM	0.00	0.00	NM
FFNW	First Fin NW, Inc of Renton WA*	14.29	14.29	-4.31	-25.04	NM	-4.40	-25.54	14.06	16.25	2.98	NM	42.30	6.04	42.30	NM	0.00	0.00	NM
FFCH	First Fin. Holdings Inc. of SC*	7.79	6.71	-1.18	-12.26	-24.45	-1.10	-11.47	NA	NA	3.34	NM	64.24	5.00	75.41	NM	0.20	1.99	NM
FFHS	First Franklin Corp. of OH*	7.73	7.73	-0.62	-8.13	-15.93	-1.04	-13.65	NA	NA	2.14	NM	53.06	4.10	53.06	NM	0.00	0.00	NM
FPTB	First PacTrust Bancorp of CA*	8.78	8.78	0.27	2.54	6.04	0,22	2.02	NA	NA	2.44	16.55	51.34	4.51	51.34	20.87	0.20	2.08	34.48
FPFC	First Place Fin. Corp. of OH*	5.82	5.56	-1.06	-12.77	NM	-1.49	-17.91	NA	NA	1.78	NM	34.01	1.98	35.73	NM	0.00	0.00	NM

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 22201
(703) 528-1700
Exhibit IV-1B (continued)
Weekly Thrift Market Line — Part Two
Prices As Of August 20, 2010

		Key Financial Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Data(6)
			Tang.												Price/	Price/	Ind.	Divi-
		Equity/	Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Tang.	Core	Div./	dend	Payout
Financial Institution		Assets	Assets	ROA(5)	ROE(5)	ROI(5)	ROA(5)	ROE(5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio(7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)
NASDAQ Listed OTC Companies (continued)
FSFG	First Savings Fin. Grp. of IN*	10.94	9.39	0.51	3.75	6.12	0.54	3.98	NA	NA	1.20	16.34	59.85	6.55	70.97	15.40	0.00	0.00	0.00
FFIC	Flushing Fin. Corp. of NY*	8.93	8.54	0.65	7.40	7.51	0.72	8.16	2.80	21.76	0.79	13.31	95.31	8.51	100.00	12.06	0.52	4.49	59.77
FXCB	Fox Chase Bancorp, Inc. of PA*	16.38	16.38	-0.09	-0.87	-0.86	-0.09	-0.87	NA	NA	1.74	NM	67.36	11.03	67.36	NM	0.00	0.00	NM
GSLA	GS Financial Corp. of LA*	10.36	10.36	0.03	0.31	0.63	-0.17	-1.61	4.32	29.07	1.81	NM	49.18	5.10	49.18	NM	0.40	3.60	NM
GCBC	Green Co Bcrp MHC of NY (44.1)	8.98	8.98	1.03	11.53	7.26	1.03	11.53	NA	NA	1.34	13.78	151.85	13.64	151.85	13.78	0.70	4.27	58.82
HFFC	HF Financial Corp. of SD*	7.59	7.22	0.54	7.70	9.79	0.41	5.79	NA	NA	1.07	10.22	70.37	5.34	74.28	13.57	0.45	4.74	48.39
HMNF	HMN Financial, Inc. of MN*	6.75	6.75	-1.02	-10.69	NM	-1.13	-11.89	NA	NA	3.36	NM	28.29	1.91	28.29	NM	0.00	0.00	NM
HBNK	Hampden Bancorp, Inc. of MA*	16.25	16.25	-0.15	-0.90	-1.20	-0.15	-0.90	NA	NA	NA	NM	76.31	12.40	76.31	NM	0.12	1.20	NM
HARL	Harleysville Svgs Fin Cp of PA*	6.13	6.13	0.54	8.99	7.98	0.57	9.50	NA	NA	0.47	12.54	109.52	6.71	109.52	11.86	0.76	4.93	61.79
HBOS	Heritage Fn Gp MHC of GA(24.3) (8)	10.74	10.49	-0.24	-2.01	-1.30	-0.34	-2.85	NA	NA	1.54	NM	155.31	16.68	159.34	NM	0.36	3.91	NM
HIFS	Hingham Inst. for Sav. of MA*	7.10	7.10	0.99	13.99	12.31	0.98	13.86	NA	NA	0.86	8.12	108.07	7.67	108.07	8.20	0.92	2.62	21.30
HBCP	Home Bancorp Inc. Lafayette LA*	18.71	18.50	0.64	2.89	3.46	0.82	3.72	0.40	133.23	0.83	28.89	83.07	15,54	84.25	22.41	0.00	0.00	0.00
HOME	Home Federal Bancorp Inc of ID*	23.67	23.67	0.72	2.84	2.81	-1.26	-4.94	NA	NA	3.74	35.63	101.14	23.94	101.14	NM	0.22	1.76	62.86
HFBC	HopFed Bancorp, Inc. of KY*	8.66	8.58	0.24	2.86	3.83	0.11	1.27	NA	NA	1.35	26.11	68.12	5.90	68.81	NM	0.48	5.11	NM
HCBK	Hudson City Bancorp, Inc of NJ*	9.10	8.86	0.94	10.55	8.95	0.87	9.76	NA	NA	0.60	11.18	113.58	10.34	116.91	12.08	0.60	5.02	56.07
ISBC	Investors Bcrp MHC of NJ(43.6)	10.03	9.77	0.61	6.06	4.03	0.54	5.39	NA	NA	0.99	24.80	144.19	14.46	148.40	27.90	0.00	0.00	0.00
JXSB	Jacksonville Bancorp Inc of IL*	11.78	10.86	0.51	5.93	7.81	0.34	3.90	NA	NA	1.50	12.81	55.39	6.52	60.06	19.46	0.30	2.96	37.97
JFBI	Jefferson Bancshares Inc of TN*	12.07	8.72	0.16	1.34	4.72	0.04	0.33	NA	NA	2.17	21,19	28.30	3.42	40.70	NM	0.00	0.00	0.00
KFED	K-Fed Bancorp MHC of CA (33.3) (8)	10.42	10.00	0.29	2.72	2.56	0.32	3.01	3.54	40.59	1.67	39.05	106.00	11.04	110.91	35.33	0.44	5.93	NM
KFFB	KY Fst Fed Bp MHC of KY (39.8)	24.31	19.31	0.00	0.00	0.00	0.00	0.00	1.30	54.31	0.87	NM	130.08	31.62	174.55	NM	0.40	4.17	NM
KRNY	Kearny Fin Cp MHC of NJ (26.0)	21.40	18.43	0.28	1.28	1.01	0.31	1.42	NA	NA	0.84	NM	125.82	26.92	151.62	NM	0.20	2.25	NM
LSBX	LSB Corp of No. Andover MA(8)*	7.69	7.69	0.70	8.14	6.04	0.41	4.69	NA	NA	1.38	16.57	150.40	11.57	150.40	28.76	0.36	1.74	28.80
LSBI	LSB Fin. Corp. of Lafayette IN*	9.21	9.21	0.18	2.00	4.53	0.05	0.50	4.18	26.78	1.26	22.07	44.10	4.06	44.10	NM	0.00	0.00	0.00
LPSB	LaPorte Bancrp MHC of IN(45.0)	11.87	9.88	0.68	5.57	8.39	0.42	3.40	1.50	66.21	1.49	11.92	64.79	7.69	79.61	19.53	0.00	0.00	0.00
LSBK	Lake Shore Bnp MHC of NY(40.2)	12.87	12.87	0.59	4.53	4.97	0.61	4.64	NA	NA	0.68	20.12	90.26	11.62	90.26	19.64	0.24	2.91	58.54
LEGC	Legacy Bancorp, Inc. of MA*	12.43	11.01	-0.85	-6.65	-11.26	-0.44	-3.43	2.50	39.57	1.44	NM	60.47	7.52	69.41	NM	0.20	2.42	NM
LABC	Louisiana Bancorp, Inc. of LA*	20.50	20.50	0.74	3.29	3.92	0.64	2.83	0.84	66.34	1.06	25.52	92.67	19.00	92.67	29.60	0.00	0.00	0.00
MSBF	MSB Fin Corp MHC of NJ (40.9)	11.06	11.06	0.12	1.03	1.10	0.15	1.28	NA	NA	NA	NM	94.65	10.47	94.65	NM	0.12	1.65	NM
MGYR	Magyar Bancorp MHC of NJ(44.7)	7.31	7.31	-0.41	-5.69	-10.28	-0.57	-7.82	NA	NA	1.24	NM	55.89	4.08	55.89	NM	0.00	0.00	NM
MLVF	Malvern Fed Bncp MHC PA(44.6)	9.84	9.84	-0.14	-1.41	-1.95	-0.17	-1.68	6.03	21.77	1.58	NM	73.15	7.20	73.15	NM	0.12	1.46	NM
MFLR	Mayflower Bancorp, Inc. of MA*	8.01	8.01	0.47	5.82	6.87	0.26	3.22	NA	NA	1.01	14.55	82.74	6.63	82.74	26.29	0.24	2.94	42.86
EBSB	Meridian Fn Serv MHC MA (41.8)	11.94	11.36	0.70	4.93	4.02	0.64	4.48	2.46	26.52	0.95	24.89	119.41	14.26	126.30	27.38	0.00	0.00	0.00
CASH	Meta Financial Group of IA*	7.26	7.00	1.02	17.08	8.51	0.82	13.81	NA	NA	1.36	11.74	154.59	11.22	160.92	14.52	0.52	1.49	17.45
MFSF	MutualFirst Fin. Inc. of IN*	7.12	6.78	0.10	1.07	2.78	0.15	1.60	2.31	48.85	1.57	36.00	49.01	3.49	51.61	24.00	0.24	3.33	NM
NASB	NASB Fin, Inc. of Grandview MO*	11.67	11.51	0.67	6.15	9.31	-1.24	-11.35	NA	NA	2.67	10.74	65.92	7.70	66.97	NM	0.00	0.00	0.00
NECB	NE Comm Bncrp MHC of NY (45.0)	20.84	20.56	-0.52	-2.42	-3.40	-0.50	-2.30	8.19	12.99	1.43	NM	72.27	15.06	73.53	NM	0.12	2.04	NM
NHTB	NH Thrift Bancshares of NH*	8.44	5.50	0.76	8.01	11.86	0.36	3.77	NA	NA	1.52	8.43	74.29	6.27	117.65	17.89	0.52	5.10	42.98
NVSL	Naug Vlly Fin MHC of CT (40.4) (8)	8.99	8.98	0.36	3.99	4.63	0.36	3.99	NA	NA	1.05	21.61	83.80	7.53	83.91	21.61	0.12	1.98	42.86
NFSB	Newport Bancorp, Inc. of RI*	11.20	11.20	0.27	2.40	2.86	0.30	2.62	0.30	259.65	1.00	34.94	85.71	9.60	85.71	32.11	0.00	0.00	0.00
FFFD	North Central Bancshares of IA*	8.52	8.52	0.33	3.09	7.94	0.27	2.55	3.55	56.02	2.48	12.59	48.60	4.14	48.60	15.22	0.04	0.29	3.64
NFBK	Northfield Bcp MHC of NY (43.6) (8)	18.10	17.50	0.73	3.75	3.09	0.68	3.53	2.88	30.08	2.47	32.35	119.83	21.69	124.86	34.38	0.20	1.82	58.82
NWBI	Northwest Bancshares Inc of PA*	16.11	14.25	0.55	4.03	3.47	0.69	5.10	1.87	49.45	1.36	28.84	92.65	14.92	107.03	22.83	0.40	3.65	NM
OBAF	OBA Financial Serv. Inc of MD*	21.12	21.12	-0.26	-1.79	-2.07	0.12	0.86	NA	NA	0.49	NM	64.39	13.60	64.39	NM	0.00	0.00	NM
OSHC	Ocean Shore Holding Co. of NJ*	12.50	12.50	0.68	6.05	6.84	0.68	6.05	NA	NA	0.61	14.62	75.99	9.50	75.99	14.62	0.24	2.31	33.80
OCFC	OceanFirst Fin. Corp of NJ*	8.78	8.78	0.75	8.53	6.83	0.69	7.89	NA	NA	1.02	14.64	114.59	10.06	114.59	15.81	0.48	4.05	59.26
OABC	OmniAmerican Bancorp Inc of TX*	17.78	17.78	0.12	0.90	0.98	-0.04	-0.33	NA	NA	1.16	NM	66.65	11.85	66.65	NM	0.00	0.00	0.00
ONFC	Oneida Financial Corp. of NY*	13.45	9.46	0.60	6.84	6.76	0.61	6.97	NA	NA	1.17	14.79	65.78	8.85	93.55	14.51	0.53	6.89	NM
OR IT	Oritani Financial Corp of NJ*	25.71	25.71	0.62	3.94	2.86	0.60	3.79	NA	NA	1.69	34.93	84.35	21.68	84.35	36.27	0.30	3.18	NM
PSBH	PSB Hldgs Inc MHC of CT (42.9)	8.94	7.56	-0.96	-11.25	-16.51	0.47	5.55	2.63	18.50	0.92	NM	63.42	5.67	76.11	12.29	0.00	0.00	NM
PVFC	PVF Capital Corp. of Solon OH*	9.60	9.60	-0.43	-6.33	-7.58	-0.97	-14.35	9.73	35.01	4.69	NM	58.93	5.66	58.93	NM	0.00	0.00	NM
PFED	Park Bancorp of Chicago IL*	10.61	10.61	-1.97	-17.68	NM	-1.92	-17.20	NA	NA	2.66	NM	22.47	2.38	22.47	NM	0.00	0.00	NM
PVSA	Parkvale Financial Corp of PA*	4.73	3.23	-0.96	-12.53	NM	-0.88	-11.58	NA	NA	1.83	NM	45.09	2.13	67.01	NM	0.20	2.81	NM
PBHC	Pathfinder BC MHC of NY (36.3)	6.20	5.26	0.45	6.42	10.48	0.41	5.84	NA	NA	1.28	9.55	65.28	4.05	77.68	10.50	0.12	1.90	18.18
PEOP	Peoples Fed Bancshrs Inc of MA*	20.23	20.23	0.37	NM	2.70	0.29	NM	NA	NA	0.85	37.04	67.12	13.58	67.12	NM	0.00	0.00	0.00
PBCT	Peoples United Financial of CT*	24.66	18.03	0.38	1.54	1.66	0.40	1.61	NA	NA	1.13	NM	89.95	22.18	133.87	NM	0.62	4.68	NM
PROV	Provident Fin. Holdings of CA*	9.13	9.13	0.08	0.95	1.88	-0.67	-8.18	7.85	39.62	3.57	NM	47.59	4.34	47.59	NM	0.04	0.75	40.00
PBNY	Provident NY Bncrp, Inc. of NY*	14.48	9.44	0.68	4.74	6.44	0.54	3.73	1.11	94.66	1.82	15.52	72.64	10.52	117.98	19.68	0.24	2.97	46.15
PBIP	Prudential Bncp MHC PA (29.3)	10.66	10.66	0.33	2.99	2.41	0.45	4.05	NA	NA	0.99	NM	130.56	13.91	130.56	30.65	0.20	2.84	NM
PULB	Pulaski Fin Cp of St. Louis MO*	5.99	5.71	-0.09	-1.07	-1.85	-0.28	-3.48	4.78	40.43	2.14	NM	80.30	4.81	84.49	NM	0.38	5.86	NM
RIVR	River Valley Bancorp of IN*	6.67	6.66	0.48	6.82	8.49	0.33	4.68	NA	NA	0.87	11.78	83.39	5.56	83.49	17.19	0.84	5.75	67.74
RVSB	Riverview Bancorp, Inc. of MA*	9.93	7.15	-0.47	-4.60	-18.69	-0.45	-4.48	5.66	40.04	2.72	NM	25.22	2.51	36.13	NM	0.00	0.00	NM
RCKB	Rockville Fin MHC of CT (43.3)	10.13	10.07	0.73	7.34	5.60	0.69	6.86	1.08	75.89	0.94	17.87	126.60	12.83	127.49	19.12	0.24	2.20	39.34
ROMA	Roma Fin Corp MHC of NJ (26.9)	14.85	14.82	0.32	1.99	1.33	0.44	2.70	NA	NA	1.18	NM	149.50	22.21	149.93	NM	0.32	3.04	NM
ROME	Rome Bancorp, Inc. of Rome NY*	18.59	18.59	1.08	5.94	5.69	1.02	5.61	NA	NA	0.89	17.58	103.10	19.17	103.10	18.64	0.36	3.86	67.92
SIFI	SI Fin Gp Inc MHC of CT (38.2)	9.12	8.70	0.25	2.86	2.88	0.23	2.56	0.97	56.81	0.80	34.74	95.79	8.74	100.92	38.82	0.12	1.82	63.16
SVBI	Severn Bancorp, Inc. of MD*	8.11	8.08	-1.47	-12.93	NM	-1.64	-14.47	12.02	28.26	4.04	NM	55.88	4.53	56.10	NM	0.00	0.00	NM

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 22201
(703) 528-1700
Exhibit IV-1B (continued)
Weekly Thrift Market Line — Part Two
Prices As Of August 20, 2010

		Key Financial Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Data(6)
			Tang.												Price/	Price/	Ind.	Divi-
		Equity/	Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Tang.	Core	Div./	dend	Payout
Financial Institution		Assets	Assets	ROA(5)	ROE(5)	ROI(5)	ROA(5)	ROE(5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio(7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)
NASDAQ Listed OTC Companies (continued)
SUPR	Superior Bancorp of AL(8)*	5.59	5.15	-0.62	-8.96	NM	-0.78	-11.26	12.91	18.32	3.13	NM	8.24	0.46	9.00	NM	0.00	0.00	NM
THRD	TF Fin. Corp. of Newtown PA*	10.17	9.60	0.55	5.50	6.54	0.48	4.75	NA	NA	1.28	15.30	82.35	8.38	87.78	17.71	0.80	3.56	54.42
TFSL	TFS Fin Corp MHC of OH (26.3)	16.09	16.02	0.09	0.53	0.33	-0.11	-0.70	3.48	31.13	1.32	NM	161.65	26.01	162.50	NM	0.00	0.00	0.00
TBNK	Territorial Bancorp, Inc of HI*	15.41	15.41	0.59	4.29	3.97	0.78	5.66	0.25	48.36	0.28	25.17	95.28	14.69	95.28	19.09	0.28	1.61	40.58
TSBK	Timberland Bancorp, Inc. of WA*	9.55	8.77	-0.45	-3.65	-11.39	-0.27	-2.19	6.49	22.92	2.00	NM	39.78	3.80	43.69	NM	0.00	0.00	NM
TRST	TrustCo Bank Corp NY of NY*	6.67	6.65	0.83	12.46	7.33	0.77	11.53	1.44	70.98	1.68	13.65	164.46	10.96	164.95	14.76	0.26	4.76	65.00
UCBA	United Comm Bncp MHC IN (40.7)	12.66	12.66	0.19	1.41	1.39	0.17	1.27	NA	NA	NA	NM	101.41	12.84	101.41	NM	0.44	6.10	NM
UCFC	United Community Fin. of OH*	9.41	9.38	-1.04	-11.07	NM	-1.22	-12.96	9.31	18.91	2.22	NM	19.16	1.80	19.22	NM	0.00	0.00	NM
UBNK	United Financial Bncrp of MA*	14.44	13.98	0.55	3.56	3.49	.0.68	4.38	1.20	52.43	0.89	28.67	100.88	14.57	104.80	23.32	0.32	2.33	66.67
UWBK	United Western Bncp, Inc of CO*	5.28	5.28	-3.75	NM	NM	-2.45	-41.32	NA	NA	3.13	NM	13.03	0.69	13.03	NM	0.00	0.00	NM
VPFG	ViewPoint Financial Group of TX*	14.20	14.16	0.17	1.55	1.40	0.46	4.18	0.85	60.85	0.88	NM	86.52	12.29	86.77	26.60	0.16	1.72	NM
WSB	WSB Holdings, Inc. of Bowie MD*	12.36	12.36	-0.88	-7.37	-20.00	-0.85	-7.08	NA	NA	3.71	NM	36.44	4.51	36.44	NM	0.00	0.00	NM
WSFS	WSFS Financial Corp. of DE*	6.93	6.60	0.03	0.38	0.43	0.09	1.14	2.30	71.35	2.47	NM	100.27	6.94	105.65	NM	0.48	1.30	NM
WVFC	WVS Financial Corp. of PA*	7.72	7.72	0.23	2.96	3.83	0.27	3.50	NA	NA	NA	26.14	81.39	6.28	81.39	22.12	0.64	5.57	NM
WFSL	Washington Federal, Inc. of WA*	13.16	11.52	0.83	6.38	6.28	1.17	8.96	NA	NA	1.86	15.94	92.76	12.21	108.00	11.35	0.20	1.34	21.28
WSBF	Waterstone Fin MHC of WI(26.2)	9.22	9.22	-0.46	-5.10	-7.12	-0.96	-10.56	10.27	17.79	2.37	NM	70.81	6.53	70.81	NM	0.00	0.00	NM
WAYN	Wayne Savings Bancshares of OH*	9.32	8.86	0.58	6.40	9.75	0.53	5.82	NA	NA	1.22	10.26	63.29	5.90	66.95	11.27	0.24	3.00	30.77
WFD	Westfield Fin. Inc. of MA*	19.39	19.39	0.34	1.64	1.87	0.31	1.52	NA	NA	1.64	NM	91.33	17.71	91.33	NM	0.24	3.21	NM

EXHIBIT IV-2
Historical Stock Price Indices

Exhibit IV-2
Historical Stock Price Indices(1)

					SNL	SNL
				NASDAQ	Thrift	Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2000:	Quarter 1	10921.9	1498.6	4572.8	545.6	421.24
	Quarter 2	10447.9	1454.6	3966.1	567.8	387.37
	Quarter 3	10650.9	1436.5	3672.8	718.3	464.64
	Quarter 4	10786.9	1320.3	2470.5	874.3	479.44

2001:	Quarter 1	9878.8	1160.3	1840.3	885.2	459.24
	Quarter 2	10502.4	1224.4	2160.5	964.5	493.70
	Quarter 3	8847.6	1040.9	1498.8	953.9	436.60
	Quarter 4	10021.5	1148.1	1950.4	918.2	473.67

2002:	Quarter 1	10403.9	1147.4	1845.4	1006.7	498.30
	Quarter 2	9243.3	989.8	1463.2	1121.4	468.91
	Quarter 3	7591.9	815.3	1172.1	984.3	396.80
	Quarter 4	8341.6	879.8	1335.5	1073.2	419.10

2003:	Quarter 1	7992.1	848.2	1341.2	1096.2	401.00
	Quarter 2	8985.4	974.5	1622.8	1266.6	476.07
	Quarter 3	9275.1	996.0	1786.9	1330.9	490.90
	Quarter 4	10453.9	1112.0	2003.4	1482.3	548.60

2004:	Quarter 1	10357.7	1126.2	1994.2	1585.3	562.20
	Quarter 2	10435.5	1140.8	2047.8	1437.8	546.62
	Quarter 3	10080.3	1114.6	1896.8	1495.1	556.00
	Quarter 4	10783.0	1211.9	2175.4	1605.6	595.10

2005:	Quarter 1	10503.8	1180.6	1999.2	1516.6	551.00
	Quarter 2	10275.0	1191.3	2057.0	1577.1	563.27
	Quarter 3	10568.7	1228.8	2151.7	1527.2	546.30
	Quarter 4	10717.5	1248.3	2205.3	1616.4	582.80

2006:	Quarter 1	11109.3	1294.8	2339.8	1661.1	595.50
	Quarter 2	11150.2	1270.2	2172.1	1717.9	601.14
	Quarter 3	11679.1	1335.9	2258.4	1727.1	634.00
	Quarter 4	12463.2	1418.3	2415.3	1829.3	658.60

2007:	Quarter 1	12354.4	1420.9	2421.6	1703.6	634.40
	Quarter 2	13408.6	1503.4	2603.2	1645.9	622.63
	Quarter 3	13895.6	1526.8	2701.5	1523.3	595.80
	Quarter 4	13264.8	1468.4	2652.3	1058.0	492.85

2008:	Quarter 1	12262.9	1322.7	2279.1	1001.5	442.5
	Quarter 2	11350.0	1280.0	2293.0	822.6	332.2
	Quarter 3	10850.7	1166.4	2082.3	760.1	414.8
	Quarter 4	8776.4	903.3	1577.0	653.9	268.3

2009:	Quarter 1	7608.9	797.9	1528.6	542.8	170.1
	Quarter 2	8447.0	919.3	1835.0	538.8	227.6
	Quarter 3	9712.3	1057.1	2122.4	561.4	282.9
	Quarter 4	10428.1	1115.1	2269.2	587.0	260.8

2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
As of Aug. 20, 2010		10215.6	1071.7	2179.8	538.6	248.0

(1)	End of period data.

Sources: SNL Financial and The Wall Street Journal.

EXHIBIT IV-3
Historical Thrift Stock Indices

Index Values

	Index Values					Price Appreciation (%)
	07/30/10	06/30/10	12/31/09	07/31/09	1 Month	YTD	LTM

All Pub. Traded Thrifts	585.7	564.5	587.0	571.1	3.76	-0.21	2.55
MHC Index	3,058.5	3,070.1	2,962.4	2,943.6	-0.38	3.24	3.90

Stock Exchange Indexes
NYSE-Alt Thrifts	294.9	293.9	331.6	358.2	0.36	-11.07	-17.66
NYSE Thrifts	121.5	110.8	110.2	93.5	9.63	10.24	29.87
OTC Thrifts	1,551.8	1,520.1	1,597.4	1,598.3	2.08	-2.86	-2.91

Geographic Indexes
Mid-Atlantic Thrifts	2,529.6	2,413.0	2,420.4	2,260.5	4.83	4.51	11.90
Midwestern Thrifts	2,024.4	2,032.3	2,084.0	2,268.2	-0.39	-2.86	-10.75
New England Thrifts	1,550.9	1,486.2	1,682.2	1,700.9	4.35	-7.80	-8.82
Southeastern Thrifts	252.4	248.2	238.6	308.7	1.69	5.78	-18.24
Southwestern Thrifts	302.9	302.4	339.0	352.6	0.16	-10.64	-14.08
Western Thrifts	53.5	50.3	56.6	45.4	6.48	-5.40	17.89

Asset Size Indexes
Less than $250M	768.8	767.0	810.0	965.0	0.25	-5.08	-20.33
$250M to $500M	2,432.8	2,460.4	2,247.4	2,346.0	-1.12	8.25	3.70
$500M to $1B	1,117.6	1,105.1	1,096.7	1,192.8	1.14	1.91	-6.30
$1B to $5B	1,437.9	1,380.8	1,393.3	1,508.6	4.14	3.20	-4.68
Over $5B	296.5	285.1	301.5	280.6	4.00	-1.66	5.69

Pink Indexes
Pink Thrifts	143.0	146.5	142.1	162.1	-2.39	0.64	-11.80
Less than $75M	423.6	446.0	406.8	491.6	-5.03	4.11	-13.85
Over $75M	143.5	146.9	142.8	162.5	-2.26	0.49	-11.64

Comparative Indexes
Dow Jones Industrials	10,465.9	9,774.0	10,428.1	9,171.6	7.08	0.36	14.11
S&P 500	1,101.6	1,030.7	1,115.1	987.5	6.88	-1.21	11.56
All SNL indexes are market-value weighted, i.e., an institution’s effect on an index is proportionate to that Institution’s market capitalization. All SNL thrift indexes, except for the SNL MHC Index, began at 100 on March 30, 1984. The SNL MHC Index began at 201.082 on Dec. 31, 1992, the level of the SNL Thrift Index on that date. On March 30, 1984, the S&P 500 closed at 159.2 and the Dow Jones Industrials stood at 1,164.9.
Mid-Atlantic: DE, DC, MD, NJ, NY, PA, PR; Midwest: IA, IL, IN, KS, KY, MI, MN, MO, ND, NE, OH, SD, WI;
New England: CT, MA, ME, NH, RI, VT; Southeast: AL, AR, FL, GA, MS, NC, SC, TN, VA, WV;
Southwest: CO, LA, NM, OK, TX, UT; West: AZ, AK, CA, HI, ID, MT, NV, OR, WA, WY

AUGUST 2010	SNLFinancial	31

EXHIBIT IV-4
Pennsylvania Thrift Acquisitions 2007 — Present

Exhibit IV-4
Pennsylvania Thrift Acquisitions 2007-Present

						Target Financial at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Short Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
08/24/2010	Pending	Customers USA Bank	PA	Berkshire Bancorp, Inc.	PA	147,083	8.04	7.78	0.07	-5.85	6.72	21.35	NA	NA	NA	NA	NA	NA	NA
08/09/2010	Pending	F.N.B. Corp.	PA	Comm Bancorp, Inc.	PA	641,765	8.36	8.31	-0.82	-9.59	3.89	80.03	67.8	39.363	126.45	127.27	NM	10.57	2.97
05/13/2010	Pending	Continental Bank Holdings Inc.	PA	First Resource Bank	PA	127,501	11.29	11.29	0.37	0.26	1.88	101.82	8.0	5.500	85.54	85.54	NM	6.27	NM
05/05/2010	Pending	Northwest Bancshares, Inc.	PA	NexTier Incorporated	PA	588,015	4.15	3.32	-2.35	-35.67	6.13	34.12	20.3	200.000	83.13	105.04	NM	3.46	0.20
04/19/2010	Pending	Donegal Group Inc.	PA	Union National Financial Corporation	PA	489,644	6.40	6.40	-0.14	-2.26	2.83	72.92	25.2	8.219	80.26	80.26	NM	5.59	NM
12/27/2009	Pending	Tower Bancorp Inc.	PA	First Chester County Corporation	PA	1,306,681	6.23	5.64	-0.35	-2.65	2.72	72.12	64.8	10.215	81.01	90.16	NM	4.96	NM
11/03/2009	07/01/2010	Bryn Mawr Bank Corp.	PA	First Keystone Financial, Inc.	PA	525,376	6.22	6.22	-0.55	-8.87	0.58	115.44	32.8	13.426	99.90	99.90	NM	6.24	NA
06/16/2009	07/01/2010	Fidelity S&L Assn.	PA	Croydon Savings Bank	PA	12,917	7.60	7.60	-1.56	-17.00	11.63	24.50	NA	NA	NA	NA	NA	NA	NA
01/29/2009	10/23/2009	Northwest Bancorp Inc. (MHC)	PA	Keystone State Savings Bank	PA	25,650	14.71	14.71	-0.27	-1.83	0.00	NA	NA	NA	NA	NA	NA	NA	NA
10/13/2008	01/30/2009	Banco Santander S.A.	PA	Sovereign Bancorp, Inc.	PA	77,321,406	9.49	4.92	-3.05	-30.08	0.91	150.03	1,909.9	3.810	35.41	68.40	NM	3.27	NA
05/20/2008	12/05/2008	Harleysville National Corp.	PA	Willow Financial Bancorp, Inc.	PA	1,568,858	12.74	6.19	0.37	2.88	0.30	270.17	161.5	10.235	79.65	175.85	26.24	10.29	7.34
02/25/2008	10/17/2008	Sharon MHC	PA	Morton Savings Bank	PA	19,484	5.74	5.74	-0.66	-10.79	0.00	NA	NA	NA	NA	NA	NA	NA	NA
09/06/2007	02/01/2008	National Penn Bancshares Inc.	PA	KNBT Bancorp, Inc.	PA	2,888,789	12.19	7.90	0.68	5.56	0.15	407.84	460.1	17.119	126.34	204.67	22.82	15.93	13.14
04/30/2007	04/30/2007	Franklin Security Bancorp Inc.	PA	Guard Security Bank	PA	79,471	8.50	8.48	-0.81	-9.19	0.00	NA	NA	NA	NA	NA	NA	NA	NA

				Average:		6,124,474	8.69	7.46	-0.65	-8.93	2.70	122.76	305.60	34.21	88.63	115.23	24.53	7.40	5.91
				Median:		507,510	8.20	7.00	-0.45	-7.36	1.40	80.03	64.80	10.24	83.13	99.90	24.53	6.24	5.16
Source: SNL Financial, LC.

EXHIBIT IV-5
Alliance Bancorp, Inc.
Director and Senior Management Summary Resumes

Exhibit IV-5
Alliance Bancorp, Inc.
Senior and Senior Management Summary Resumes

		Principal Occupation During	Year Term	Director
Name	Age	the Past Five Years/Public Directorships	Expires	Since(1)
J. William Cotter, Jr.	67	Chairman and a partner in Title Alliance. Ltd., a management company located in Media, Pennsylvania. Also the owner of Real Alliances, LLC. a consulting company located in Media, Pennsylvania, and a Director of J.M. Oliver Heating and Air Conditioning Company, Morton, Pennsylvania. Also serves as a director of Aklero, Radnor. Pennsylvania, a company which reviews and reports on the accuracy of mortgage files. Previously, Mr. Cotter served as Chief Executive Officer of T.A. Title Insurance Co., Media, Pennsylvania from 1979 until his retirement in December 2006.	2012	1986

Dennis D. Cirucci	59	President and Chief Executive Officer of Alliance Bancorp since January 2007 and Chief Executive Officer of Alliance Bank since April 2005 and President of Alliance Bank since April 2003. Also the Chief Operating Officer of Alliance Bank between April 1997 and April 2005 and Executive Vice President of Alliance Bank between April 1997 and April 2003. Between January 1993 and April 1997 served as Executive Vice President, Treasurer and Chief Financial Officer of Alliance Bank. Between 1983 and 1993, served as Alliance Bank’s Treasurer and Chief Financial Officer. Prior thereto, employed as a certified public accountant with the accounting firm of Deloitte & Touche LLP.	2013 (2)	1995

Timothy E. Flatley	51	President. Owner and Founder of Sterling Investment Advisors. Ltd. since 2000.	2011	2005

William E. Hecht	63	Chairman of the Board of Alliance Bancorp since April 2000. Served as Chief Executive Officer of Alliance Bank between January 1990 and April 2005. Also, served as President of Alliance Bank between January 1, 1990 and April 2003. Prior thereto, was Senior Vice President and served Alliance Bank in various positions beginning in 1972.	2012	1988

Exhibit IV-5 (continued)
Alliance Bancorp, Inc.
Senior and Senior Management Summary Resumes

		Principal Occupation During	Year Term	Director
Name	Age	the Past Five Years/Public Directorships	Expires	Since(1)
Peter J. Meier	55	Executive Vice President and Chief Financial Officer of Alliance Bancorp since January 2007 and Executive Vice President of Alliance Bank since April 2003 and Chief Financial Officer of Alliance Bank since April 1997. Also served as Senior Vice President of Alliance Bank between April 1997 and April 2003. Joined Alliance Bank in 1995 as Vice President of Finance. Prior to joining Alliance Bank, employed by other financial institutions and also worked at Deloitte & Touche LLP in public accounting specializing in financial institutions.	2011	2005

G. Bradley Rainer	63	Partner in the law firm of Reger Rizzo & Darnall LLP. Philadelphia, Pennsylvania, Mr. Rainer chairs the Estates and Trusts Department of the firm and practices primarily in the estate planning and business areas, From 1993 until 2007, was a principal in the law firm of Eckell Sparks Levy Auerbach Monte Rainer & Sloane. P.C., Media, Pennsylvania. Also is an adjunct professor at Temple University School of Law, where he teaches Transactional Practice, a seminar course integrating business law, trusts and estates law and professional responsibility and Planning for the Family that Owns and Operates a Business, a Masters program course.	2013	2003

John A. Raggi	67	Vice President of Sales. Alcom Printing Group, Broomall, Pennsylvania, since 1962.	2012	1992

Philip K. Stonier	70	Self-employed as an Individual Practitioner Business Consultant and Tax Preparer since June 2000. Prior thereto, the Treasurer, Financial Vice President and Chief Operating Officer for A&L Handles. Inc., Pottstown. Pennsylvania since 1981. A&L Handles, Inc. develops and manufactures caps and handles for tools. Prior to 1981. Mr. Stonier served as a partner in a small accounting firm.	2011	2002

R. Cheston Woolard	57	Managing partner of Woolard, Krajnik, Masciangelo, LLP, a certified public accounting firm with offices in Montgomery and Chester Counties, Pennsylvania. Member of the American and Pennsylvania Institutes of Certified Public Accountants and the Affordable Housing Association of Certified Public Accountants. Also Chairman of the West Whiteland Municipal Services Commission and Treasurer of the Downingtown Area Regional Authority.	2013	2004

(1)	Includes service as a director of Alliance Bank.

(2)	Mr. Cirucci currently serves as a director of Alliance Bancorp in the class whose terms are scheduled to expire in 2011. In order to make the number of directors in each class of Alliance Bancorp-New as nearly equal as possible, as required by the bylaws. Mr. Cirucci has been appointed to the class of 2013.

EXHIBIT IV-6
Alliance Bancorp, Inc.
Pro Forma Regulatory Capital Ratios

Exhibit IV-6
Alliance Bancorp, Inc.
Pro Forma Regulatory Capital Ratios

			Pro Forma at June 30, 2010
									15% Above
			Minimum of		Midpoint of		Maximum of		Maximum of
			Offering Range		Offering Range		Offering Range		Offering Range
	Alliance Bank Historical at		2,635,000 Shares		3,100,000 Shares		3,565,000 Shares		4,099,750 Shares
	June 30, 2010		At $10.00 per Share		At $10.00 Per Share		at $10.00 Per Share		at $10.00 Per Share
	(Unaudited)
		Percent		Percent		Percent		Percent		Percent
		of		of		of		of		of
	Amount	Assets (1)	Amount	Assets	Amount	Assets	Amount	Assets	Amount	Assets
	(Dollars in Thousands)
GAAP capital	$46,796	10.44%	$62,769	13.48%	$64,474	13.79%	$66,179	14.10%	$68,140	14.45%
Tier 1 capital:
Actual	$47,117	10.05%	$63,090	12.98%	$64,795	13.28%	$66,500	13.57%	$68,461	13.91%
Requirement	18,755	4.00	19,443	4.00	19,519	4.00	19,596	4.00	19,685	4.00

Excess	$28,362	6.05%	$43,647	8.98%	$45,276	9.28%	$46,904	9.57%	$48,776	9.91%

Tier 1 risk-based capital:
Actual	$47,117	16.06%	$63,090	21.26%	$64,795	21.81%	$66,500	22.35%	$68,461	22.98%

Requirement	11,733	4.00	11,870	4.00	11,886	4.00	11,901	4.00	11,919	4.00

Excess	$35,384	12.06%	$51,220	17.26%	$52,909	17.81%	$53,599	18.35%	$56,542	18.98%

Total capital:
Actual	$50,790	17.32%	$66,763	22.50%	$68,468	23.04%	$70,173	23.59%	$72,134	24.21%
Requirement	23,466	8.00	23,741	8.00	23,771	8.00	23,802	8.00	23,837	8.00

Excess	$27,324	9.32%	$43,022	14.50%	$44,697	15.04%	$46,371	15.59%	$48,297	16.21%

Reconciliation of capital infused into Alliance Bank:
Net proceeds infused			$12,036		$14,269		$16,502		$19,070
Less:
Common stock acquired by employee stock ownership plan			(1,221)		(1,437)		(1,652)		(1,900)
Less:
Shares acquired by stock recognition plan			(1,771)		(2,083)		(2,396)		(2,755)
Plus:
Net assets received from mutual holding company			6,929		6,929		6,929		6,929

Pro forma increase in GAAP and regulatory capital			$15,973		$17,678		$19,383		$21,344

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.

EXHIBIT IV-7
Alliance Bancorp, Inc.
Pro Forma Analysis Sheet

EXHIBIT IV-7
PRO FORMA ANALYSIS SHEET
Alliance Bancorp, Inc.
Prices as of August 20, 2010

			Subject		Peer Group				Pennsylvania Companies				All Public Thrifts
Valuation Midpoint Pricing Multiples		Symbol	at Midpoint		Mean		Median		Mean		Median		Mean		Median
Price-earnings multiple	=	PIE	65.94	x	16.11	x	14.55	x	20.76	x	20.72	x	18.54	x	15.93	x
Price-core earnings multiple	=	P/CE	64.07	x	18.93	x	17.89	x	19.92	x	19.91	x	17.98	x	17.19	x
Price-book ratio	=	P/B	64.69%		81.26%		81.87%		77.82%		82.98%		70.74%		68.12%
Price-tangible book ratio	=	P/TB	64.69%		90.93%		86.75%		85.01%		85.70%		78.82%		75.42%
Price-assets ratio	=	P/A	10.84%		7.75%		6.46%		6.88%		7.96%		8.20%		6.96%
Valuation Parameters

Pre-Conversion Earnings (Y)	$787,000	(12Mths 6/10)	ESOP Stock (% of Offering + Foundation) (E)	4.63%
Pre-Conversion Core Earnings (YC)	$810,000	(12Mths 6/10)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$55,495,773	(2)	ESOP Amortization (T)	20.00	Years
Pre-Conv. Tang. Book Value (B)	$55,495,773	(2)	RRP (% of Offering + Foundation (M)	6.72%
Pre-Conversion Assets (A)	$455,374,773	(2)	RRP Vesting (N)	5.00	Years
Reinvestment Rate (R)	2.60%		Fixed Expenses	$1,240,000
Tax rate (TAX)	34.00%		Variable Expenses (Blended Commission %)	3.94%
After Tax Reinvest. Rate (R)	1.72%		Percentage Sold (PCT)	59.5187%
Est. Conversion Expenses (1)(X)	7.94%	(1)	MHC net assets	$6,928,773
Insider Purchases	$355,000		Options as (% of Offering + Foundation) (O1)	10.00%
Price/Share	$10.0		Estimated Option Value (O2)	31.30%
MHC Cash Assets (MHC CASH)	$4,286,000		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contribution (FS)	$—		% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$—
Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y + MHC CASH * R)	V=	$52,084,490

		1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

2.	V=	P/Core E * (YC- MHC CASH *R)	V=	$52,084,490

		1 - P/Core E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*04)*(O1*O2/03)))

3.	V=	P/B * (B+FT) 1 - P/B * PCT * (1-X-E-M)	V=	$52,084,490

4.	V=	P/TB * (B+FT) 1 - P/TB * PCT * (1-X-E-M)	V=	$52,084,490

5.	V=	P/A * (A+FT) 1 - P/A * PCT * (1-X-E-M)	V=	$52,084,490
Shares

		2nd Step	Full	Plus:	Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization	Exchange
Conclusion	Offering Shares	Shares	Shares	Shares	Shares	Ratio
Supermaximum	4,099,750	2,788,424	6,888,174	0	6,888,174	1.0317
Maximum	3,565,000	2,424,717	5,989,717	0	5,989,717	0.8971
Midpoint	3,100,000	2,108,449	5,208,449	0	5,208,449	0.7801
Minimum	2,635,000	1,792,182	4,427,182	0	4,427,182	0.6631
Market Value

		2nd Step	Full		Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization
Conclusion	Offering Value	Shares Value	$ Value	$ Value	$ Value
Supermaximum	$40,997,500	$27,884,240	$68,881,740	$0	$68,881,740
Maximum	$35,650,000	$24,247,170	$59,897,170	0	$59,897,170
Midpoint	$31,000,000	$21,084,490	$52,084,490	0	$52,084,490
Minimum	$26,350,000	$17,921,820	$44,271,820	0	$44,271,820

(1)	Estimated offering expenses at midpoint of the offering.

(2)	Includes the effect of consolidating negative $5 thousand of net assets at the MHC level.

EXHIBIT IV-8
Alliance Bancorp, Inc.
Pro Forma Effect of Conversion Proceeds

Exhibit IV-8
PRO FORMA EFFECT OF CONVERSION PROCEEDS
Alliance Bancorp, Inc.
At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$44,271,820
	Exchange Ratio	0.66310

	2nd Step Offering Proceeds	$26,350,000
	Less: Estimated Offering Expenses	2,278,240

	2nd Step Net Conversion Proceeds (Including Foundation)	$24,071,760

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$24,071,760
	Less: ESOP Stock Purchases (1)	(1,221,002)
	Less: RRP Stock Purchases (2)	(1,770,873)

	Net Proceeds	$21,079,885
	Plus: MHC Assets Available For Reinvestment	4,286,000

		$25,365,885
	Estimated after-tax net incremental rate of return	1.72%

	Earnings Increase	$435,279
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(40,293)
	Less: RRP Vesting (3)	(233,755)
	Less: Option Plan Vesting (4)	(150.930)

	Net Earnings Increase	$10,300

			Net
		Before	Earnings	After
		Conversion	Increase	Conversion
3.	Pro Forma Earnings
	12 Months ended June 30, 2010 (reported)	$787,000	$10,300	$797,300
	12 Months ended June 30, 2010 (core)	$810,000	$10,300	$820,300

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	and Other	Conversion
4.	Pro Forma Net Worth
	June 30, 2010	$55,495,773	$21,079,885	$—	$76,575,658
	June 30, 2010 (Tangible)	$55,495,773	$21,079,885	$0	$76,575,658

		Before	Net Cash	Tax Benefit	After
		Conversion	Proceeds	and Other	Conversion
5.	Pro Forma Assets
	June 30, 2010	$455,374,773	$21,079,885	$0	$476,454,658

(1)	Includes ESOP purchases of 6% of the second step offering.

(2)	Includes RRP purchases of 4% of the second step offering.

(3)	ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 34.00%

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8
PRO FORMA EFFECT OF CONVERSION PROCEEDS
Alliance Bancorp, Inc.
At the Midpoint of the Range

1. Fully Converted Value and Exchange Ratio
Fully Converted Value	$52,084,490
Exchange Ratio	0.78012

2nd Step Offering Proceeds	$31,000,000
Less: Estimated Offering Expenses	2,462,085

2nd Step Net Conversion Proceeds (Including Foundation)	$28,537,915

2. Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds	$28,537,915
Less: ESOP Stock Purchases (1)	(1,436,473)
Less: RRP Stock Purchases (2)	(2,083,380)

Net Proceeds	$25,018,062
Plus: MHC Assets Available For Reinvestment	4,286,000

Net Cash Proceeds	$29,304,062
Estimated after-tax net incremental rate of return	1.72%

Earnings Increase	$502,858
Less: Consolidated interest cost of ESOP borrowings	0
Less: Amortization of ESOP borrowings(3)	(47,404)
Less: RRP Vesting (3)	(275,006)
Less: Option Plan Vesting (4)	(177,565)

Net Earnings Increase	$2,883

		Net
	Before	Earnings	After
	Conversion	Increase	Conversion
3. Pro Forma Earnings
12 Months ended June 30, 2010 (reported)	$787,000	$2,883	$789,883
12 Months ended June 30, 2010 (core)	$810,000	$2,883	$812,883

	Before	Net Cash	Tax Benefit	After
	Conversion	Proceeds	of Foundation	Conversion
4. Pro Forma Net Worth
June 30, 2010	$55,495,773	$25,018,062	$—	$80,513,835
June 30, 2010 (Tangible)	$55,495,773	$25,018,062	$—	$80,513,835

	Before	Net Cash	Tax Benefit	After
	Conversion	Proceeds	of Foundation	Conversion
5. Pro Forma Assets
June 30, 2010	$455,374,773	$25,018,062	$—	$480,392,835

(1)	Includes ESOP purchases of 6% of the second step offering.

(2)	Includes RRP purchases of 4% of the second step offering.

(3)	ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 34.00%

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8
PRO FORMA EFFECT OF CONVERSION PROCEEDS
Alliance Bancorp, Inc.
At the Maximum of the Range

1. Fully Converted Value and Exchange Ratio
Fully Converted Value	$59,897,170
Exchange Ratio	0.89714

2nd Step Offering Proceeds	$35,650,000
Less: Estimated Offering Expenses	2.645.931

2nd Step Net Conversion Proceeds (Including Foundation)	$33,004,069

2. Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds	$33,004,069
Less: ESOP Stock Purchases (1)	(1,651,944)
Less: RRP Stock Purchases (2)	(2.395.887)

Net Proceeds	$28,956,238
Plus: MHC Assets Available For Reinvestment	4.286.000

Net Cash Proceeds	$33,242,238
Estimated after-tax net incremental rate of return	1.72%

Earnings Increase	$570,437
Less: Consolidated interest cost of ESOP borrowings	0
Less: Amortization of ESOP borrowings(3)	(54,514)
Less: RRP Vesting (3)	(316,257)
Less: Option Plan Vesting (4)	(204.200)

Net Earnings Increase	$(4,534)

		Net
	Before	Earnings	After
	Conversion	Increase	Conversion
3. Pro Forma Earnings
12 Months ended June 30, 2010 (reported)	$787,000	($4,534)	$782,466
12 Months ended June 30, 2010 (core)	$810,000	($4,534)	$805,466

	Before	Net Cash	Tax Benefit	After
	Conversion	Proceeds	of Foundation	Conversion
4. Pro Forma Net Worth
June 30, 2010	$55,495,773	$28,956,238	$—	$84,452,011
June 30, 2010 (Tangible)	$55,495,773	$28,956,238	$0	$84,452,011

	Before	Net Cash	Tax Benefit	After
	Conversion	Proceeds	of Foundation	Conversion
5. Pro Forma Assets
June 30, 2010	$455,374,773	$28,956,238	$0	$484,331,011

(1)	Includes ESOP purchases of 6% of the second step offering.

(2)	Includes RRP purchases of 4% of the second step offering.

(3)	ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 34.00%

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

Exhibit IV-8
PRO FORMA EFFECT OF CONVERSION PROCEEDS
Alliance Bancorp, Inc.
At the Supermaximum Value

1. Fully Converted Value and Exchange Ratio
Fully Converted Value	$68,881,740
Exchange Ratio	1.03171

2nd Step Offering Proceeds	$40,997,500
Less: Estimated Offering Expenses	2,857,353

2nd Step Net Conversion Proceeds (Including Foundation)	$38,140,147

2. Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds	$38,140,147
Less: ESOP Stock Purchases (1)	(1,899,736)
Less: RRP Stock Purchases (2)	(2,755,270)

Net Proceeds	$33,485,142
Plus: MHC Assets Available For Reinvestment	4,286,000

Net Cash Proceeds	$37,771,142
Estimated after-tax net incremental rate of return	1.72%

Earnings Increase	$648,153
Less: Consolidated interest cost of ESOP borrowings	0
Less: Amortization of ESOP borrowings(3)	(62,691)
Less: RRP Vesting (3)	(363,696)
Less: Option Plan Vesting (4)	(234,830)

Net Earnings Increase	$(13,064)

		Net
	Before	Earnings	After
	Conversion	Increase	Conversion
3. Pro Forma Earnings
12 Months ended June 30, 2010 (reported)	$787,000	($13,064)	$773,936
12 Months ended June 30, 2010 (core)	$810,000	($13,064)	$796,936

	Before	Net Cash	Tax Benefit	After
	Conversion	Proceeds	of Foundation	Conversion
4. Pro Forma Net Worth
June 30, 2010	$55,495,773	$33,485,142	$—	$88,980,915
June 30, 2010 (Tangible)	$55,495,773	$33,485,142	$0	$88,980,915

	Before	Net Cash	Tax Benefit	After
	Conversion	Proceeds	of Foundation	Conversion
5. Pro Forma Assets
June 30, 2010	$455,374,773	$33,485,142	$0	$488,859,915

(1)	Includes ESOP purchases of 6% of the second step offering.

(2)	Includes RRP purchases of 4% of the second step offering.

(3)	ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 34.00%

(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

EXHIBIT IV-9
Peer Group Core Earnings Analysis

RP FINANCIAL, LC.
Financial Services Industry Consultants
1100 North Glebe Road, Suite 1100
Arlington, Virginia 22201
(703) 528-1700
Core Earnings Analysis
Alliance Bancorp, Inc. of PA and Comparables
For the Twelve Months Ended June 30, 2010

						Estimated
		Net Income	Less: Net	Tax Effect	Less: Extd	Core Income		Estimated
		to Common	Gains (Loss)	@ 34%	Items	to Common	Shares	Core EPS
		($000)	($000)	($000)	($000)	($000)	($000)	($)
Comparable Group

BCSB	BCSB Bancorp, Inc. of MD	-1,864	-219	74	0	-2,009	3,121	-0.64
CEBX	Central Bncrp of Somerville MA	1,820	200	-68	0	1,952	1,667	1.17
ESBK	Elmira Svgs Bank, FSB of NY	3,269	-1,209	411	0	2,471	1,959	1.26
HARL	Harleysville Svgs Fin Cp of PA	4,970	14	-5	0	4,979	3,674	1.36
MFLR	Mayflower Bancorp. Inc. of MA(1)	1,163	-798	271	0	636	2,086	0.31
NHTB	NH Thrift Bancshares of NH	6,911	-4,914	1,671	0	3,668	5,772	0.64
NFSB	Newport Bancorp, Inc. of RI	1,226	194	-66	0	1,354	3,639	0.37
ROME	Rome Bancorp, Inc. of Rome NY	3,573	-370	126	0	3,329	6,778	0.49
THRD	TF Fin. Corp. of New town PA	3,956	-831	283	0	3,408	2,685	1.27
WVFC	WVS Financial Corp. of PA(1)	905	243	-83	0	1,065	2,057	0.52

(1)	Financial information is for the quarter ending March 31, 2010.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP Financial, LC.

EXHIBIT V-1
RP® Financial, LC.
Firm Qualifications Statement

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988
FIRM QUALIFICATION STATEMENT
RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies and other financial services companies.
STRATEGIC PLANNING SERVICES
RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.
MERGER ADVISORY SERVICES
RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses and supporting the implementation of post-acquisition strategies. RP® is also expert in de novo charters, shelf charters and negotiating acquisitions of troubled institutions. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.
VALUATION SERVICES
RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, purchase accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.
OTHER CONSULTING SERVICES
RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are aided by proprietary valuation and financial simulation models.
KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (29)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (25)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (26)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (23)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (22)	(703) 647-6549	joren@rpfinancial.com
Timothy M. Biddle, Senior Vice President (19)	(703) 647-6552	tbiddle@rpfinancial.com
Janice Hollar, Senior Vice President (24)	(703) 647-6554	jhollar@rpfinancial.com

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com